UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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THE BANK OF NEW YORK MELLON CORPORATION

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LETTER FROM THE CEO

Dear Fellow Stockholder:

On behalf of the Board of Directors, we cordially invite you to our 2019 Annual Meeting of Stockholders to be held on Tuesday, April 9, 2019 at 9 a.m., Eastern time, at 240 Greenwich Street, New York, New York 10286.

At this year’s Annual Meeting, you will be asked to vote on several items, including the election of directors, our 2018 executive compensation program (the “say-on-pay vote”), an amendment to our Restated Certificate of Incorporation, The Bank of New York Mellon Corporation 2019 Long-Term Incentive Plan (the “2019 LTIP” or “2019 Long-Term Incentive Plan”) and a stockholder proposal, if properly presented. Detailed information about the director nominees, including their specific experience and qualifications, begins on page 9. Our Compensation Discussion and Analysis, which explains our continued commitment to pay for performance, alignment with stockholders’ interests and appropriate risk-taking in the context of our 2018 incentive compensation decisions, begins on page 35. A discussion of the proposed amendment to our Restated Certificate of Incorporation begins on page 67. A summary of the key terms of the 2019 LTIP and our reasons for recommending stockholder approval of the plan begins on page 69. We appreciate the opportunity to provide you with these details of your Board’s actions in 2018 and recommendations for 2019. We encourage you to read the proxy statement carefully for more information.

Your vote is important to us, and we hope that you will participate in the Annual Meeting, either by attending and voting in person or by voting as promptly as possible through any of the acceptable means described in this proxy statement. Instructions on how to vote begin on page 85. You may also listen to the meeting at https://www.bnymellon.com/us/en/investor-relations/index.jsp.

Thank you for your continued support of BNY Mellon, and we look forward to seeing you at the Annual Meeting.

Sincerely,

CHARLES W. SCHARF

Chairman and Chief Executive Officer

[March 8, 2019]

BNY Mellon	2019 Proxy Statement	1

NOTICE OF ANNUAL MEETING

TUESDAY, APRIL 9, 2019

9:00 a.m., Eastern time

240 Greenwich Street, New York, New York 10286

Record Date: February 12, 2019

AGENDA	BOARD RECOMMENDATION

1. To elect the 12 nominees named in this proxy statement to serve on our Board of Directors until the 2020 Annual Meeting	FOR each director nominee

2. To provide an advisory vote for approval of the 2018 compensation of our named executive officers, as disclosed in this proxy statement	FOR

3. To ratify the appointment of KPMG LLP as our independent auditor for 2019	FOR

4. To approve an amendment to our Restated Certificate of Incorporation to enhance stockholder written consent rights	FOR

5. To approve the 2019 Long-Term Incentive Plan	FOR

6. To consider a stockholder proposal regarding a pay equity report, if properly presented	AGAINST

We will also act on any other business that is properly raised.

[March 8, 2019]

By Order of the Board of Directors,

J. KEVIN McCARTHY

General Counsel & Corporate Secretary

IT IS IMPORTANT THAT YOU CAREFULLY READ YOUR PROXY STATEMENT AND VOTE.

VIA THE INTERNET Visit the website listed on your proxy card	BY TELEPHONE Call the telephone number listed on your proxy card	IN PERSON Attend the Annual Meeting (see page 85 for more information)	BY MAIL Mail in a completed proxy card

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be held on April 9, 2019: Our 2019 proxy statement and 2018 Annual

Report to stockholders are available at https://www.bnymellon.com/proxy.

2	BNY Mellon	2019 Proxy Statement

INTRODUCTION

The following information is presented to provide context for the operation of our pay program which is discussed throughout our Compensation Discussion and Analysis beginning on page 35 of this proxy statement.

2018 Performance Highlights

EPS	OEPS*

* For a reconciliation and explanation of this non-GAAP measure, see Annex A.

Strong Multi-Year Relative TSR	Returned Significant Value to Stockholders
** Total does not foot due to rounding.

BNY Mellon	2019 Proxy Statement	3

INTRODUCTION

DIRECTOR NOMINEES

Our directors contribute to the strength of our Board through the variety of their experience, diversity, differing perspectives and institutional knowledge.

COMMITTEE MEMBERSHIPS

Name and Occupation(1) Director Since Independent Audit Finance Human Res. & Comp. Risk Technology Other Current Public Company Boards Steven D. Black Co-CEO of Bregal Investments 2018 Linda Z. Cook Partner and Managing Director of EIG Global Energy Partners and CEO of Harbour Energy, Ltd. 2016 Joseph J. Echevarria Retired CEO of Deloitte LLP 2015 Edward P. Garden Chief Investment Officer and Founding Partner of Trian Fund Management, L.P. 2014 Jeffrey A. Goldstein Chairman, SpringHarbor Holding Company LLC, and a Senior Advisor, Hellman & Friedman LLC 2014 John M. Hinshaw Former EVP and Chief Customer Officer of Hewlett Packard Enterprise Company 2014 Edmund F. "Ted" Kelly Retired Chairman of Liberty Mutual Group 2004 Jennifer B. Morgan Executive Board member of SAP and President of SAP Americas and Asia Pacific Japan, Global Customer Operations 2016 Elizabeth E. Robinson Retired Global Treasurer of The Goldman Sachs Group, Inc. 2016 Charles W. Scharf Chairman & CEO of The Bank of New York Mellon Corporation 2017 Samuel C. Scott III Retired Chairman, President & CEO of Ingredion Incorporated 2003 Alfred "Al" W. Zollar(4) Executive Partner at Siris Capital Group, LLC N/A Corp. Gov., Nom. & Social Resp.

(1)

Mark A. Nordenberg, currently a member of our Audit, Corporate Governance, Nominating and Social Responsibility and Technology Committees, is retiring as a director of our company effective April 9, 2019, immediately after our 2019 Annual Meeting. John A. Luke, Jr. retired as a director of our company effective April 10, 2018, immediately after our 2018 Annual Meeting.

(2)	Subject to his election at our 2019 Annual Meeting, it is expected that Mr. Black will be appointed to serve as a member of our Risk Committee.

(3)	Lead Director.

(4)	Financial expert.

(5)

Alfred W. Zollar is a nominee who does not currently serve on our Board of Directors. Subject to his election at our 2019 Annual Meeting, it is expected that Mr. Zollar will be appointed to serve as a member of our Audit and Technology Committees.

4	BNY Mellon	2019 Proxy Statement

INTRODUCTION

COMMITTEES

Audit	Human Resources and Compensation

Chair: Joseph J. Echevarria

Members: Linda Z. Cook, Jennifer B. Morgan, Mark A. Nordenberg, Samuel C. Scott III

2018 Meetings: 13

Key Responsibilities: Overseeing our registered independent public accountants, internal audit function, and internal controls over financial statements and reports; and reviewing forecasts and budgets, capital expenditures, expense management programs, net interest revenue plans and investment portfolio activities.

Chair: Edward P. Garden

Members: Steven D. Black, Jeffrey A. Goldstein, Edmund F. “Ted” Kelly, Samuel C. Scott III

2018 Meetings: 6

Key Responsibilities: Overseeing employee compensation and benefits, management development and succession and diversity and inclusion programs; and administering our incentive compensation plans, including equity incentive compensation plans.

Corporate Governance, Nominating and Social Responsibility	Risk

Chair: Samuel C. Scott III

Members: Steven D. Black, Linda Z. Cook, Joseph J. Echevarria, Edward P. Garden, Mark A. Nordenberg

2018 Meetings: 5*

Key Responsibilities: Identifying, reviewing and recommending to the Board potential directors, and reviewing non-employee director compensation; maintaining our Corporate Governance Guidelines; overseeing annual Board and committee evaluations; reviewing structure, responsibilities and membership of committees; overseeing Community Reinvestment Act and Fair Lending compliance; overseeing our sustainability and corporate social responsibility efforts; and promoting a culture of exemplary corporate citizenship.

Chair: Edmund F. “Ted” Kelly

Members: Edward P. Garden, Jeffrey A Goldstein, John M. Hinshaw, Elizabeth E. Robinson

2018 Meetings: 6

Key Responsibilities: Approving enterprise-wide risk management practices, our risk appetite statement and our global risk management framework; evaluating risk exposure and tolerance; and reviewing policies and practices regarding risk assessment and risk management.

Finance	Technology

Chair: Jeffrey A. Goldstein

Members: Joseph J. Echevarria, Edward P. Garden, Elizabeth E. Robinson

2018 Meetings: 9

Key Responsibilities: Monitoring and overseeing our financial resources, including our capital structure and annual capital plan, capital adequacy and capital planning process, and capital raising and capital distribution initiatives, and reviewing the financial aspects of our recovery and resolution plans.

Chair: John M. Hinshaw

Members: Jennifer B. Morgan, Mark A. Nordenberg, Elizabeth E. Robinson

2018 Meetings: 13

Key Responsibilities: Approving our technology planning and strategy; reviewing significant technology investments; and monitoring technology trends relative to our business strategy.

*	Inclusive of 2018 meetings of the Corporate Governance and Nominating Committee and the Corporate Social Responsibility Committee

BNY Mellon	2019 Proxy Statement	5

INTRODUCTION

GOVERNANCE AND COMPENSATION

Robust Stockholder Rights	Active, Independent Board	Our Culture

• No staggered board

• Our Lead Director may call a special meeting of the independent directors or full Board

• Special meeting rights for stockholders, individually or in a group, holding 20% of our outstanding common stock

• We are proposing an amendment to our Restated Certificate of Incorporation to expand stockholder written consent rights

• Proxy access allows stockholders, individually or in a group of up to 20, holding 3% of our outstanding stock for at least 3 years to nominate up to 20% of the Board

• No plurality voting in uncontested director elections (each director must be elected by majority of votes cast)

• No supermajority voting: stockholder actions require only majority of votes cast (not majority of shares present and entitled to vote)

• No “poison pill” (stockholders’ rights plan)

• Active engagement with stakeholders

• Independent board: comprised solely of independent directors, other than our CEO, and meets in regular executive sessions

• Independent Lead Director: annually selected by independent directors, empowered with broad authority

• Board succession and refreshment: led by the Corporate Governance, Nominating and Social Responsibility Committee recruiting efforts, our Board has added eight independent directors since 2014

• High rate of attendance: average 2018 attendance at Board and committee meetings was 94.3%

• A substantial portion of director compensation is paid in equity all of which is required to be retained until retirement

• Risk-aware: we protect against excessive risk-taking through multiple lines of defense, including Board oversight

• Honest and accountable: our codes of conduct apply to all employees and directors, providing a framework for ethical conduct

• Innovative and evolving: we encourage directors to participate in continuing education programs, and continue to enhance our integrated learning and development platform for employees through BNY Mellon University

• Committed to a robust corporate governance framework: we signed, and committed to apply, the Commonsense Principles 2.0, a public statement of corporate governance principles intended to provide a framework for sound, long-term-oriented governance

6	BNY Mellon	2019 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Item 1. Election of Directors

RESOLUTION	Page 8

NOMINEES	Page 9
Director Qualifications	Page 15
Majority Voting Standard	Page 17

CORPORATE GOVERNANCE AND BOARD INFORMATION	Page 18
Our Corporate Governance Practices	Page 18
Board Leadership Structure	Page 21
Director Independence	Page 22
Oversight of Risk	Page 24
Board Meetings and Committee Information	Page 25
Compensation Consultants to the HRC Committee	Page 29
Contacting the Board	Page 30

DIRECTOR COMPENSATION	Page 31

BNY Mellon	2019 Proxy Statement	7

ITEM 1. ELECTION OF DIRECTORS	> Resolution

Proposal

We are asking stockholders to elect the 12 nominees named in this proxy statement to serve on the Board of Directors of The Bank of New York Mellon Corporation (the “company,” “BNY Mellon,” “we” or “us”) until the 2020 Annual Meeting of stockholders or until their successors have been duly elected and qualified.

Background

• 11 nominees currently serve on our Board of Directors. Mr. Zollar is a nominee who does not currently serve on our Board of Directors.

• 11 nominees are independent, and one nominee serves as the company’s Chairman and Chief Executive Officer.

• The Board and the Corporate Governance, Nominating and Social Responsibility Committee (“CGNSR Committee”) have concluded that each of our nominees should be recommended for re-nomination as a director as described on page 16 after considering, among other things, the nominee’s (1) professional background and experience, (2) senior level policy-making positions, (3) other public company board experience, (4) diversity, (5) intangible attributes, (6) prior BNY Mellon Board experience, and (7) Board attendance and participation, as applicable.

The Board of Directors recommends that you vote “FOR” each of the nominees described below.

• The nominees have skills and expertise in a wide range of areas, including technology, accounting, private equity, financial regulation, financial services, global management, insurance, risk management and legal matters.

• The nominees are able to devote the necessary time and effort to BNY Mellon matters.

Voting

We do not know of any reason why any nominee named in this proxy statement would be unable to serve as a director if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as may be nominated in accordance with our by-laws, as described on page 17. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Each director will be elected if more votes are cast “for” the director’s election than are cast “against” the director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” the director’s election. Pursuant to our Corporate Governance Guidelines, if any incumbent director fails to receive a majority of the votes cast, the director will be required to tender his or her resignation promptly after the certification of the stockholder vote. Our CGNSR Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it, or whether other actions should be taken. More information on our voting standard and the CGNSR Committee’s consideration of tendered resignations is provided on page 17 below.

8	BNY Mellon	2019 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS	> Nominees

Steven D. Black

Age 66

Independent Director since 2018

Bregal Investments Co-Chief Executive Officer

Committees: Corporate Governance, Nominating and Social Responsibility, Human Resources and Compensation

Other Current Public Company Board Service: Nasdaq, Inc.

Linda Z. Cook

Age 60

Independent Director since 2016

Partner and Managing Director, EIG Global Energy Partners and CEO of Harbour Energy, Ltd.

Retired Executive Committee Member and Director of Royal Dutch Shell plc

Committees: Audit, Corporate Governance, Nominating and Social Responsibility

Other Current Public Company Board Service: None

Mr. Black has been Co-CEO of Bregal Investments, a private equity firm, since September 2012. He was the Vice Chairman of JP Morgan Chase & Co. from March 2010 – February 2011 and a member of the firm’s Operating and Executive Committees. Prior to that position, Mr. Black was the Executive Chairman of JP Morgan Investment Bank from October 2009 – March 2010. Mr. Black served as Co-CEO of JP Morgan Investment Bank from 2004 – 2009. Mr. Black was the Deputy Co-CEO of JP Morgan Investment Bank since 2003. He also served as head of JP Morgan Investment Bank’s Global Equities business since 2000 following a career at Citigroup and its predecessor firms.

Skills and Expertise:

•	Expertise in banking, risk management and financial regulation

•	Leadership in the operations of a large global financial institution

•	Knowledge of and experience in the company’s businesses

Ms. Cook is a Partner, Managing Director and member of the Executive Committee of EIG Global Energy Partners, an investment firm focused on the global energy industry, and CEO of Harbour Energy, Ltd., an energy investment vehicle. Ms. Cook joined EIG in 2014, after spending over 29 years with Royal Dutch Shell at various companies in the U.S., the Netherlands, the United Kingdom and Canada. At her retirement from Royal Dutch Shell, Ms. Cook was a member of the Executive Committee in the Netherlands headquarters and a member of the Board of Directors. Her primary executive responsibility was Shell’s global upstream Natural Gas business in addition to oversight for Shell’s global trading business, Shell Renewable Energy, and Shell’s Downstream R&D and Major Projects organizations. Ms. Cook previously was CEO of Shell Canada Limited, CEO of Shell Gas & Power and Executive VP of Finance, Strategy and HR for Shell’s global Exploration and Production business. Ms. Cook has served as a director of the company since 2016.

Ms. Cook chairs the Board of Directors of Chrysaor Holdings Limited. Ms. Cook has previously served on the Boards of Directors of KBR, Inc., The Boeing Company, Marathon Oil Corporation, Cargill Inc., Royal Dutch Shell plc, Royal Dutch Shell Petroleum Co. NV and Shell Canada Limited. Ms. Cook is also a member of the Society of Petroleum Engineers and is a Trustee of the University of Kansas Endowment Association. Ms. Cook earned a Bachelor of Science degree in Petroleum Engineering from the University of Kansas.

Skills and Expertise:

•	International business operations experience at a senior policy-making level of a large, complex company

•	Expertise in financing, operating and investing in companies

•	Extensive service on the boards of several large public companies in regulated industries

BNY Mellon	2019 Proxy Statement	9

ITEM 1. ELECTION OF DIRECTORS > Nominees

Joseph J. Echevarria

Age 62

Independent Director since 2015; Lead Director since 2016

Retired CEO of Deloitte LLP

Committees: Audit (Chair), Corporate Governance, Nominating and Social Responsibility, Finance

Other Current Public Company Board Service: Pfizer Inc., Unum Group, Xerox Corporation

Edward P. Garden

Age 57

Independent Director since 2014

Chief Investment Officer and Founding Partner of Trian Fund Management, L.P.

Committees: Corporate Governance, Nominating and Social Responsibility, Finance, Human Resources and Compensation (Chair), Risk

Other Current Public Company Board Service: General Electric Company

Mr. Echevarria served as Chief Executive Officer of Deloitte LLP, a global provider of professional services, from 2011 until his retirement in 2014. Mr. Echevarria previously served in increasingly senior leadership positions during his 36-year career at the firm, including U.S. Managing Partner for Operations, prior to being named Chief Executive Officer. In addition to the public company board service noted above, Mr. Echevarria currently serves as a Trustee of the University of Miami. Mr. Echevarria previously served as Chairman of President Obama’s My Brother’s Keeper Alliance and as a Member of the Private Export Council, the principal national advisory committee on international trade. Mr. Echevarria has served as a director of the company since 2015. Mr. Echevarria earned his bachelor’s degree in business administration from the University of Miami.

Skills and Expertise:

•	Leadership of a large, global company

•	Financial expert, with expertise in accounting, regulatory and compliance issues

•	Senior level policy-making experience in the field of professional services

Mr. Garden has been Chief Investment Officer and Founding Partner of Trian Fund Management, L.P. (“Trian”), a multi-billion dollar asset management firm specializing in helping companies to optimize operational performance, since 2005. He has served as a director of the company since 2014.

Mr. Garden served as a director of Family Dollar Stores, Inc., a discount retailer, from September 2011 until its acquisition by Dollar Tree, Inc. in July 2015, as a director of The Wendy’s Company, a restaurant chain, from December 2004 to December 2015, and as a director of Pentair plc, an industrial manufacturing company, from May 2016 to April 2018. Previously he served as Vice Chairman and a director of Triarc Companies, Inc. from December 2004 through June 2007 and Executive Vice President from August 2003 until December 2004. From 1999 to 2003, Mr. Garden was a managing director of Credit Suisse First Boston, where he served as a senior investment banker in the Financial Sponsors Group. From 1994 to 1999, he was a managing director at BT Alex Brown, where he was a senior member of the Financial Sponsors Group and, prior to that, co-head of Equity Capital Markets. Mr. Garden graduated from Harvard College with a B.A. in Economics.

Skills and Expertise:

•	Experience in finance

•	Expertise in financing, operating and investing in companies

•	Extensive service on the boards of several large public companies

10	BNY Mellon	2019 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS > Nominees

Jeffrey A. Goldstein

Age 63

Independent Director since 2014

Chairman, SpringHarbor Holding Company LLC, Senior Advisor, Hellman & Friedman LLC and Former Under Secretary of the Treasury for Domestic Finance

Committees: Finance (Chair), Human Resources and Compensation, Risk

Other Current Public Company Board Service: None

John M. Hinshaw

Age 48

Independent Director since 2014

Former Executive Vice President and Chief Customer Officer of Hewlett Packard Enterprise Company

Committees: Risk, Technology (Chair)

Other Current Public Company Board Service: Sysco Corporation; DocuSign, Inc.

Mr. Goldstein is the Chairman of SpringHarbor Holding Company LLC, a financial services adviser and investor, and a Senior Advisor at Hellman & Friedman LLC, a private equity firm. He was the Chief Executive Officer of SpringHarbor Financial Group LLC from December 2016 through 2018. Mr. Goldstein was a Managing Director at Hellman & Friedman from 2011 to 2016 and was previously at the firm from 2004 to 2009. He was Under Secretary of the Treasury for Domestic Finance and Counselor to the Secretary of the Treasury from 2009 to 2011. Mr. Goldstein has served as a director of the company since 2014.

Mr. Goldstein worked at James D. Wolfensohn Inc. and successor firms for 15 years. When Wolfensohn & Co. was purchased by Bankers Trust in 1996, he served as co-chairman of BT Wolfensohn and as a member of Bankers Trust’s management committee. In 1999, Mr. Goldstein became a managing director of the World Bank. He also served as its Chief Financial Officer beginning in 2003. In July of 2009, President Barack Obama nominated Mr. Goldstein to be Under Secretary of the Treasury for Domestic Finance. In July 2011, Secretary of the Treasury Timothy F. Geithner awarded Mr. Goldstein with the Alexander Hamilton award, the highest honor for a presidential appointee. Earlier in his career Mr. Goldstein taught economics at Princeton University and worked at the Brookings Institution. Mr. Goldstein served on the boards of directors of Westfield Corporation from 2016 to 2018 and Edelman Financial Services, LLC from 2015 to 2018. Mr. Goldstein is a member of the Board of Directors of OM Delaware and on the Advisory Board of Promontory Financial Group, LLC. He also serves on the Board of Trustees of Vassar College. Mr. Goldstein earned a Bachelor of Arts degree from Vassar College and a Master of Arts, Master of Philosophy and a Ph.D. in economics from Yale University.

Skills and Expertise:

•	Experience in private equity

•	Expertise in the operations of large financial institutions

•	Experience in financial regulation and banking

Mr. Hinshaw served as Executive Vice President of Hewlett Packard and Hewlett Packard Enterprise from 2011 to 2016, running Technology and Operations and serving as Chief Customer Officer. Mr. Hinshaw has served as a director of the company since 2014.

Prior to joining Hewlett-Packard Company, Mr. Hinshaw served as Vice President and General Manager for Boeing Information Solutions at The Boeing Company. Before that, he served as Boeing’s Chief Information Officer and led their companywide corporate initiative on information management and information security. Mr. Hinshaw also spent 14 years at Verizon Communications where, among several senior roles, he was Senior Vice President and Chief Information Officer of Verizon Wireless, overseeing the IT function of the wireless carrier. In addition to the public company board service noted above, Mr. Hinshaw is a board member of Illumio, Inc., a provider of cyber security solutions, and a member of the Board of Advisors of Saama Technologies, Inc., a big data and advanced analytics solutions company, Diligent Corporation, a provider of board portal software, and Bridgewater Associates, LP, an investment management firm. He also is a member of the Board of Directors, and chairs the STEM Committee, for NAF, an educational non-profit organization. He received a B.B.A. in Computer Information Systems and Decision Support Sciences from James Madison University.

Skills and Expertise:

•	Technology and management expertise

•	Experience in the operations of large, complex companies

•	Leadership roles in several different industries

BNY Mellon	2019 Proxy Statement	11

ITEM 1. ELECTION OF DIRECTORS > Nominees

Edmund F. “Ted” Kelly

Age 73

Independent Director of BNY Mellon and predecessor companies since 2004

Retired Chairman of Liberty Mutual Group

Committees: Human Resources and Compensation, Risk (Chair)

Other Current Public Company Board Service: None

Jennifer B. Morgan

Age 47

Independent Director since 2016

Executive Board member of SAP and President of SAP Americas and Asia Pacific Japan, Global Customer Operations

Committees: Audit, Technology

Other Current Public Company Board Service: None

Mr. Kelly served as Chairman (from 2000 to 2013), President (from 1992 to 2010) and Chief Executive Officer (from 1998 to 2011) of Liberty Mutual Group, a multi-line insurance company. Mr. Kelly served as a director of Mellon from 2004 to 2007 and has served as a director of the company since 2007.

Mr. Kelly’s experience also includes senior-level management positions at Aetna Life & Casualty Company. Mr. Kelly was a director of Citizens Financial Group Inc., where he served as Chair of the Audit Committee and Chair of the Joint Risk Assessment Committee. Mr. Kelly was a director of EMC Corporation from 2007 until its merger with Dell Technologies Inc. in 2016. Mr. Kelly is also a member of the Board of Trustees of the Boston Symphony Orchestra; a member of the Senior Advisory Council of the New England College of Business and Finance; a member of the Bretton Woods Committee; a past member of the Board of Trustees for Boston College and former President of the Boston Minuteman Council of the Boy Scouts of America. Mr. Kelly received a Bachelor of Arts degree from Queen’s University in Belfast and a Ph.D. from the Massachusetts Institute of Technology.

Skills and Expertise:

•	Leadership of a major global company in a highly regulated industry

•	Experience in risk management

•	Senior level policy-making experience in the insurance industry

Ms. Morgan has served as a member of the Executive Board of SAP and President of SAP Americas and Asia Pacific Japan, Global Customer Operations, since 2017. Previously, she was President of SAP North America since 2014. At SAP, Ms. Morgan is responsible for the company’s strategy, revenue and customer success in the Americas and Asia Pacific Japan. Since being named President, she has led SAP’s rapid shift to the cloud in North America while helping customers achieve growth in the digital economy. Ms. Morgan served in a number of leadership roles for SAP since joining the company in 2004, including as head of SAP North America’s public sector organization and president of its Regulated Industries business unit. In these roles, Ms. Morgan was a recognized thought-leader on government and public sector technology innovation, represented SAP to the U.S. Government and testified before Congress on technology and acquisition issues. Earlier in her career, Ms. Morgan served in various management roles at Siebel Systems and Accenture. She has served as a director of the company since 2016.

Ms. Morgan is an executive advisory board member of James Madison University College of Business and a board member of NAF, an educational non-profit organization bringing education, business and community leaders together to transform the high school experience. Ms. Morgan earned a Bachelor of Business Administration degree from James Madison University.

Skills and Expertise:

•	Leadership and client experience with technology as a business driver

•	Experience in the operations at large, complex global companies

12	BNY Mellon	2019 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS > Nominees

Elizabeth E. Robinson

Age 50

Independent Director since 2016

Retired Global Treasurer of The Goldman Sachs Group, Inc.

Committees: Finance, Risk, Technology

Other Current Public Company Board Service: None

Charles W. Scharf

Age 53

Management Director since 2017

Chair and Chief Executive Officer of The Bank of New York Mellon Corporation

Committees: None

Other Current Public Company Board Service: Microsoft Corporation

Ms. Robinson served as Global Treasurer, Partner and Managing Director of The Goldman Sachs Group, Inc., the global financial services company, from 2005 to 2015. Prior to that, Ms. Robinson served in the Financial Institutions Group within the Investment Banking Division of Goldman Sachs. She has served as a director of the company since 2016.

Ms. Robinson serves on the Board of Directors of Russell Reynolds Associates and is the non-executive Chairman of the Board of Directors of BNY Mellon Government Securities Services Corp. Ms. Robinson is a trustee of Williams College and Chairman of the Board of Directors of Every Mother Counts. She was, until August 2016, a director of Goldman Sachs Bank USA and, until November 2018, a trustee of MASS MoCA. Ms. Robinson received a Bachelor of Arts degree from Williams College and an M.B.A. from Columbia University.

Skills and Expertise:

•	Experience in finance and risk management

•	Experience in financial regulation and banking

•	Leadership in the operations of a large global financial institution

Mr. Scharf has served as our Chief Executive Officer since July 2017. Mr. Scharf served as the Chief Executive Officer and a director of Visa Inc. from 2012 to 2016. Prior to that, Mr. Scharf served in several senior positions at JPMorgan Chase & Co. (from 2004 to 2011), Bank One Corporation (from 2000 to 2004), and Citigroup Inc. and its predecessors (from 1987 to 2000).

Mr. Scharf is a trustee of Johns Hopkins University and is Chairman of the New York City Ballet. Mr. Scharf received a Bachelor of Arts degree from Johns Hopkins University and an M.B.A. from New York University.

Skills and Expertise:

•	Knowledge of the company’s businesses and operations

•	Experience in banking, risk management and financial regulation

•	Leadership of a large global financial institution

BNY Mellon	2019 Proxy Statement	13

ITEM 1. ELECTION OF DIRECTORS > Nominees

Samuel C. Scott III

Age 74

Independent Director of BNY Mellon and predecessor companies since 2003

Retired Chairman, President and Chief Executive Officer of Ingredion Incorporated (formerly Corn Products International, Inc.)

Committees: Audit, Corporate Governance, Nominating and Social Responsibility (Chair), Human Resources and Compensation

Other Current Public Company Board Service: Abbott Laboratories; Motorola Solutions, Inc. (lead director)

Alfred “Al” W. Zollar

Age 64

Independent Nominee

Executive Partner at Siris Capital Group, LLC

Committees: None

Other Current Public Company Board Service: Red Hat, Inc., Public Service Enterprise Group Incorporated

Prior to his retirement in 2009, Mr. Scott served as Chairman (since 2001), Chief Executive Officer (since 2001) and President and Chief Operating Officer (since 1997) of Corn Products International, Inc., a leading global ingredients solutions provider now known as Ingredion Incorporated. Mr. Scott previously served as President of CPC International’s Corn Refining division from 1995 to 1997 and President of American Corn Refining from 1989 to 1997.

In addition to the public company board service noted above, Mr. Scott also serves on the boards of, among others, Chicago Sister Cities, Northwestern Medical Group, the Chicago Urban League, The Chicago Council on Global Affairs and Get IN Chicago. Mr. Scott received both a Bachelor of Science degree and a Master in Business Administration degree from Fairleigh Dickinson University. Mr. Scott served as a director of The Bank of New York from 2003 to 2007 and has served as a director of the company since 2007.

Skills and Expertise:

•	Senior level policy-making experience in the food industry

•	Leadership of international company

•	Financial expert with experience in the operations and management of a large public company

Mr. Zollar has served as an Executive Partner at Siris Capital Group, LLC, a private equity firm specializing in value-oriented mid-market tech buyout investments, since February 2014. Prior to that, Mr. Zollar held various senior management positions at IBM corporation during his 34-year career at the company, including most recently as General Manager of IBM Tivoli Software.

In addition to the public company board service noted above, Mr. Zollar currently serves as Executive Chairman of Pulse Secure and as a board member of Stratus Technologies. Mr. Zollar previously served as a Director of the Chubb Corporation from 2001 until 2016. Mr. Zollar is also a Harvard Fellow from the 2011 cohort of the Advanced Leadership Initiative at Harvard University and a member of the Executive Leadership Council of the National Society of Black Engineers. Mr. Zollar earned his master’s degree in applied mathematics from the University of California, San Diego.

Skills and Expertise:

•	Experience in private equity and financing, operating and investing in companies

•	Technology and information management expertise

•	Extensive service on the boards of several large public companies

14	BNY Mellon	2019 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS > Nominees

Director Qualifications

teven D. Black Linda Z. Cook Joseph J. Echevarria Edward P. Garden Jeffrey A. Goldstein John M. Hinshaw Edmund F. Ted Kelly Jennifer B. Morgan Elizabeth E. Robinson Charles W. Scharf Samuel C. Scott III Alfred Al W. Zollar* Skills and Experience Finance Leadership Technology Global Governance Risk Financial Services Experience Demographic Background Board Tenure Completed Years Gender Male Female Age Years old Race/Ethnicity African American/Black White/Caucasian Hispanic/Latino

*	Mr. Zollar is a nominee who does not yet serve on our Board of Directors.

BNY Mellon	2019 Proxy Statement	15

ITEM 1. ELECTION OF DIRECTORS > Nominees

The CGNSR Committee reviews potential director candidates and recommends to the Board individuals qualified to become Board members. The Board then nominates director candidates for election at Annual Meetings (or selects an individual or individuals to fill vacancies on the Board, as applicable). The CGNSR Committee utilizes Board-approved criteria set forth in our Corporate Governance Guidelines (see “Helpful Resources” on page 91), among other factors, in recommending nominees. Directors chosen to fill vacancies will hold office for a term expiring at the end of the next Annual Meeting.

In recommending nominees for election as directors, our CGNSR Committee considers the following with respect to Board composition:

•	Professional background and experience. The individual’s specific experience, background and education, including skills as described in the table on the prior page, as well as knowledge essential to the oversight of the company’s businesses.

•	Senior-level management positions. The individual’s sustained record of substantial accomplishments in senior-level management positions in business, government, education, technology or not-for-profit enterprises.

•	Judgment and challenge. The individual’s capability of evaluating complex business issues and making sound judgments and constructively challenging management’s recommendations and actions.

•	Diversity. The individual’s contribution to the diversity of the Board (in all aspects of that term), including differences of viewpoints, professional experience, education, skills and other demographics, such as race, gender, ethnicity and sexual orientation, as well as the variety of attributes that contribute to the Board’s collective strength.

•	Intangible attributes. The individual’s character and integrity and interpersonal skills to work with other directors on our Board in ways that are effective, collegial and responsive to the needs of the company.

•	Time. The individual’s willingness and ability to devote the necessary time and effort required for service on our Board.

•	Independence. The individual’s freedom from conflicts of interest that could interfere with their duties as a director.
•	Stockholders’ interests. The individual’s strong commitment to the ethical and diligent pursuit of stockholders’ best interests.

The CGNSR Committee seeks individuals with leadership experience in a variety of contexts and, from public company leaders, across a variety of industries. The CGNSR Committee will evaluate all candidates suggested by other directors or third-party search firms (which the company retains from time to time to help identify potential candidates) or recommended by a stockholder for nomination as a director in the same manner. For information on recommending a candidate for nomination as a director see “Contacting the Board” on page 30.

The Board and the CGNSR Committee have concluded that each of our current Board members should be recommended for re-nomination as a director. In considering whether to recommend re-nomination of a director for election at our Annual Meeting, the Board and the CGNSR Committee considered, among other factors:

•	The criteria for the nomination of directors described above,

•	Feedback from the annual Board and committee evaluations,

•	Attendance and preparedness for Board and committee meetings,

•	Outside board and other affiliations, for actual or perceived conflicts of interest,

•	The overall contributions to the Board, and

•	The needs of the company.

Each of the nominees for election as director, other than Mr. Zollar, was elected as a director at our 2018 Annual Meeting. Mr. Zollar is a nominee who does not currently serve on our Board. Mr. Zollar was identified by the CGNSR Committee as a qualified candidate due to his breadth of experience and skills. Our Board believes that the nominees meet the criteria described above with diversity, depth and breadth of experience that enable them to oversee management of the company as an effective and engaged Board. No director or nominee has a family relationship to any other director, nominee for director or executive officer.

Mark A. Nordenberg, who was elected as a director at our 2018 Annual Meeting, will not be standing for reelection. The Board is grateful to Mr. Nordenberg for his dedication and invaluable contributions as director during his more than 20 years of service to the company and Mellon Financial Corporation. The Board will miss his camaraderie, commitment, insight and perspective.

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ITEM 1. ELECTION OF DIRECTORS > Nominees

Majority Voting Standard

Under our by-laws, in any uncontested election of directors, each director will be elected if more votes are cast “for” the director’s election than are cast “against” the director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” the director’s election. A plurality standard will apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected. Pursuant to our Corporate Governance Guidelines, if any incumbent director fails to receive a majority of the votes cast in any uncontested election, the director will be required to tender his or her resignation to the Lead Director (or such other director designated by the Board if the director failing to receive the majority of votes cast is the Lead Director) promptly after the certification of the stockholder vote.

Our CGNSR Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it, or whether other actions should be taken. In considering whether to accept or reject the tendered resignation, the CGNSR Committee will consider whatever factors its members deem relevant, including any stated reasons for the “against” votes, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the company, and the mix of skills and backgrounds of the Board members.

The Board will act on the CGNSR Committee’s recommendation no later than 90 days following the certification of the election in question. In considering the recommendation of the CGNSR Committee, the Board will consider the factors considered by the CGNSR Committee and such additional information and factors as it deems relevant.

Following the Board’s decision, the company will publicly disclose the Board’s decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”). If the Board does not accept the director’s resignation, it may elect to address the underlying stockholder concerns or to take such other actions as it deems appropriate and in the best interests of the company and its stockholders. A director who tenders his or her resignation pursuant to this provision will not vote on the issue of whether his or her tendered resignation will be accepted or rejected. If the Board accepts an incumbent director’s resignation pursuant to this provision, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to our by-laws. If the Board does not accept an incumbent director’s resignation pursuant to this provision, he or she will continue to serve on the Board until the election of his or her successor.

BNY Mellon	2019 Proxy Statement	17

ITEM 1. ELECTION OF DIRECTORS	> Corporate Governance and Board Information

Our Corporate Governance Practices

We believe that the strength of BNY Mellon’s business reflects the high standards set by our governance structure. It provides guidance in managing the company from the Board of Directors on down for the benefit of all our stakeholders including our investors, clients, employees and communities. Several of our key governance practices are:

INDEPENDENCE

✓   Our Board is comprised entirely of independent directors (other than our Chief Executive Officer) who regularly meet in executive sessions led by our Lead Director at Board meetings and committee Chairs at committee meetings.

✓  Our independent Lead Director, selected annually by our independent directors, has broad powers, including the right to call a special meeting of the independent directors or full Board, approval of Board meeting agendas, materials and schedules, leading executive sessions and consulting with the Chair of the Human Resources and Compensation Committee (“HRC Committee”) on CEO performance, compensation and succession.

✓  All Board committees are composed entirely of independent directors.

ACTIVE ENGAGEMENT

✓   We had a high rate of director attendance at Board and committee meetings in 2018, averaging 94.3%.

✓   We actively engage with our stakeholders through multiple initiatives, reaching out to investors representing over 51% of our outstanding common shares as well as proxy advisory firms and other stakeholders.

✓  Stockholders and other interested parties can directly contact our Board (see “Helpful Resources” on page 91).

ONGOING IMPROVEMENTS

✓   Our Corporate Governance Guidelines require that the Corporate Governance, Nominating and Social Responsibility Committee consider enhanced director qualifications in connection with director nominations.

✓  Our Board and each of our standing committees conduct annual self-evaluations that have resulted in enhancements to Board functioning (see “Evaluation of Board and Committee Effectiveness” on page 20).

✓  Our by-laws permit holders in the aggregate of 20% of our outstanding common stock to call a special stockholder meeting.

✓   We are proposing an amendment to our Restated Certificate of Incorporation to expand stockholder written consent rights (see Item 4 on page 67).

✓   We signed, and committed to apply, the Commonsense Principles 2.0, a public statement of corporate governance principles intended to provide a framework for sound, long-term-oriented governance.

✓  We implemented a redesigned committee structure following the 2018 Annual Meeting, to refine the allocation of committee responsibilities and to utilize our directors’ time more efficiently.

✓  Our Board participates in information sessions during regularly scheduled and special meetings, receiving business, regulatory and other updates from senior management, including risk executives and our General Counsel.

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ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

ROBUST PROGRAMS

✓   A significant portion of director compensation is paid in deferred stock units, which must be held as long as the director serves on the Board.

✓   Our codes of conduct apply to our directors, as well as all of our employees, providing a framework for the highest standards of professional conduct and fostering a culture of honesty and accountability.

✓  We continue to enhance our robust director orientation program in which new directors participate, and all directors are encouraged to participate in continuing education programs for which expenses are reimbursed.

WHAT WE DON’T DO

×   No staggered board.

×   No “poison pill” (stockholders’ rights plan).

×   No supermajority voting. Action by stockholders requires only a majority of the votes cast (not a majority of the shares present and entitled to vote).

×   No plurality voting in uncontested director elections. Each director must be elected by a majority of the votes cast.

Corporate Governance Developments

Based on stockholder engagement, over the past several years our Board has focused on Board refreshment and succession efforts. Since August 2014, eleven of our directors have retired or announced their retirement and over that same period our Board has added nine new directors and recommended one new nominee for election at our 2019 Annual Meeting. Each of these new directors has added experience and expertise to our Board, complementing and supplementing the experience and talents of our Board as a whole. Although the CGNSR Committee is principally involved in Board succession and recruitment, our entire Board plays a role in recruiting, interviewing and assessing candidates. Our Board’s succession planning is ongoing and will continue to be robust as it seeks to further enhance the diversity of our Board.

Our Board, led by our CGNSR Committee, continually seeks to improve our governance structures, and has recently made the following enhancements:

•	Approved, and proposed for stockholder approval at the Annual Meeting, an amendment to our Restated Certificate of Incorporation to expand stockholder written consent rights, as described in further detail in Item 4 on page 67.

•	Implemented the redesign of our committee structure to refine the allocation of responsibilities and directors and to more efficiently utilize our directors’ time. Following our 2018 Annual Meeting, the CGNSR Committee assumed the responsibilities formerly assigned to the Corporate Social Responsibility Committee, which was dissolved. In addition, the scope of the Finance Committee’s duties was refined to include certain duties formerly assigned to the Audit Committee.
•	Enhanced the efficiency of directors’ time by enabling committee meetings to occur simultaneously (where membership permits), thereby creating additional time for robust in-depth discussions without time constraint.

•	Revised our Corporate Governance Guidelines to provide that a director serving as executive officer of a publicly traded company should serve on the boards of no more than two publicly traded companies in addition to BNY Mellon. This standard balances the advantages of outside experience with time limitations and other potential conflicts, and aligns with current market practice. Our Corporate Governance Guidelines continue to provide that other directors should serve on the boards of no more than three publicly traded companies in addition to BNY Mellon.

In October 2018, we signed the Commonsense Principles 2.0, a public statement of corporate governance principles intended to provide a framework for sound, long-term-oriented governance, and in doing so, committed to applying them to our business. The Commonsense Principles 2.0 address matters including the importance of director independence and stockholder rights. While we believe that our corporate governance policies are generally consistent with the Commonsense Principles 2.0, we will continue to evaluate and, where necessary, make changes to align with the best practices set forth in the principles.

BNY Mellon	2019 Proxy Statement	19

ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

Evaluation of Board and Committee Effectiveness

Annually, the Board and each of our standing committees conduct a self-evaluation to continually enhance performance. The Board and management then work together to enhance Board and committee effectiveness in light of the results of the self-evaluations.

The CGNSR Committee, in consultation with the Lead Director, determines the process, scope and contents of the Board’s annual performance evaluation. Areas of consideration in the Board self-evaluations include director contribution and performance, Board structure and size, Board dynamics, the range of business, professional and other backgrounds of directors necessary to serve the company and the range and type of information provided to the Board by management. Self-evaluation results are compared to prior year results to track improvements and promote long-term accountability. As part of the Board self-evaluation process, directors participate in annual, individual interviews which allow them an opportunity for candid self-reflection on their personal contributions to the Board.

Based on the CGNSR Committee’s determination of the evaluation process and scope, each standing committee self-evaluation is conducted in an executive session led by the chair of the committee. The results of the self-evaluation of each standing committee are reported to the full Board.

Succession Planning

Succession planning is a priority for the Board and our senior management, with the goal of ensuring a strong pipeline of leaders for the future. The HRC Committee, and ultimately the entire Board, reviews the succession plan for our Chairman and Chief Executive Officer on a regular basis. This plan identifies a “readiness” level and ranking for internal candidates and incorporates flexibility for the Board to define an external hire as a succession option.

The Board and the HCR Committee also regularly engage in formal succession planning for the balance of our management Executive Committee members. This succession protocol includes identifying a rank and readiness level for potential internal candidates and strategically planning for external hires for positions where, for example, capability gaps are identified. The HRC Committee and the Board review the succession plans for all management Executive Committee positions.

Active Stockholder Engagement Program

We conduct extensive governance reviews and investor outreach throughout the year. Management reports regularly to the independent directors to keep them informed of stockholders’ perspectives on a variety of issues, including governance, strategy and performance, and enable them to consider and address those matters effectively. Following receipt of a stockholder proposal for the 2018 Annual Meeting, the Board committed to understanding stockholder perspectives regarding stockholder written consent rights. Accordingly, the Board included this topic as part of its 2018 corporate governance agenda. After considering the stockholder feedback solicited as part of the company’s engagement initiatives on the subject, and taking into account the results of last year’s stockholder proposal and other stakeholder viewpoints, the Board declared advisable, and determined to submit to stockholders, an amendment to our Restated Certificate of Incorporation to expand stockholder written consent rights. The proposed amendment is described in further detail in Item 4, beginning on page 67.

20	BNY Mellon	2019 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

Board Leadership Structure

Our Board has reviewed its current leadership structure — consisting of a combined Chairman and Chief Executive Officer with an independent Lead Director — in light of the Board’s composition, the company’s size, the nature of the company’s business, the regulatory framework under which the company operates, the company’s stockholder base, the company’s peer group and other relevant factors. Our Board has determined that a combined Chairman and Chief Executive Officer position, with an independent Lead Director, continues to be the most appropriate Board leadership structure for the company because it promotes Board effectiveness, provides for continuity of expertise in both business and corporate governance and ensures that the company has a clear public “face.”

EFFICIENT AND EFFECTIVE ACTION

A combined Chairman/Chief Executive Officer:

•  Is in the best position to be aware of major issues facing the company on a day-to-day and long-term basis, and to identify and bring key risks and developments facing the company to the Board’s attention (in coordination with the Lead Director as part of the agenda-setting process), and

•  Eliminates the potential for uncertainty as to who leads the company, providing the company with a single public “face” in dealing with stockholders, employees, regulators, analysts and other constituencies.

•  A substantial majority of our peers also utilize a similar board structure with a combined Chairman and Chief Executive Officer, as well as a lead or presiding independent director.

STRONG COUNTERBALANCES

As set forth in our Corporate Governance Guidelines, our Lead Director:

•  Reviews and approves, in coordination with the Chairman and Chief Executive Officer, agendas for Board meetings, materials, information and meeting schedules,

•  Has the authority to add items to the agenda for any Board meeting,

•  Presides at executive sessions of independent directors during regular Board meetings,

•  Serves as a non-exclusive liaison between the other independent directors and the Chairman/Chief Executive Officer,

•  Can call special meetings of the independent directors or full Board in his discretion and chairs any meeting of the Board or stockholders at which the Chairman is absent,

•  Is available to meet with major stockholders and regulators under appropriate circumstances,

•  Consults with the HRC Committee regarding its consideration of Chief Executive Officer compensation,

•  In conjunction with the Chair of the HRC Committee, discusses with the Chairman/Chief Executive Officer the Board’s annual evaluation of his performance as Chief Executive Officer,

•  Consults with the HRC Committee on Chief Executive Officer succession planning, and

•  Consults with the CGNSR Committee on the Board’s annual performance evaluation. In practice, our Lead Director is a member of the CGNSR Committee, which we believe is a governance best practice.

In addition, the powers of the Chairman under our by-laws are limited – other than chairing meetings of the Board and stockholders, the powers conferred on the Chairman (e.g., ability to call special meetings of stockholders or the Board) can also be exercised by the Board or a specified number of directors or, in some cases, the Lead Director, or are administrative in nature (e.g., authority to execute documents on behalf of the company).

BNY Mellon	2019 Proxy Statement	21

ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

Director Independence

Our Board has determined that 11 of our 12 director nominees are independent. Our independent director nominees are Steven D. Black; Linda Z. Cook; Joseph J. Echevarria; Edward P. Garden; Jeffrey A. Goldstein; John M. Hinshaw; Edmund F. “Ted” Kelly; Jennifer B. Morgan; Elizabeth E. Robinson; Samuel C. Scott III and Alfred “Al” W. Zollar. As our Chief Executive Officer, Charles W. Scharf is not independent. The Board has also determined that each of Mark A. Nordenberg, who is not standing for reelection as a director this year, and John A. Luke, Jr., who did not stand for reelection as a director last year, was independent during the period in 2018 in which he served as a director.

Our Standards of Independence

For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. Our Board has established standards (which are also included in our Corporate Governance Guidelines) based on the specified categories and types of transactions, which conform to, or are more exacting than, the independence requirements of the New York Stock Exchange, or NYSE.

Our Board will also determine that a director is not independent if it finds that the director has material business arrangements with us that would jeopardize that director’s judgment. In making this determination, our Board reviews business arrangements between the company and the director and between the company and any other company for which the director serves as an officer or general partner, or of which the director directly or indirectly owns 10% or more of the equity. Our Board has determined that these arrangements will not be considered material if:

•	they are of a type that we usually and customarily offer to customers or vendors;

•	they are on terms substantially similar to those for comparable transactions with other customers or vendors under similar circumstances;

•	in the event that the arrangements had not been made or were terminated in the normal course of business, it is not reasonably likely that there would be a material adverse effect on the financial condition, results of operations or business of the recipient; or

•	in the case of personal loans, the loans are subject to and in compliance with Regulation O of the Board of Governors of the Federal Reserve System.

Our Board may also consider other factors as it may deem necessary to arrive at sound determinations as to the independence of each director, and such factors may override the conclusion of independence or non-independence that would be reached simply by reference to the factors listed above.

In determining that Mr. Zollar and each of the directors, other than Mr. Scharf, is independent, our Board reviewed these standards, the corporate governance rules of the NYSE and the SEC, and the individual circumstances of each director.

The following categories or types of transactions, relationships and arrangements were considered by the Board in determining that a director is independent. None of these transactions, relationships and arrangements rose to the level that would require disclosure under our related party transactions policy described on page 88, and none of the transactions described below were in an amount that exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues, which is one of our standards for director independence:

•	Purchases of goods or services in the ordinary course of business. The company and its subsidiaries purchased goods and services from the following organizations during a period in 2018 when one of our independent directors served as an executive officer of, or was otherwise employed by, such organization: SAP SE (Ms. Morgan) and the University of Pittsburgh (Mr. Nordenberg). All of these purchases were made in the ordinary course of business. These purchases, when aggregated by seller, did not exceed 0.007% of the seller’s annual revenue for its last reported fiscal year or 0.012% of our annual revenue for 2018.

•

Sales of goods or services in the ordinary course of business. The company and its subsidiaries provided various financial services — including asset management services, asset servicing, global markets services, clearing services, issuer services, treasury services, liquidity investment services or credit services — to the following organizations during a period in 2018 when one of our independent directors or a member of their immediate family served as an executive officer of, or the independent director was otherwise employed by, such organization: EIG Global Energy Partners (Ms. Cook); Trian Fund Management, L.P. (Mr. Garden); Hellman & Friedman LLC (Mr. Goldstein); SAP SE (Ms. Morgan); the

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ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

University of Pittsburgh (Mr. Nordenberg) and Power Corporation of Canada (Ms. Robinson). All of the services were provided in the ordinary course of our business and at prevailing customer rates and terms. The amount of fees paid to us by each purchaser was less than 0.5% of the purchaser’s annual revenue for its last reported fiscal year and less than 0.26% of our annual revenue for 2018.

•	Customer relationships. We and our subsidiaries provide ordinary course services, including asset management services, banking services and broker services, to Messrs. Luke and Nordenberg, in each case on terms substantially similar to those offered to other customers in similar circumstances.

•	Charitable contributions. We made (directly, through our subsidiaries or by the BNY Mellon Foundation or the BNY Mellon Foundation of Southwestern Pennsylvania) charitable contributions to not-for-profit, charitable or tax-exempt organizations for which one of our independent directors served as a director, executive officer or trustee during 2018, namely Messrs. Kelly, Nordenberg and Scott. In 2018, charitable contributions to these organizations totaled approximately $105,100 in the aggregate, and none of these organizations received a contribution greater than $50,000.

•	Beneficial ownership or voting power. In the ordinary course of our investment management business, we beneficially own or have the power to vote (directly or through our subsidiaries or through funds advised by our subsidiaries) shares of SAP SE, for which our independent director Ms. Morgan served as an executive officer in 2018. As of December 31, 2018, we, our subsidiaries or funds advised by our subsidiaries, in the aggregate, owned or had the power to vote 0.025% of the outstanding shares of SAP SE.

Our Board determined that none of the transactions, relationships and arrangements described above constituted a material relationship between the respective director and our company or its subsidiaries for the purpose of the corporate governance rules of the NYSE and SEC and our Corporate Governance Guidelines. As such, our Board determined that these transactions, relationships and arrangements did not affect the independence of such director and did not impair such director’s ability to act in the stockholders’ best interests.

BNY Mellon	2019 Proxy Statement	23

ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

Oversight of Risk

Successful management of our company requires understanding, identification and management of risk. We oversee risk through multiple lines of defense.

Entity	Primary Responsibilities for Risk Management

Risk Committee, consisting entirely of independent directors

•  Review and approval of the enterprise-wide risk management practices of the company.

•  Review and approval of the company’s risk appetite statement on an annual basis, and approval of any material amendment to the statement.

•  Review of significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures.

•  Evaluation of risk exposure and tolerance, and approval of Board level limits or exceptions.

•  Review and evaluation of the company’s policies and practices with respect to risk assessment and risk management.

•  Review, with respect to risk management and compliance, of (1) reports and significant findings of the company’s Risk Management and Compliance department (the “Risk department”) and the Internal Audit department (“Internal Audit”), (2) significant reports from regulatory agencies and management’s responses, and (3) the Risk department’s scope of work and its planned activities.

Audit Committee, consisting entirely of independent directors

•  Review and discussion of policies with respect to risk assessment and risk management.

•  Oversight responsibility with respect to the integrity of our company’s financial reporting and systems of internal controls regarding finance and accounting, as well as our financial statements.

•  Review of the Risk Committee’s annual report summarizing its review of the company’s methods for identifying and managing risks.

•  Review of the Risk Committee’s semi-annual reports regarding corporate-wide compliance with laws and regulations.

•  Review of any items escalated by the Risk Committee that have significant financial statement impact or require significant financial statement/regulatory disclosures.

Management

•  Chief Risk Officer: Implement an effective risk management framework and daily oversight of risk.

•  Internal Audit: Provide reliable and timely information to our Board and management regarding our company’s effectiveness in identifying and appropriately controlling risks.

•  Senior Risk and Control Committee: Review significant risk events, emerging risks and drivers of risk. Serve as the most senior management-level risk governance body at the company, and review on an ongoing basis the top risks. Provide oversight for all risk management, compliance and ethics activities and processes, including the risk framework.

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ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

We also encourage robust interactions among the different parties responsible for our risk management. At least once annually, the Risk Committee of our Board delivers a report to Audit Committee members discussing, among other things, areas of common interest and our company’s methods for identifying and managing risks.

In addition, the Risk Committee reviews the appointment, performance and replacement of our Chief Risk Officer, and the Senior Risk and Control Committee’s activities, and any significant changes in its key responsibilities must be reported to the Risk Committee. Our company has also formed several risk management sub-committees to identify, assess and manage risks. Each risk management sub-committee reports its activities to the Senior Risk and Control Committee and any significant changes in the key responsibilities of any sub-committee, or a change in the chair of any sub-committee, must be approved by our Chief Risk Officer and subsequently reported to the Senior Risk and Control Committee.

Our company also has a comprehensive internal risk framework, which facilitates risk oversight by our Risk Committee. Our risk management framework is designed to:

•	provide that risks are identified, monitored, reported, and priced properly;

•	define and measure the type and amount of risk the company is willing to take;

•	communicate the type and amount of risk taken to the appropriate level;

•	maintain a risk management organization that is independent of risk-taking activities; and

•	promote a strong risk management culture that encourages a focus on risk-adjusted performance.

Our primary risk exposures as well as our risk management framework and methodologies are discussed in further detail on pages • through • in our 2018 Annual Report. See “How We Address Risk and Control” on page 52 below for a discussion of risk assessment as it relates to our compensation program.

Board Meetings and Committee Information

Board Meetings

Our Corporate Governance Guidelines provide that our directors are expected to attend our Annual Meeting of stockholders and all regular and special meetings of our Board and committees on which they sit. All of our directors attended our 2018 Annual Meeting of stockholders, either in person or via webcast.

Our Board held 10 meetings in 2018. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and of the committees on which he or she sat, and the average attendance rate was 94.3%.

BNY Mellon	2019 Proxy Statement	25

ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

Committees and Committee Charters

Our Board has established several standing committees, and each committee makes recommendations to our Board as appropriate and reports periodically to the entire Board. Our committee charters are available on our website (see “Helpful Resources” on page 91).

Audit Committee Independent 13 Meetings in 2018

Joseph J. Echevarria (Chair), Linda Z. Cook, Jennifer B. Morgan, Mark A. Nordenberg, Samuel C. Scott III

Independent Registered Public Accountant. Our Audit Committee has direct responsibility for the appointment, compensation, annual evaluation, retention and oversight of the work of the registered independent public accountants engaged to prepare an audit report or to perform other audit, review or attestation services for us. The Committee is responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accountants and each year, the Committee recommends that our Board request stockholder ratification of the appointment of the independent registered public accountants.

Overseeing Internal Audit Function. The Committee acts on behalf of our Board in monitoring and overseeing the performance of our internal audit function. The Committee reviews the organizational structure, qualifications, independence and performance of Internal Audit and the scope of its planned activities, at least annually. The Committee also approves the appointment of our internal Chief Auditor, who functionally reports directly to the Committee and administratively reports to the CEO, and annually reviews his or her performance and, as appropriate, replaces the Chief Auditor.

Internal Controls over Financial Statements and Reports. The Committee oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies. Quarterly, the Committee reviews a report from the company’s Disclosure Committee and reports concerning the status of our annual review of internal control over financial reporting, including (1) information about (a) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect our ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in our internal control over financial reporting, and (2) management’s responses to any such circumstance. The Committee also oversees our management’s work in preparing our financial statements, which will be audited by our independent registered public accountants.

Members and Financial Expert. The Committee consists entirely of directors who meet the independence requirements of listing standards of the NYSE, Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Federal Deposit Insurance Corporation (“FDIC”). All members are financially literate within the meaning of the NYSE listing standards as interpreted by our Board and are outside directors, independent of management, under the FDIC’s rules and regulations. Our Board has determined that each of Mr. Echevarria and Mr. Scott satisfies the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, based upon their experience actively supervising a principal accounting or financial officer or public accountant, has accounting or related financial management expertise within the meaning of the NYSE listing standards as interpreted by our Board and has “banking or financial management expertise” as set out in the FDIC’s rules and regulations.

Financial Planning and Analysis. The Committee reviews: (1) financial forecasts, operating budgets, capital expenditures and expense management programs, and progress relative to targets and relative to competitors; and (2) plans with regard to net interest revenue, investment portfolio activities and progress relative to such plans and activities.

26	BNY Mellon	2019 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

Corporate Governance, Nominating and Social Responsibility Committee Independent 5 Meetings in 2018*

Samuel C. Scott III (Chair), Steven D. Black, Linda Z. Cook, Joseph J. Echevarria, Edward P. Garden, Mark A. Nordenberg,

Corporate Governance Matters. As further described on page 16, our CGNSR Committee assists our Board of Directors in identifying, reviewing and recommending individuals qualified to become Board members. The Committee periodically considers the size of our Board and recommends changes to the size as warranted and is responsible for developing and recommending to our Board our Corporate Governance Guidelines and proposing changes to these guidelines from time to time as may be appropriate. In addition, the Committee oversees evaluations of our Board and its committees, reviews the structure and responsibilities of the Board’s committees and annually considers committee assignments, recommending changes to those assignments as necessary.

Oversight of Director Compensation and Benefits. The Committee reviews non-employee director compensation and benefits on an annual basis and makes recommendations to our Board on appropriate compensation, and is responsible for approving compensation arrangements for non-employee members of the Boards of our significant subsidiaries.

Corporate Social Responsibility. The Committee promotes a culture that emphasizes and sets high standards for corporate citizenship and reviews corporate performance against those standards. The Committee is responsible for providing oversight of the company’s programs regarding strategic philanthropy and employee community involvement, public policy and advocacy, including lobbying and political contributions, environmental management, corporate social responsibility of suppliers, corporate social responsibility governance and reporting and human rights. The Committee also provides oversight for the company’s compliance with the Community Reinvestment Act and Fair Lending laws and considers the impact of the company’s businesses, operations and programs from a social responsibility perspective, taking into account the interests of stockholders, clients, suppliers, employees, communities and regulators.

For additional information regarding the company’s commitment to corporate social responsibility and the Committee’s recent initiatives, see “Helpful Resources” on page 91.

Finance Committee Independent 9 Meetings in 2018

Jeffrey A. Goldstein (Chair), Joseph J. Echevarria, Edward P. Garden, Elizabeth E. Robinson

The Finance Committee assists the Board in fulfilling its responsibilities with respect to the monitoring and oversight of the company’s financial resources and strategies. The Committee’s responsibilities and duties include reviewing the company’s capital structure, annual capital plan, capital raising and capital distributions as well as the financial aspects of our recovery and resolution plans. In addition, the Committee is responsible for approving and recommending to our Board our annual capital plan submission and capital management policy.

*	Number of meetings is inclusive of 2018 meetings of the Corporate Governance and Nominating Committee and the Corporate Social Responsibility Commitee

BNY Mellon	2019 Proxy Statement	27

ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

Human Resources and Compensation Committee Independent 6 Meetings in 2018

Edward P. Garden (Chair), Steven D. Black, Jeffrey A. Goldstein, Edmund F. “Ted” Kelly, Samuel C. Scott III

Compensation and Benefits. The HRC Committee is generally responsible for overseeing our employee compensation and benefit policies and programs, our management development and succession programs, the development and oversight of a succession plan for the CEO position and our diversity and inclusion programs. The Committee also administers and makes equity and/or cash awards under plans adopted for the benefit of our employees to the extent required or permitted by the terms of these plans, establishes any related performance goals and determines whether and the extent to which these goals have been attained. The Committee also evaluates and approves the total compensation of the CEO and all other executive officers and makes recommendations concerning equity-based plans, which recommendations are subject to the approval of our entire Board. The Committee also oversees certain retirement plans that we sponsor to ensure that: (1) they provide an appropriate level of benefits in a cost-effective manner to meet our needs and objectives in sponsoring such plans; (2) they are properly and efficiently administered in accordance with their terms to avoid unnecessary costs and minimize any potential liabilities to us; (3) our responsibilities as plan sponsor are satisfied; and (4) financial and other information with respect to such plans is properly recorded and reported in accordance with applicable legal requirements.

CEO Compensation. The Committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO, his performance in light of those goals and objectives, and determines and approves his compensation on the basis of its evaluation. With respect to the performance evaluation and compensation decisions regarding our CEO, the Committee reports its preliminary conclusions to the other independent directors of our full Board in executive session and solicits their input prior to finalizing the Committee’s decisions.

Delegated Authority. The Committee has delegated to our CEO the responsibility for determining equity awards to certain employees, other than himself, who are eligible to receive grants under our Long-Term Incentive Plan (“LTIP”). This delegated authority is subject to certain limitations, including: (1) total aggregate shares represented by plan awards in any calendar year (1,100,000), (2) aggregate shares represented by plan awards that may be granted to any one individual in any calendar year (100,000), and (3) a sub-limit of shares represented by full-value awards that may be granted in any calendar year (550,000). In addition, the Committee may delegate limited authority to our CEO to grant awards under the LTIP beyond these limits in connection with specific acquisitions or similar transactions.

Management Involvement. Our management provides information and recommendations for the Committee’s decision-making process in connection with the amount and form of executive compensation, except that no member of management will participate in the decision-making process with respect to his or her own compensation. The “Compensation Discussion and Analysis” starting on page 35 discusses the role of our CEO in determining or recommending the amount and form of executive compensation. In addition, we address the role of our management and its independent compensation consultants and the role of the Committee’s independent outside compensation advisor in determining and recommending executive compensation on page 29.

28	BNY Mellon	2019 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

Risk Committee Independent 6 Meetings in 2018

Edmund F. “Ted” Kelly (Chair), Edward P. Garden, Jeffrey A. Goldstein, John M. Hinshaw, Elizabeth E. Robinson

See “Oversight of Risk” on page 24 above for a discussion of the Risk Committee’s duties and responsibilities, which include: (1) review and approval of enterprise-wide risk management practices; (2) review and approval of the company’s risk appetite statement; (3) review of significant financial and other risk exposures; (4) evaluation of risk exposure and tolerance; (5) review and evaluation of the company’s policies and practices with respect to risk assessment and risk management; and (6) review, with respect to risk management and compliance, of certain significant reports. Our Board has determined that Mr. Kelly satisfies the independence requirements to serve as Chair of the Risk Committee set out in the Board of Governors of the Federal Reserve System rules and has experience in identifying, assessing, and managing risk exposures of large, complex financial firms based upon his senior leadership experience of a multi-line insurance company.

Technology Committee Independent 13 Meetings in 2018

John M. Hinshaw (Chair), Jennifer B. Morgan, Mark A. Nordenberg, Elizabeth E. Robinson

Technology Planning and Strategy. The Technology Committee is responsible for reviewing and approving the company’s technology planning and strategy, reviewing significant technology investments and expenditures, and monitoring and evaluating existing and future trends in technology that may affect our strategic plans, including monitoring overall industry trends. The Committee receives reports from management concerning the company’s technology and approves related policies or recommends such policies to the Board for approval, as appropriate. The Committee also oversees risks associated with technology.

Compensation Consultants to the HRC Committee

The HRC Committee has the sole authority to retain, terminate and approve the fees and other engagement terms of any compensation consultant directly assisting the committee, and may select or receive advice from any compensation consultant only after taking into consideration all factors relevant to the consultant’s independence from management, including the factors set forth in the NYSE’s rules.

The HRC Committee has engaged Compensation Advisory Partners LLC (“CAP”) to serve as its independent compensation consultant since March 2014. As discussed in greater detail in the “Compensation Discussion and Analysis” beginning on page 35 below, throughout the year, CAP assists the committee in its analysis and evaluation of compensation matters relating to our executive officers. CAP reports directly to the committee, attends the in-person and telephonic meetings of the committee, and meets with the committee in executive session without management present. CAP also reviews and provides input on committee meeting materials and advises on other matters considered by the committee.

The HRC Committee annually reviews the independence of its compensation consultant. CAP works with management in executing its services to the committee, but does not provide services to management without pre-approval by the committee Chair. In addition, CAP maintains, and has provided to the committee, a written policy designed to avoid, and address potential, conflicts of interest.

In 2018, in addition to serving as the HRC Committee’s independent compensation consultant, CAP also advised the CGNSR Committee with respect to non-employee director compensation. The HRC Committee considered the company’s relationship with CAP, assessed the independence of CAP pursuant to SEC and NYSE rules and concluded that there are no conflicts of interest that would prevent CAP from independently representing the committee.

BNY Mellon	2019 Proxy Statement	29

ITEM 1. ELECTION OF DIRECTORS > Corporate Governance and Board Information

Contacting the Board

Interested parties may send communications to our Board or our independent directors or any Board committee through our Lead Director in accordance with the procedures set forth on our website (see “Helpful Resources” on page 91).

Our Corporate Secretary is authorized to open and review any mail or other correspondence received that is addressed to the Board or any individual director unless the item is marked “Confidential” or “Personal.” If so marked and addressed to the Board, it will be delivered unopened to the Lead Director. If so marked and addressed to an individual director, it will be delivered to the addressee unopened. If, upon opening an envelope or package not so marked, the Corporate Secretary determines that it contains a magazine, solicitation or advertisement, the contents may be discarded. Any written communication regarding accounting matters to our Board of Directors are processed in accordance with procedures adopted by the Audit Committee with respect to the receipt, review and processing of, and any response to, such matters.

In addition, all directors are expected to attend each Annual Meeting of stockholders. While our by-laws, consistent with Delaware law, permit stockholder meetings to occur by remote communication, we intend this to be used only in exigent circumstances. Our Board believes that an in-person Annual Meeting provides an important opportunity for stockholders to ask questions.

30	BNY Mellon	2019 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS	> Director Compensation

Our Corporate Governance Guidelines provide that compensation for our independent directors’ services may include annual cash retainers; shares of our common stock; deferred stock units or options on such shares; meeting fees; fees for serving as a committee chair; and fees for serving as a director of one of our subsidiaries. We also reimburse directors for their reasonable out-of-pocket expenses in connection with attendance at Board meetings. In the case of airfare, directors are reimbursed for their travel expenses not exceeding the first-class commercial rate. In addition, corporate aircraft may be used for directors in accordance with the company’s aircraft usage policy. Directors will also be reimbursed for reasonable out-of-pocket expenses (including tuition and registration fees) relating to attendance at seminars and training sessions relevant to their service on the Board and in connection with meetings or conferences which they attend at the company’s request.

Each year, the CGNSR Committee is responsible for reviewing and making recommendations to the Board regarding independent director compensation. The CGNSR Committee annually reviews independent director compensation to ensure that it is consistent with market practice and aligns our directors’ interests with those of long-term stockholders while not calling into question the directors’ objectivity. In undertaking its review, the CGNSR Committee utilizes benchmarking data regarding independent director compensation of the company’s peer group based on public filings with the SEC, as well as survey information analyzing independent director compensation at U.S. public companies.

Based on its review, for 2018 the CGNSR Committee recommended, and the Board approved, an annual equity award with a value of $130,000 for each independent director. The annual equity award is in the form of deferred stock units that vest on the earlier of one year after the date of the award or on the date of the next Annual Meeting of stockholders, and must be held for as long as the director serves on the Board. The units accrue dividends, which are reinvested in additional deferred stock units. This award of deferred stock units was granted shortly after the 2018 Annual Meeting for directors elected or re-elected at such meeting.

For 2018, our independent directors received an annual cash retainer of $110,000, payable in quarterly installments in advance. In addition, the chair of the HRC Committee received an annual cash retainer of $25,000, the chairs of the Audit Committee and the Risk Committee each received an annual cash retainer of $30,000, the chairs of all other committees each received an annual cash retainer of $20,000, each member of the Audit Committee and the Risk Committee received an annual membership fee of $10,000, and our Lead Director received an annual cash retainer of $50,000.

In conducting its annual review for 2019, the CGNSR Committee engaged CAP to review the design and competitiveness of our independent director compensation structure. Compensation for our independent directors had fallen below our peer group median because it had not increased since 2014. Therefore, after receiving input from CAP, the CGNSR Committee recommended, and the Board approved, increasing the value of the annual equity component of our independent director compensation to $155,000, which will be granted to independent directors elected at the 2019 Annual Meeting in the form of deferred stock units on the same terms and conditions as the 2018 annual equity award. We believe that this increase is consistent with current market practice, recognizes the critical role that our independent directors play in effectively managing the company and responding to stockholders, regulators and other key stakeholders, and will assist us in attracting and retaining highly qualified candidates. The cash components of our director compensation remain unchanged since 2014.

Under our Corporate Governance Guidelines, by the fifth anniversary of their service on the Board, directors are required to own a number of shares of our common stock with a market value of at least five times the annual cash retainer. In the case of Mr. Garden, the CGNSR Committee determined that holdings of our securities by Trian shall be deemed to be beneficially owned by Mr. Garden for purposes of this stock ownership requirement, given his relationship with Trian and that he transfers to Trian, or holds for the benefit of Trian, his security holdings.

Our directors are not permitted to hedge, pledge or transfer any of their deferred stock units and are subject to a robust anti-hedging policy as described in further detail under “Compensation Discussion and Analysis — Anti-Hedging Policy” on page 50 below. With the exception of those securities deemed to be beneficially owned by Mr. Garden by virtue of his relationship with Trian, this policy prohibits our directors from engaging in certain transactions involving our securities and requires directors to pre-clear any transaction in company stock or derivative securities with our legal department (including gifts, pledges and other similar transactions).

BNY Mellon	2019 Proxy Statement	31

ITEM 1. ELECTION OF DIRECTORS > Director Compensation

In the 2007 merger of The Bank of New York Company, Inc. and Mellon Financial Corporation, we assumed the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. (the “Bank of New York Directors Plan”) and the Mellon Elective Deferred Compensation Plan for Directors (the “Mellon Directors Plan”). Under the Bank of New York Directors Plan, participating legacy Bank of New York directors continued to defer receipt of all or part of their annual retainer and committee fees earned through 2007. Under the Mellon Directors Plan, participating legacy Mellon directors continued to defer receipt of all or part of their annual retainer and fees earned through 2007. Both plans are nonqualified plans, and neither plan is funded.

Although the Bank of New York Directors Plan and the Mellon Directors Plan continue to exist, all new deferrals of director compensation by any of the independent directors have been made under the Director Deferred Compensation Plan, which was adopted effective as of January 1, 2008. Under this plan, an independent director can direct all or a portion of his or her annual retainer or other fees into either (1) variable funds, credited with gains or losses that mirror market performance of market style funds or (2) the company’s phantom stock.

Director Compensation Table

The following table provides information concerning the compensation of each independent director who served in 2018. Mr. Scharf did not receive any compensation for his services as a director. Mr. Garden has advised us that, pursuant to his arrangement with Trian, he transfers to Trian, or holds for the benefit of Trian, all director compensation paid to him.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation ($)(5)	Total ($)
Steven D. Black(1)	$82,500	$129,960	$0	$0	$212,460
Linda Z. Cook	$120,000	$129,960	$0	$0	$249,960
Joseph J. Echevarria(1)	$200,000	$129,960	$0	$0	$329,960
Edward P. Garden	$145,000	$129,960	$0	$0	$274,960
Jeffrey A. Goldstein(1)	$140,000	$129,960	$0	$0	$269,960
John M. Hinshaw(1)	$140,000	$129,960	$0	$0	$269,960
Edmund F. “Ted” Kelly	$150,000	$129,960	$0	$0	$279,960
John A. Luke, Jr.(2)	$40,555	$0	$0	$0	$40,555
Jennifer B. Morgan(1)	$120,000	$129,960	$0	$0	$249,960
Mark A. Nordenberg	$125,499	$129,960	$2,356	$3,601	$261,416
Elizabeth E. Robinson	$120,000	$129,960	$0	$125,000	$374,960
Samuel C. Scott III	$140,000	$129,960	$0	$831	$270,791

(1)	Elected to defer all or part of cash compensation in the Director Deferred Compensation Plan.

(2)	Mr. Luke retired as a director effective April 10, 2018.

(3)

Amount shown represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (or “FASB ASC”) 718 Compensation-Stock Compensation for 2,345 deferred stock units granted to each independent director in April 2018 (excluding Mr. Luke, who retired effective April 10, 2018), using the valuation methodology for equity awards set forth in note 16 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. As of December 31, 2018, each of Mses. Cook, Morgan and Robinson and Messrs. Black, Echevarria, Garden, Goldstein, Hinshaw, Kelly, Nordenberg and Scott owned 2,381 unvested deferred stock units.

(4)

The amount disclosed in this column for Mr. Nordenberg represents the sum of the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Directors Plan. Under the Mellon Directors Plan, deferred amounts receive earnings based on (i) the declared rate, reflecting the return on the 120-month rolling average of the 10-year T-Note rate enhanced based on years of service and compounded annually, (ii) variable funds, which are credited with gains or losses that “mirror” the market performance of market-style funds or (iii) the company’s phantom stock. The fully enhanced declared rate for 2018 was 3.59%.

(5)

The amount disclosed for Mr. Nordenberg reflects the estimated cost of the legacy Mellon Directors’ Charitable Giving Program, which remains in effect for him and certain other legacy Mellon directors. Upon such legacy Mellon director’s death, the company will make a total donation of $250,000 to one or more charitable or educational organizations of the director’s choice. The donations will be paid in 10 equal annual installments of $25,000. The amount disclosed for Ms. Robinson reflects compensation paid in connection with her role as Chair of the Board of Directors of BNY Mellon Government Securities Services Corp. The amount disclosed for Mr. Scott reflects the amount of a 5% discount on purchases of phantom stock when dividend equivalents are reinvested under the Bank of New York Directors Plan.

32	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION

Quick Reference Guide

RESOLUTION	Page 34

COMPENSATION DISCUSSION AND ANALYSIS	Page 35
Introduction	Page 35
Performance	Page 37
Compensation of Named Executive Officers	Page 38
Pay Practices	Page 47
How We Address Risk and Control	Page 52
Report of the HRC Committee	Page 52

EXECUTIVE COMPENSATION TABLES AND OTHER COMPENSATION DISCLOSURE	Page 53
Summary Compensation Table	Page 53
Grants of Plan-Based Awards	Page 54
Outstanding Equity Awards at Fiscal Year-End	Page 55
Option Exercises and Stock Vested	Page 56
Pension Benefits	Page 57
Nonqualified Deferred Compensation	Page 58
Potential Payments upon Termination or Change in Control	Page 60
Pay Ratio	Page 63

BNY Mellon	2019 Proxy Statement	33

ITEM 2. ADVISORY VOTE ON COMPENSATION	> Resolution

Proposal

We highly value dialogue and engagement with our stakeholders, including stockholders, employees, clients and the communities we serve, with respect to our executive compensation program. Consistent with that, and in accordance with SEC rules, we are asking our stockholders to approve the following resolution:

RESOLVED, that the stockholders approve the 2018 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).

Background

• Since 2009, we have provided our stockholders with the opportunity for an advisory vote on our executive compensation program each year. We have consistently received support for our executive compensation program, with 98% stockholder approval at both our 2018 and 2017 Annual Meetings.

• To ensure that we also have direct stockholder feedback on our executive compensation program and other issues of importance to our investors, we have continued our annual investor outreach process in 2018 and 2019, reaching out to investors representing over 51% of our outstanding common shares as well as proxy advisory firms and other stakeholders.

• Our approach to compensation continues to be designed to directly link pay to performance, recognize both corporate and individual performance, promote long-term stock ownership and balance risk and reward, while taking into consideration stakeholder feedback and market trends and practices to refine our program.

The Board of Directors recommends that you vote “FOR” the approval of the 2018 compensation of our named executive officers.

Voting

Your vote on this resolution is advisory. Although the Board is not required to take any action in response, the Board values our stockholders’ opinions. As in prior years, the Board intends to evaluate the results of the 2019 vote carefully when making future decisions regarding the compensation of our named executive officers.

34	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION	> Compensation Discussion & Analysis

Introduction

CEO Total Direct Compensation

Target Actual SEC Reported

Actual

• Reflects cash- and equity-based incentive compensation paid for the applicable year’s performance, which is how our HRC Committee views compensation

• For 2017, the year Mr. Scharf was appointed CEO, includes the value of a special sign-on grant of performace-based restricted stock units (“PSUs”) and pro-ration of salary, cash incentive and restricted stock units (“RSUs”)

SEC Reported

• Reflects cash-based incentive compensation paid for the applicable year’s performance and equity-based incentive compensation paid during the applicable year for the prior year’s performance, as reported in the Summary Compensation Table

• For 2017, includes the value of the sign-on PSUs as well as 50% of the 2017 PSUs and 100% of the 2017 RSUs which were pre-granted in 2017 in connection with Mr. Scharf’s appointment as CEO

2018 Incentive Compensation Elements

Element	Performance Metrics	Links to Performance
Cash	Award grant based on OEPS

• OEPS ties to organic growth, which we believe is the key to ensuring both revenue and costs are optimized

• Revenue growth and operating margin are complimentary top- and bottom-line metrics that reward organic growth and support our balanced approach to performance-based compensation

• Equity award values motivate and reward achievement of long-term growth and directly align the interests of executive officers and stockholders

PSUs	Award grant based on OEPS
Award payout based on 3-year average revenue growth and 3-year average operating margin
RSUs	Award grant based on OEPS

BNY Mellon	2019 Proxy Statement	35

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

2018 Program Enhancements

Program Element	Enhancement
Balanced Scorecard Design

• Enhanced the impact of the individual modifier to permit incentive award increases of up to 50% and decreases of up to 100%, providing flexibility for greater differentiation based on individual performance

• Established corporate component weighting for each NEO at 100% to enhance focus on company-wide performance, with business unit performance eliminated as a stand-alone portion of the balanced scorecard

Performance Metrics

• For calculation of actual versus budgeted OEPS, limited the impact of market performance to a maximum of 25% to emphasize organic growth over market-driven growth

• Tied PSU earnout to 3-year average revenue growth and 3-year average operating margin to augment OEPS metric in balanced scorecard with complimentary top- and bottom-line metrics

Perquisites	• Eliminated certain legacy perquisites, including use of company car and driver

2018 Incentive Award Outcome

Key Considerations	Impact
Objective Metric	• OEPS: OEPS as calculated under our balanced scorecard, which limits the impact of market outperformance, was 3.13% above budget
Other Factors

• Relative TSR Performance: 1, 3 and 5-year TSR performance was generally at median relative to the S&P Financials Index, with 1-year TSR at the 93rd percentile, relative to peers

• Earnings Drivers: Above budget OEPS reflects modest organic revenue growth supported by strong equity market performance, higher interest rates and a lower effective tax rate

Corporate Component Payout

110% 109.4% 109.4% 100% 100% ] 90% OEPS above budget, resulting in above-target earnout calculation of 109.4% TSR Performance relative to the S&P Financials Index and peers, on average, at median Corporate component payout reduced by 9.4 percentage points to reflect modest organic revenue growth and above budget OEPS results that were driven by external market factors

2018 Executive Pay Practice Highlights

What we do:	What we don’t do:

✓   Directly link pay to performance

✓  Require sustained financial performance to earn full amount of long-term awards

✓  Promote long-term stock ownership through deferred equity compensation

✓   Balance risk and reward in compensation

✓  Use a balanced approach for determining incentives with both corporate and individual goals

✓  Balance incentives for short- and long-term performance with a mix of performance metrics, fixed and variable compensation and cash and equity

✓  Conduct a robust stakeholder outreach program

× No fixed-term employment agreements

× No single-trigger change-in-control benefits

× No excessive severance benefits

× No excessive perquisites or benefits

× No tax gross-ups

× No hedging or short sales of our stock

× No dividend equivalents paid on unearned incentive PSUs or RSUs

36	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

Performance

The following information summarizes key highlights of our 2018 performance, including year-over-year growth. For a more detailed discussion of our 2018 performance, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2018 Annual Report to stockholders.

	2018	2017	Change (%)
EPS	$4.04	$3.72	9%
OEPS	$4.21	$3.57	18%

EPS	OEPS

Strong Multi-Year Relative TSR	Returned Significant Value to Stockholders
* Total does not foot due to rounding.

BNY Mellon	2019 Proxy Statement	37

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

Compensation of Named Executive Officers (NEOs)

2018 Target Direct Compensation Structure*

*

Calculations reflect the average mix of compensation assuming each NEO is paid his or her annual target total direct compensation as described on page 39, with incentive compensation elements paid in the form set forth below

2018 Target Incentive Compensation Elements

PSUs are earned between 0% — 150% based on the achievement of performance metrics over a three-year performance period.

RSUs generally vest in equal installments over three years.

*	Excludes Ms. Engle, whose 2018 target incentive compensation elements were determined in connection with her commencement of employment as 50% cash, 25% PSUs and 25% RSUs.

38	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

2018 Annual Target Direct Compensation

In the first quarter of each year, the HRC Committee considers competitive data, executive position and level of responsibility and, for executives other than our CEO, our CEO’s recommendation, and establishes annual target total direct compensation for each executive. Targets are reviewed annually but only adjusted if determined appropriate by the HRC Committee.

For Messrs. Scharf and Harris and Ms. Engle, target total direct compensation for 2018 remained unchanged compared to the prior year. For Mr. Santomassimo, target total direct compensation was determined in connection with his appointment as Chief Financial Officer. For Mr. Gibbons, target total direct compensation for 2018 increased by $500,000 to reflect increased responsibilities.

Name	Salary	Target Incentive	Annual Target Total Direct Compensation

Scharf	$1,250,000	$15,250,000	$16,500,000

Santomassimo	$500,000	$3,000,000	$3,500,000

Engle	$600,000	$4,700,000	$5,300,000

Gibbons	$650,000	$6,850,000	$7,500,000

Harris	$650,000	$7,350,000	$8,000,000

2018 Incentive Awards

One hundred percent of the total incentive award is conditional upon meeting a minimum funding requirement and subject to reduction or elimination based on a risk assessment. Incentive awards, including the effect of the individual modifier, can range from 0% up to 150% of the individual’s target award.

Minimum Funding Requirement

A common equity Tier 1 ratio of at least 8.5% was established as a minimum funding requirement for our incentive compensation. Payment of incentive compensation is conditioned upon our meeting this goal. This threshold funding goal was met, with a common equity Tier 1 ratio of 11.7% at December 31, 2018, calculated under the Standardized Approach.

Balanced Scorecard

We use a “balanced scorecard” approach for our incentive compensation determinations. Our approach is designed to be a comprehensive analysis by the HRC Committee of corporate and individual performance determined based on quantitative and qualitative metrics as appropriate. Our balanced scorecard provides for the following:

•

Corporate Component. The corporate component of the balanced scorecard is based on a single set of objective company-wide performance metrics that are designed to drive achievement of near-term business strategies. The HRC Committee establishes the applicable metric or metrics at the start of the performance period and has discretion to consider other factors to obtain a holistic picture of our performance. The HRC Committee established the 2018 corporate component weighting for each named executive officer at 100%, providing for a payout determination that is exclusively tied to company-wide performance and subject to adjustment based on individual performance (including, for business unit heads, business unit performance).

•

Individual Modifier. The individual modifier portion of the balanced scorecard provides an opportunity to recognize and differentiate individual actions and contributions in final pay decisions. In prior years, the individual modifier could apply to increase or decrease an incentive award by up to ± 25%. For 2018, the HRC Committee enhanced the impact of the individual modifier to permit incentive award increases of up to 50% and decreases of up to 100%, providing greater differentiation based on individual performance. Additionally, the HRC Committee eliminated the business-unit component as a standalone portion of our 2018 balanced scorecard, which previously applied to certain executives whose roles are business-unit focused.

The HRC Committee determines the corporate component payout, then applies the individual modifier which may increase the total incentive award by up to 50% (subject to the maximum award payout of 150%) or decrease the total incentive award by up to 100%. Finally, the HRC Committee has the discretion to reduce an individual’s corporate component, individual modifier and/or total incentive award based on an assessment of the individual’s risk profile, as described on page 44.

BNY Mellon	2019 Proxy Statement	39

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

As illustrated below, incentive awards are paid out in a combination of cash, PSUs (earned between 0% – 150% based on the achievement of performance metrics over a three-year performance period) and RSUs deferred over three years. Percentages in the graphic below reflect Mr. Scharf’s target incentive award. For Messrs. Santomassimo, Gibbons and Harris, incentive awards are paid 30% in cash, 45% in PSUs and 25% in RSUs. For Ms. Engle, incentive awards are paid 50% in cash, 25% in PSUs and 25% in RSUs, as was established in connection with her commencement of employment.

*

In calculating the number of PSUs and RSUs to grant, the HRC Committee divided the value of PSUs and RSUs awarded by $49.25, the average closing price of our common stock on the NYSE for the 15 trading days from January 2, 2019 through January 23, 2019, to mitigate the impact of short-term volatility in our stock price.

Corporate Component

The corporate component metrics are reviewed annually by the HRC Committee to select a measure or set of measures that align with our strategy and are appropriate for measuring annual performance. The same corporate component metrics and goals apply to each named executive officer. In February 2018, the HRC Committee determined to focus management on OEPS to reinforce our focus on driving organic growth, which we believe is the key to ensure both revenue and costs are optimized. As a result, the HRC Committee established OEPS as the sole corporate component metric. The HRC Committee may also consider other factors (including, for example, our performance relative to our peers, market conditions and interest rate environment) in determining the earnout within the OEPS earnout range and also in determining the overall corporate component payout.

OEPS. As adopted by the HRC Committee for purposes of the corporate component metric, OEPS is defined as reported earnings per share excluding merger and integration, restructuring, litigation expense and other significant, unusual items considered by the HRC Committee in its discretion. Our 2018 OEPS budget was set at $4.08 and, in February 2018, the HRC Committee determined to adjust the calculation of actual versus budgeted OEPS to limit the impact of market performance to a maximum of 25% to emphasize the importance of organic growth over market-driven growth and established the guidelines below for a range of incentive payouts. These guidelines include the intended upside and downside leverage, which is the amount by which each percentage point difference between our budgeted and actual OEPS is magnified to determine the OEPS earnout portion of the corporate component.

OEPS	Percent of Budget ($4.08)	Earnout Range as a Percent of Target	Intended Leverage
> $4.90	> 120%	150%
$4.08 – $4.90	100% – 120%	100% – 150%	3:1
$3.47 – $4.08	85% – 100%	40% – 110%	4:1
< $3.47	< 85%	0%

40	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

HRC Committee Determinations. While our actual 2018 OEPS was $4.21, the HRC Committee limited the impact of market outperformance by 25% in its calculation of OEPS for purposes of the corporate component determination and in accordance with our balanced scorecard framework, determined our 2018 OEPS to be slightly below $4.21, 3.13% above our operating budget, resulting in an earnout range of 100% to 150% per the guidelines shown above. The HRC Committee then calculated an earnout of 109.4%, which reflected an earnout of 3 percentage points above target for each percentage point by which 2018 OEPS as calculated under the balanced scorecard exceeded our operating budget (consistent with our intended leverage shown above).

Notwithstanding our TSR results relative to the S&P Financials Index over a 1, 3 and 5-year period, the HRC Committee determined to limit the corporate component payout to 100% to reflect that our 2018 organic revenue growth was modest, with earnings driven by external market factors such as a strong equity market performance, higher interest rates and a lower effective tax rate.

Individual Modifier

In February 2018, the HRC Committee approved and recommended to the Board individual modifier strategic and leadership objectives for our CEO, and approved individual modifier strategic objectives (including, for business unit heads, business unit performance goals) and leadership objectives for our other named executive officers, which were set by our CEO after discussion with the HRC Committee. None of the individual strategic and leadership objectives had any specific weighting; the objectives are intended to be used, together with other information the HRC Committee determines relevant, to develop a holistic evaluation of individual performance.

In December 2018, the HRC Committee reviewed and considered each named executive officer’s performance, including considering recommendations and performance summaries from our CEO for each of the other named executive officers. In the first quarter of 2019, the HRC Committee determined each named executive officer’s individual modifier. For Mr. Scharf, the HRC Committee reviewed his performance self-assessment, obtained feedback from each independent director, and finalized its decision after reporting its preliminary evaluation to the other independent directors and soliciting their input. For each of the other named executive officers, the HRC Committee reviewed his or her performance self-assessment, considered the December 2018 and February 2019 feedback from our CEO, considered applicable business unit performance and finalized its decision after soliciting input from the other independent directors.

In determining the individual modifier for Mr. Scharf, the HRC Committee considered the following key results:

•	Strategic: exceeded OEPS target; prioritized areas for growth and efficiency; advanced the company’s strategic planning, digital and automation capability; strengthened the operating model through systematic and comprehensive client service improvements
•	Leadership: continued progress in assessing and developing the senior management team, including by introducing new skill sets where necessary; advanced the company’s diversity and inclusion agenda; created a new focus on growth and innovation; emphasized culture of growth and innovation through increased sense of urgency; changed operating model to a flatter and optimized structure, including the Executive Committee; created more collaboration and transparency across the company

Based on the above strategic and leadership results, the HRC Committee approved an individual modifier of 110% for Mr. Scharf.

100% corporate component payout 110% individual modifier 110% of target earned

The HRC Committee then granted Mr. Scharf 25% of his total incentive award in the form of cash, 50% in the form of PSUs and 25% in the form of RSUs.

BNY Mellon	2019 Proxy Statement	41

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

In determining the individual modifier for Mr. Santomassimo, the HRC Committee considered the following key results:

•	Strategic: initiated improvements of internal control procedures; developed multi-year real estate strategy and implemented on-time migration of headquarters; established new initiatives to drive enterprise-wide improvements relating to vendor oversight, regulatory relationships and resiliency
•	Leadership: significantly exceeded expectations transitioning into role of Chief Financial Officer; implemented talent management tools and processes to accelerate development of a leadership team pipeline; demonstrated commitment to advancing our diversity and inclusion agenda

In addition to Mr. Santomassimo’s strong contributions in 2018, consideration was given to his total compensation positioning relative to the compensation of Chief Financial Officers of our peers. Based on the foregoing, the HRC Committee approved an individual modifier of 150% for Mr. Santomassimo.

100% corporate component payout 150% individual modifier 150% of target earned

The HRC Committee then granted Mr. Santomassimo 30% of his total incentive award in the form of cash, 45% in the form of PSUs and 25% in the form of RSUs.

In determining the individual modifier for Ms. Engle, the HRC Committee considered the following key results:

•	Strategic: executed on our technology agenda, including developing initiatives to enhance the stability, resiliency and cybersecurity of our applications and infrastructure; continued implementation of new operating model for Technology, implemented new operating procedures around Technology governance and controls
•	Leadership: implemented talent management tools and processes to develop a robust leadership team pipeline; demonstrated commitment to advancing our diversity and inclusion agenda; continued to develop and refine our risk management framework, as related to our technological functions

Based on the above strategic and leadership results, the HRC Committee approved an individual modifier of 110% for Ms. Engle.

100% corporate component payout 110% individual modifier 110% of target earned

The HRC Committee then granted Ms. Engle 50% of her total incentive award in the form of cash, 25% in the form of PSUs and 25% in the form of RSUs.

In determining the individual modifier for Mr. Gibbons, the HRC Committee considered the following key results:

•	Strategic: achieved a smooth transition into new role, met Net Interest Revenue goals, developed and implemented process to improve functionality and resiliency of collateral management platform, and executed on deposit strategies
•	Leadership: demonstrated commitment to developing a robust leadership team pipeline and to advancing our diversity and inclusion agenda; continued to facilitate coordination and collaboration within the Clearing, Markets and Client Management business unit

42	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

Based on the above strategic and leadership results, the HRC Committee approved an individual modifier of 105% for Mr. Gibbons.

100% corporate component payout 105% individual modifier 105% of target earned

The HRC Committee then granted Mr. Gibbons 30% of his total incentive award in the form of cash, 45% in the form of PSUs and 25% in the form of RSUs.

In determining the individual modifier for Mr. Harris, the HRC Committee considered the following key results:

•	Strategic: initiated reorganization of investment management and continued implementation of wealth management reorganization to support boutique growth and stability; strategically repositioned products to address industry shifts
•	Leadership: leveraged talent management tools to develop a leadership team pipeline; demonstrated continued commitment to advancing our diversity and inclusion agenda, continued progress towards achieving long-term corporate social responsibility goals

Based on the above strategic and leadership results, the HRC Committee approved an individual modifier of 90% for Mr. Harris.

100% corporate component payout 90% individual modifier 90% of target earned

The HRC Committee then granted Mr. Harris 30% of his total incentive award in the form of cash, 45% in the form of PSUs and 25% in the form of RSUs.

Awarded 2018 Total Direct Compensation(1)

Based on the corporate component and individual modifier determinations described above, the total direct compensation awarded to each of our named executive officers in respect of 2018 was as follows:

Named Executive Officers	Salary	Incentive Compensation			Total Incentive as	Awarded Total Direct
		Cash	PSUs(2)	RSUs(2)	% of Target	Compensation(1)

Charles W. Scharf Chairman & CEO	$1,250,000	$4,193,750	$8,387,500	$4,193,750	110%	$18,025,000

Michael P. Santomassimo CFO	$500,000	$1,350,000	$2,025,000	$1,125,000	150%	$5,000,000

Bridget E. Engle Senior Executive Vice President & Chief Information Officer	$600,000	$2,585,000	$1,292,500	$1,292,500	110%	$5,770,000

Thomas P. (“Todd”) Gibbons Vice Chair & CEO, BNY Mellon Clearing, Markets and Client Management	$650,000	$2,157,750	$3,236,625	$1,798,125	105%	$7,842,500

Mitchell E. Harris CEO of Investment Management	$650,000	$1,984,500	$2,976,750	$1,653,750	90%	$7,265,000

1

The amounts reported as Awarded Total Direct Compensation differ substantially from the amounts determined under SEC rules as reported for 2018 in the “Total” column of the Summary Compensation Table set forth on page 53. The above table is not a substitute for the Summary Compensation Table.

2	PSUs are generally earned between 0% — 150% based on the achievement of performance metrics over the 2019 — 2021 performance period. RSUs generally vest in equal installments over three years.

BNY Mellon	2019 Proxy Statement	43

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

Risk Assessment

We use a risk scorecard to formally connect compensation and appropriate risk-taking. The risk scorecard takes into account liquidity, operational, reputational, market, credit and technology risk categories by measuring:

•	maintenance of an appropriate compliance program, including adhering to our compliance rules and programs;

•

protection of the company’s reputation, including reviewing our business practices to ensure that they comply with laws, regulations and policies, and that business decisions are free from actual or perceived conflicts;

•	management of operational risk, including managing operational losses and maintaining proper controls;

•

compliance with all applicable credit, market and liquidity risk limits, including understanding and monitoring risks associated with relevant businesses and new client acceptance, as well as appropriately resolving or escalating risk issues to minimize losses; and

•	meeting Internal Audit expectations, including establishing an appropriate governance culture, achieving acceptable audit results and remediating control issues in a timely manner.

The HRC Committee’s review of the risk scorecard results for each named executive officer was taken into account by the HRC Committee in determining each of the corporate component and individual modifier elements of the balanced scorecard. The HRC Committee has the ability to reduce or fully eliminate the incentive award if the risk scorecard result is significantly below expectation. In addition, in the event that the named executive officer’s risk scorecard rating is lower than acceptable risk tolerance, any unvested RSUs and PSUs will be subject to review and potential forfeiture, as determined by our HRC Committee. No downward adjustments were made for 2018.

Reduction, Forfeiture or Clawback in Certain Circumstances

The company may cancel or claw back all or any portion of the RSUs and PSUs that constitute a portion of our named executive officers’ incentive award and may claw back some or all of an incentive award paid to our named executive officers in the form of cash if the named executive officer engages in conduct prohibited by our forfeiture and recoupment policy or our cash recoupment policy, respectively. For more information on these forfeiture and recoupment policies, see page 50.

44	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

PSUs

As part of our incentive compensation program, we grant PSUs each year based on prior-year performance. We consider PSUs granted during a given year to be part of the prior year’s compensation; for example, we consider the February 2018 PSU grant to be part of 2017 earned compensation. PSUs cliff vest after the end of three-year performance periods based on continued service with certain exceptions. The PSUs granted in 2016 were earned at 100%, as described below. The PSUs granted in 2017 and 2018 are earned between 0% — 150%, in each case based on the achievement of performance metrics over the applicable three-year performance period. Granting awards annually with overlapping, multi-year performance periods allows the HRC Committee to annually review and update, as appropriate, the structure and performance metrics that we use in our PSU program.

Recent PSUs

Our recent PSU awards, including all awards outstanding for any portion of 2019, are illustrated below:

2016 2017 2018 2019 2020 2021 2022 February 2016 PSU Award Earned at 100% as described above cliff vested in 2019 based on continued service February 2017 PSU Award OEPS, with the potential of a negative risk modifier should risk-weighted assets grow at an unacceptable rate cliff vests in 2020 based on continued service February 2018 PSU Award Average revenue growth and average operating margin cliff vests in 2021 based on continued service February 2019 PSU Award Average revenue growth and average operating margin cliff vests in 2022 based on continued service

February 2016 PSUs

As previously disclosed in our 2017 proxy statement, the PSUs granted in February 2016 were to be earned between 0% — 150% based on 2018 OEPS, with the potential of a negative risk modifier should risk-weighted assets (“RWA”) grow at an unacceptable rate. Two sets of 2018 OEPS targets were pre-established for these awards (one set for a “normalizing” rate scenario, where the daily average Fed target rate is greater than or equal to 100 basis points in 2018, and an alternative set for a “flat” rate scenario). The HRC Committee applied targets under the “normalizing” rate scenario because the daily average Fed target rate for 2018 was 191 basis points. Actual 2018 OEPS was $4.21, corresponding to an earnout of 150%. The terms of the 2016 PSUs provide that the percentage of the earned award will be determined in the HRC Committee’s discretion. Recognizing that the 2016 PSUs were intended to reward long-term performance, the HRC Committee determined to exercise its discretion to reduce the earnout in response to the impact of certain one-time events, and as such excluded the benefit of the lower effective tax rate and included the expense of litigation and severance charges. Accordingly, the HRC Committee set the earnout at 100%.

The HRC Committee also reviewed the three-year compound annual growth rate of our RWA from December 31, 2015 to December 31, 2018. As of an applicable date, RWA is generally defined as the risk-weighted assets (estimated on a fully phased-in basis in Basel III using the higher of the Advanced or Standardized Approach) based on existing assumptions at the commencement of the performance period and as reported in the company’s SEC filings. From December 31, 2015 — December 31, 2018, RWA had a compound annual growth rate of -0.67%, resulting in no risk modifier being applied based on RWA growth. As a result, the February 2016 PSUs were earned at 100%.

BNY Mellon	2019 Proxy Statement	45

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

February 2018 PSUs

PSUs granted in February 2018, the amounts of which were determined based on 2017 performance as discussed in last year’s proxy statement, are earned based on average revenue growth (as adjusted) and average operating margin (as adjusted), each over a three-year performance period commencing in 2018. In connection with establishing the performance metrics for the 2018 PSUs, the HRC Committee considered the fact that OEPS had been used as the primary performance metric for the corporate component of the 2017 balanced scorecard and recognized that use of average revenue growth and average operating margin would introduce complimentary performance metrics that are consistent with the Company’s emphasis on organic growth over market-related factors.

The earnout percentage for the February 2018 PSUs will be determined based on the following table, with the final earnout percentage subject to the HRC Committee’s discretion:

	Average Revenue Growth, as adjusted ($in millions)
Average Operating Margin, as adjusted	$0	$150	$200	$275	$350	$425
35%	85%	109%	125%	150%	150%	150%

34%	75%	90%	100%	115%	134%	150%
33%	50%	73%	84%	100%	116%	133%
32%	43%	62%	71%	85%	99%	100%
31%	25%	36%	42%	50%	58%	66%
30% or less	0%	29%	33%	40%	47%	53%

Other Compensation and Benefits Elements

Retirement and Deferred Compensation Plans

After the merger in 2007, we assumed certain existing arrangements affecting the provision of retirement benefits to certain of our named executive officers, maintaining qualified and non-qualified defined benefit and defined contribution plans in which eligible employees, including our named executive officers, may participate. Our named executive officers are eligible to participate in deferred compensation plans, which enable eligible employees to defer the payment of taxes on a portion of their compensation until a later date. To limit pension accruals, we froze all accruals under the Legacy BNY SERP as of December 31, 2014 and under our other U.S. defined benefit pension plans (including the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan) as of June 30, 2015. For a description of these plans and our named executive officers’ participation therein, see “Pension Benefits” and “Nonqualified Deferred Compensation” below.

Perquisites

Our named executive officers are eligible to participate in company-wide benefit plans. In addition, we provide the following limited benefits, consistent with market practices, that are reportable under SEC rules as perquisites (see footnotes to the Summary Compensation Table below):

•

Our policy regarding corporate aircraft usage provides that the CEO should make reasonable use of the company aircraft for security purposes and to make the most efficient use of his time, including with respect to personal travel. The HRC Committee receives and reviews an aircraft usage report on a semi-annual basis.

•	Mr. Gibbons is covered by a legacy life insurance policy assumed in the merger.

46	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

Pay Practices

Stakeholder Engagement

We believe it is important to consider feedback and input from our stakeholders, including stockholders, employees, clients and the communities we serve.

We have consistently received support for our executive
compensation program, with stockholder approval at our
2018, 2017 and 2016 Annual Meetings of 98%, 98% and
97%, respectively. We continue to actively engage with
our stakeholders throughout the year (including
webcasting our Annual Meeting to allow broader
stockholder participation).

In total, in advance of our 2019 Annual Meeting and as a
result of our annual outreach process, we reached out to
investors representing over 51% of our outstanding

98% of stockholders approved our 2018 say-on-pay proposal

common shares, and we actively engaged with other stakeholders on governance and performance matters. We further engaged stockholders and analysts at industry conferences, in meetings at our offices or at our stockholders’ offices, through conference calls and at our Investor Day conference held on March 8, 2018.

Key Compensation Practices

Our 2018 compensation program for the named executive officers has the following features:

Directly link pay to performance

• Incentive compensation is based on balanced scorecard results, including operating performance, and comprises about 91% of target total direct compensation

• Incentive compensation deferred in the form of PSUs comprises 50% of target total incentive compensation for our CEO and generally comprises 45% for other named executive officers

• Incentive compensation deferred in the form of RSUs comprises 25% of target total incentive compensation for all our named executive officers

Balanced approach for incentive compensation

• Incentive compensation earned based on a combination of corporate and individual performance, including business unit performance, as applicable

• Corporate component based on OEPS, with the HRC Committee retaining discretion to consider other factors

• Individual modifier allows the HRC Committee to recognize and differentiate individual contributions, including contributions to business unit performance as applicable

Promote long-term stock ownership

• Deferred equity (PSUs and RSUs) as a percentage of target total incentive compensation: 75% for our CEO and generally 70% for our other named executive officers

• PSUs cliff vest after the end of a three-year performance period, and RSUs vest in equal installments over three years

• Our CEO must acquire and retain company stock equal to six times base salary, and other named executive officers must acquire and retain stock equal to four times base salary, in each case plus an additional amount equal to one times base salary to provide a cushion against stock volatility

What we don’t do

• No single-trigger change-in-control benefits

• No excessive severance benefits

• No excessive perquisites or benefits

• No tax gross-ups

• No hedging or short sales of our stock

• No dividend equivalents paid on unearned incentive PSUs or RSUs

• No stock option grants

BNY Mellon	2019 Proxy Statement	47

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

HRC Committee Role and Process

In the first quarter of 2018, for each named executive officer, the HRC Committee approved base salary levels; established target amounts for the 2018 incentive award to be earned or granted, as applicable, in the first quarter of 2019 based on 2018 performance; and granted the PSU and RSU components of awards earned for 2017 performance.

In setting 2018 compensation targets, the HRC Committee, assisted by its independent compensation consultant, considered a variety of factors over multiple meetings, including our financial performance and data concerning peer companies’ executive compensation programs. Factors were considered holistically, and no one factor had an assigned or specific quantifiable impact on the target compensation levels established by the HRC Committee.

During the year, the HRC Committee received regular updates on performance forecasts versus performance goals, regulatory and legislative developments and other relevant matters. In the first quarter of 2019, the HRC Committee evaluated 2018 corporate performance, using a combination of financial and qualitative measures, as well as each named executive officer’s individual performance to make 2018 incentive compensation determinations as described above. During this period, the HRC Committee also determined the payout for PSUs granted in February 2016 in accordance with the terms of such awards, as described above.

The HRC Committee also provided each named executive officer with incentive compensation targets for their 2019 incentive award, with the actual award amount to be determined in the first quarter of 2020 based on prior-year performance.

With respect to our CEO, the HRC Committee reports its preliminary conclusions and compensation decisions, and information on the process used by the HRC Committee, to the other independent members of our Board in executive session and solicits their input prior to finalizing determinations. With respect to our other named executive officers, the HRC Committee also advises and discusses with the other independent directors compensation decisions and the process used by the HRC Committee.

Role of Compensation Consultants

Since February 2014, the HRC Committee has retained CAP as its independent compensation consultant. CAP regularly attends HRC Committee meetings and assists the committee in its analysis and evaluation of compensation matters related to our executives. For more information on CAP, see page 29.

Benchmarking

Peer Group

The HRC Committee and our management use a peer group to provide a basis for assessing relative company performance and to provide a competitive reference for pay levels and practices. In evaluating and selecting companies for inclusion in the peer group, the HRC Committee targets complex financial companies with which we typically compete for executive talent and business. In particular, the HRC Committee selected these companies based on:

•  mix of businesses (e.g., asset management, asset servicing and clearing services) and other financial services companies with similar business models that operate in a similar regulatory environment;

•  relative size in terms of revenue, market capitalization and assets under management, as well as total assets and net income;

•  position as competitors for customers and clients, executive talent and investment capital; and

• global presence.

BlackRock, Inc.

The Charles Schwab

Corporation

Franklin Resources, Inc.

JPMorgan Chase & Co.

Morgan Stanley

Northern Trust Corporation

The PNC Financial Services

Group, Inc.

Prudential Financial, Inc.

State Street Corporation

U. S. Bancorp

Wells Fargo & Company

The 2018 peer group selected by the HRC Committee was unchanged from 2017.

48	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

Compensation Benchmarking

Compensation information is collected from the peer group proxy statements to provide data for the HRC Committee to assess the competitiveness of targeted and actual compensation. Peer group information is also used to analyze market trends and compensation program practices. For certain named executive officers, data relating to the peer group is supplemented with industry data from surveys conducted by national compensation consulting firms and other data to assess the compensation levels and practices in the businesses and markets in which we compete for executive talent. Peer group data and other information provided to the HRC Committee by CAP was used by the HRC Committee as a consideration in setting 2018 target compensation levels for our named executive officers.

Financial Performance Benchmarking

The peer group is also used to provide the HRC Committee with relative financial performance assessments. The metrics reviewed include revenue growth, EPS growth, operating margin, return on equity, return on tangible common equity as well as TSR on a one- and three-year basis. This analysis provides additional context for the HRC Committee in their review of compensation outcomes as well as compensation program design. When making annual compensation determinations for prior year performance, the HRC Committee reviews additional relative performance metrics as part of their considerations, as discussed above on pages 40 to 41.

Peer group data reviewed by the HRC Committee was considered holistically, and was used as an input, but not the sole input, of their compensation decisions.

Stock Ownership Guidelines

Under our stock ownership guidelines, each named executive officer is required to own a number of shares of our common stock with a value equal to a multiple of base salary within five years of becoming a member of our Executive Committee. The officer cannot sell or transfer to a third party any shares until he or she achieves the ownership guideline.

	Stock Ownership Requirement	Stock Retention Requirement*

CEO	Must retain shares of our common stock equal to six times base salary	50% of net after tax shares must be held until age 60

Other NEOs	Must retain shares of our common stock equal to four times base salary	50% of net after tax shares must be held for one year after vesting date

*

Other than with respect to certain awards granted to Ms. Engle in connection with her commencement of employment in 2017, applies to shares received from the vesting of RSUs, PSUs, restricted stock and other long-term equity awards granted after appointment to the Executive Committee and that were unvested as of, or granted after, August 2012.

Our CEO is subject to a six-times base salary, and our other named executive officers are subject to a four-times base salary, ownership guideline. All of our named executive officers are also expected to hold, as an administrative practice, an additional amount of company shares above their guideline amount equal to one times base salary to provide a cushion against stock volatility. Mr. Santomassimo has until January 2023 and Ms. Engle has until June 2022 to meet the stock ownership and administrative guidelines, which in each case is five years from becoming a member of the Executive Committee. All of our other named executive officers meet the stock ownership and administrative guidelines. To determine each named executive officer’s ownership stake we include shares owned directly, shares held in our employee stock purchase and retirement plans and shares held in certain trusts. We include 50% of unvested restricted stock and RSUs that do not have performance conditions or for which the applicable performance conditions have been met. Unearned performance shares, awards that remain subject to performance conditions and stock options are not counted toward compliance with the stock ownership guidelines.

In addition, named executive officers are subject to a retention requirement relating to shares received from the vesting of RSUs, PSUs, restricted stock and other long-term equity awards that were granted after their respective appointment to the Executive Committee and that were unvested as of, or granted after, August 2012. For the CEO, 50% of the net after-tax shares from these awards must be held until age 60; for other named executive officers, 50% of the net after-tax shares must be held for one year from the vesting date (excluding shares from certain awards granted to Ms. Engle in connection with her commencement of employment in 2017).

BNY Mellon	2019 Proxy Statement	49

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

Anti-Hedging Policy

Our executives, including each named executive officer, and directors are subject to a robust anti-hedging policy which prohibits them from entering into hedging transactions with their company stock and derivative securities relating to BNY Mellon. Prohibited transactions include engaging in short sales of our stock, purchasing our stock on margin and buying or selling any puts, calls or other options involving our securities (other than options granted pursuant to our compensation program). Prior to engaging in any transaction in company stock or derivative securities (including transactions in employee benefit plans, gifts and pledges), our executives and directors are required to pre-clear such transaction with our legal department and obtain that department’s affirmative approval to enter into the transaction.

Our anti-hedging policy applies to all securities which our executives and directors beneficially own and, with the exception of Trian, any entity for which an executive or director is attributed ownership.

Clawback and Recoupment Policy

In addition to forfeiture provisions based on risk outcomes during the vesting period, we have a comprehensive forfeiture and recoupment policy administered by the HRC Committee that applies to equity awards granted to our employees, including the named executive officers. Under the policy, the company may cancel all or any portion of unvested equity awards and require repayment of any shares of common stock (or values thereof) or amounts (including dividends and dividend equivalent payments) that were acquired from the award if:

•

the executive directly or indirectly engages in conduct, or it is discovered that the executive engaged in conduct, that is materially adverse to the interests of the company, including failure to comply with the company’s rules or regulations, fraud or conduct contributing to any financial restatements or irregularities;

•	during the course of employment, the executive engages in solicitation and/or diversion of customers or employees and/or competition with the company;

•	following termination of employment with the company for any reason, the executive violates any post-termination obligations or duties owed to the company or any agreement with the company;

•	any compensation otherwise payable or paid to the executive is required to be forfeited and/or repaid to the company pursuant to applicable regulatory requirements; or

•

with respect to awards granted in 2018, the executive violates any obligation under the applicable award agreement (including failing to satisfy notice requirements, breaching non-competition or non-solicitation provisions while any portion of the award is outstanding or breaching the confidentiality or non-disparagement provisions).

We also have a cash recoupment policy, which provides that the company may claw back some or all of a cash incentive award made to our employees (including named executive officers) if the company determines within three years of the award date that there is a reasonable belief that the employee has engaged in conduct that is materially adverse to the company’s interests (including failing to comply with the company’s rules or regulations or engaging in fraud or other conduct that directly or indirectly causes or contributes to a financial restatement or other irregularity of BNY Mellon during the award performance period). The company may similarly forfeit, reduce or require repayment of a cash incentive award if (1) required by any applicable law, (2) the employee engages in competition with the company during the course of employment, or (3) the employee violates any post-termination obligations or duties owed to the company under any agreement with the company.

The company continues to monitor regulatory requirements as may be applicable to its recoupment policies.

Severance Benefits

Stockholder Approval of Future Executive Severance Arrangements. In July 2010, the Board adopted a policy regarding stockholder approval of future executive severance arrangements. The policy provides that the company will not enter into a future severance arrangement with an executive that provides for severance benefits (as defined in the policy) in an amount exceeding 2.99 times the sum of annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless such arrangement receives stockholder approval.

50	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

Executive Severance Plan. The Bank of New York Mellon Corporation Executive Severance Plan (the “Executive Severance Plan”) was adopted in July 2010 and amended in August 2016 and February 2018. Under the Executive Severance Plan, participants terminated by the company without “cause” are eligible to receive severance in the amount of one times base salary and may be eligible for a pro-rata annual bonus for the year of termination, as determined on a case by case basis. If a pro-rata annual bonus is awarded, it will be paid at year end after an evaluation of corporate and individual performance (including business unit performance, as applicable), among other considerations. The following table sets forth the severance benefits available under the Executive Severance Plan.

Reason for Termination	Severance Payment	Bonus	Benefit Continuation	Outplacement Services

By the company without “cause”	1 times base salary	Pro-rata annual bonus paid at year end at the discretion of management and the HRC Committee	1 year	1 year

By the company without cause” or by the participant for “good reason” within two years following a “change in control”	2 times base salary and 2 times target annual bonus	Pro-rata target annual bonus for the year of termination	2 years	1 year

Executive Severance Plan participants are selected by the HRC Committee and include each of our named executive officers. To receive benefits under the plan, the participant must sign a release and waiver of claims in favor of the company and agree not to compete against the company, or solicit our customers and employees, for so long as they are receiving benefits under the plan.

We do not provide any severance-related tax gross-ups. If any payment under the Executive Severance Plan would cause a participant to become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 (“IRC”), then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after-tax position than if the participant were to pay the tax. In addition, the amount of payments and benefits payable under the plan will be reduced to the extent necessary to comply with our policy regarding stockholder approval of executive severance arrangements as described above.

Tax Considerations

The HRC Committee considers certain tax implications when designing our executive compensation programs and certain specific awards. We generally design our compensation programs so that compensation paid to the named executive officers can qualify for available income tax deductions. However, the HRC Committee believes that stockholders’ interests may best be served by offering compensation that is not fully deductible, where appropriate, to attract, retain and motivate talented executives. Accordingly, the HRC Committee has discretion to authorize compensation that does not qualify for income tax deductibility.

The HRC Committee considered that Section 162(m) of the IRC generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its CEO, CFO and the three other most highly compensated executive officers each year. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 in December 2017, Section 162(m) included an exception to this $1 million limit for “qualifying performance-based” compensation as defined in the IRC. However, the Tax Cuts and Jobs Act of 2017 removed this “qualifying performance-based” compensation exception.

BNY Mellon	2019 Proxy Statement	51

ITEM 2. ADVISORY VOTE ON COMPENSATION > Compensation Discussion & Analysis

How We Address Risk and Control

On an annual basis, our Chief Risk Officer meets with the HRC Committee to review the company’s compensation plans and arrangements, including those in which members of the Executive Committee participate, to ensure they are well-balanced and do not encourage imprudent risk-taking.

We identify employees who, individually or as a group, are responsible for activities that may expose us to material amounts of risk, using a risk-related performance evaluation program with adjustments determined by a senior management committee responsible for control functions, with such adjustments later reviewed by the HRC Committee. The incentive compensation of identified employees is directly linked to risk-taking either through a “risk scorecard” or through the inclusion of a standard risk goal as part of our performance management process.

With respect to our named executive officers, a common equity Tier 1 ratio of at least 8.5% was established as a minimum funding requirement for our incentive compensation. Our incentive compensation also takes into account a risk assessment for both the company as a whole and for each individual. In addition, all of our named executive officers’ equity awards are subject to 100% forfeiture during, and clawback following, the vesting period and all of their cash incentives are subject to 100% clawback within three years following the award date, in each case based on ongoing risk assessments under our comprehensive recoupment policy.

We are also subject to regulation by various U.S. and international governmental and regulatory agencies with respect to executive compensation matters and the consideration of risk in the context of compensation. Our programs have been designed to comply with these regulations, and the HRC Committee regularly monitors new and proposed regulations as they develop to determine if additional action is required.

Based on the above, we believe that our compensation plans and practices are well-balanced and do not encourage imprudent risk-taking that threatens our company’s value or create risks that are reasonably likely to have a material adverse effect on the company.

Report of the HRC Committee

The HRC Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. On the basis of such review and discussions, the HRC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and this proxy statement.

By: The Human Resources and Compensation Committee

Edward P. Garden, Chairman	Jeffrey A. Goldstein	Samuel C. Scott III
Steven D. Black	Edmund F. “Ted” Kelly

52	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION	> Executive Compensation Tables and Other Compensation Disclosure

Summary Compensation Table

The Summary Compensation Table and Grants of Plan-Based Awards Table, on this page 53 and on page 54, are in accordance with SEC rules and do not reflect the manner in which our HRC Committee thinks about and determines compensation. In particular, the SEC rules require that we report equity-based awards for the year that they are granted, even though the equity-based portion of our incentive compensation is awarded for services performed the prior year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total Compensation

Charles W. Scharf(5) Chairman & CEO	2018	$1,250,000	$—	$3,875,777	$—	$4,193,750	$—	$64,358	$9,383,885
	2017	$572,917	$—	$14,741,565	$—	$1,754,000	$—	$33,470	$17,101,952
Michael P. Santomassimo(5) CFO	2018	$500,000	$—	$740,050	$—	$1,350,000	$—	$19,250	$2,609,300
Bridget E. Engle(5) Senior Executive Vice President & Chief Information Officer	2018	$600,000	$—	$2,388,988	$—	$2,585,000	$—	$11,000	$5,584,988
	2017	$339,611	$—	$7,309,402	$—	$2,350,000	$—	$10,800	$10,009,813

Thomas P. “Todd” Gibbons Vice Chair & CEO, BNY Mellon Clearing, Markets and Client Management	2018	$650,000	$—	$4,609,078	$—	$2,157,750	$—	$29,350	$7,446,178
	2017	$650,000	$—	$5,722,582	$—	$1,943,100	$360,812	$99,648	$8,776,142
	2016	$650,000	$—	$4,755,929	$—	$2,354,580	$179,290	$84,360	$8,024,159

Mitchell E. Harris CEO of Investment Management	2018	$650,000	$—	$6,229,333	$—	$1,984,500	$—	$19,250	$8,883,083
	2017	$650,000	$—	$4,220,202	$—	$2,626,155	$104,837	$18,900	$7,620,094
	2016	$625,000	$—	$3,713,373	$—	$1,736,438	$74,252	$18,550	$6,167,613

(1)

The amounts disclosed in this column include the grant date fair value of RSUs and PSUs granted in 2018, 2017 and 2016. For 2018, the grant date fair values of PSUs were: $3,875,777 for Mr. Scharf; $370,025 for Mr. Santomassimo; $1,194,494 for Ms. Engle; $2,962,991 for Mr. Gibbons; and $4,004,588 for Mr. Harris. At the maximum level of performance, the PSU values would be: $5,813,666 for Mr. Scharf; $555,038 for Mr. Santomassimo; $1,791,741 for Ms. Engle; $4,444,487 for Mr. Gibbons; and $6,006,882 for Mr. Harris.

(2)

The amounts disclosed in this column are computed in accordance with FASB ASC Topic 718 (“ASC 718”) using the valuation methodology for equity awards set forth in note 16 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)

The amount disclosed in this column for 2018 represents the amount of increase in the present value of the executive’s accumulated pension benefit. Present values are determined in accordance with the assumptions used for purposes of measuring our pension obligations under FASB ASC 715 as of December 31, 2018, including a discount rate of 4.45%, with the exception that benefit payments are assumed to commence at the earliest age at which unreduced benefits are payable. The change in present value of accumulated benefit is negative $519,664 for Mr. Gibbons and negative $20,158 for Mr. Harris. These negative amounts are not reflected in the amounts disclosed above.

(4)	The items comprising “All Other Compensation” for 2018 are:

Name	Perquisites and Other Personal Benefits(a)	Contributions to Defined Contribution Plans(b)	Insurance Premiums(c)	Total

Charles W. Scharf	$45,108	$19,250	$—	$64,358
Michael P. Santomassimo	$—	$19,250	$—	$19,250
Bridget E. Engle	$—	$11,000	$—	$11,000
Thomas P. “Todd” Gibbons	$—	$19,250	$10,100	$29,350
Mitchell E. Harris	$—	$19,250	$—	$19,250

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ITEM 2. ADVISORY VOTE ON COMPENSATION > Executive Compensation Tables and Other Compensation Disclosure

(a)

“Perquisites and Other Personal Benefits” for Mr. Scharf consist of personal use of company aircraft ($45,108), determined by the direct hourly operating cost for use of the aircraft multiplied by the number of hours of personal use. We calculated the direct hourly operating cost for use of the aircraft by adding the total amount spent by us for fuel, maintenance, landing fees, travel and catering associated with the use of corporate aircraft in 2018 and divided this number by the total number of flight hours logged in 2018.

(b)

“Contributions to Defined Contribution Plans” consist of matching contributions under our 401(k) plans and non-discretionary company contributions under The Bank of New York Mellon Corporation Defined Contribution IRC Section 401(a)(17) Plan (the “BNY Mellon 401(k) Benefits Restoration Plan”). See “Nonqualified Deferred Compensation” below on page 58 for more details regarding the BNY Mellon 401(k) Benefits Restoration Plan. In addition, for each named executive officer, the amount includes non-discretionary company contributions totaling 2% of base salary under our 401(k) plan.

(c)	Represent taxable payments made by us for universal life insurance policies.

(5)

Because Mr. Scharf and Ms. Engle were only each a named executive officer in 2017, no disclosure is included as to Mr. Scharf or Ms. Engle for 2016. Because Mr. Santomassimo was only a named executive officer in 2018, no disclosure is included as to Mr. Santomassimo for 2017 or 2016.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards(3)

Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)

Charles W. Scharf	EICP	—	—	$3,812,500	$5,718,750
	PSUs	2/26/2018				—	66,617	99,926		$3,875,777
Michael P. Santomassimo	EICP	—	—	$900,000	$1,350,000
	PSUs	2/26/2018				—	6,360	9,540		$370,025
	RSUs	2/26/2018							6,360	$370,025
Bridget E. Engle	EICP	—	—	$2,350,000	$3,525,000
	PSUs	2/26/2018				—	20,531	30,797		$1,194,494
	RSUs	2/26/2018							20,531	$1,194,494
Thomas P. “Todd” Gibbons	EICP	—	—	$2,055,000	$3,082,500
	PSUs	2/26/2018				—	50,928	76,392		$2,962,991
	RSUs	2/26/2018							28,293	$1,646,087
Mitchell E. Harris	EICP	—	—	$2,205,000	$3,307,500
	PSUs	2/26/2018				—	68,831	103,247		$4,004,588
	RSUs	2/26/2018							38,239	$2,224,745

(1)

Represents the cash portion of incentive compensation amounts to be paid for performance during 2018 under The Bank of New York Mellon Corporation Executive Incentive Compensation Plan (the “EICP”). There was no threshold payout under this plan for 2018.

(2)

Represents the portion of the named executive officer’s incentive compensation award granted in the form of PSUs under The Bank of New York Mellon Corporation Long-Term Incentive Plan (the “LTIP”) for performance during 2017. The amounts shown under the Maximum column represent the maximum payout level of 150% of target; there is no threshold payout level. Upon vesting, the PSUs will be paid out in shares of BNY Mellon common stock. PSUs cannot be sold during the period of restriction. During this period, dividend equivalents on the PSUs will be reinvested and paid to the executives at the same time as the underlying shares to the extent earned. These units will be earned between 0% – 150% based on average revenue growth (as adjusted) and average operating margin (as adjusted), each over a three-year period. The earned units generally will cliff vest after the end of the performance period if the executive remains employed by us. In the event that the named executive officer’s risk scorecard rating is lower than acceptable risk tolerance, any unvested PSUs will be subject to review and potential forfeiture, as determined by our HRC Committee.

(3)

For each of Messrs. Santomassimo, Gibbons and Harris and Ms. Engle, represents the portion of the named executive officer’s incentive compensation award granted in the form of RSUs under the LTIP for performance during 2017. The RSUs generally vest in equal installments over three years. As previously disclosed, Mr. Scharf’s RSUs for 2017 performance were pre-granted in 2017 in connection with his commencement of employment.

(4)	The aggregate grant date fair value of awards presented in this column is calculated in accordance with ASC 718.

54	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Executive Compensation Tables and Other Compensation Disclosure

Outstanding Equity Awards at Fiscal Year-End

The market value of unvested or unearned awards is calculated based on $47.07 per share, the closing price of our common stock on the NYSE on December 31, 2018.

		Option Awards				Stock Awards(2)

		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units
Name	Year of Grant/ Performance Period(1)	Exercisable	Unexercisable					or Other Rights That Have Not Vested (#)	or Other Rights That Have Not Vested ($)
Charles W. Scharf	2017					36,740	$1,729,352
	2017-2019							248,006(3)	$11,673,653
	2018-2020							68,017(3)	$3,201,583
Michael P. Santomassimo	2016					7,658	$360,462
	2017					9,588	$451,307
	2018					6,360	$299,365
	2018-2020							6,493(3)	$305,659
Bridget E. Engle	2017					68,046	$3,202,925
	2018					20,531	$966,394
	2018-2020							20,962(3)	$986,711
Thomas P. “Todd” Gibbons	2011	190,124	—	$30.1300	2/23/2021
	2012	128,432	—	$22.0300	2/22/2022
	2016					27,976	$1,316,830
	2017					28,946	$1,362,488
	2018					28,293	$1,331,752
	2016-2018							55,232(4)	$2,599,805
	2017-2019							81,235(3)	$3,823,762
	2018-2020							51,998(3)	$2,447,577
Mitchell E. Harris	2012	31,621	—	$22.0300	2/22/2022
	2016					18,883	$888,823
	2017					21,347	$1,004,803
	2018					38,239	$1,799,910
	2016-2018							52,517(4)	$2,471,976
	2017-2019							59,908(3)	$2,819,875
	2018-2020							70,278(3)	$3,307,987

(1)	Refers to the year of grant for stock options and RSUs and to the performance period for PSUs.

BNY Mellon	2019 Proxy Statement	55

ITEM 2. ADVISORY VOTE ON COMPENSATION > Executive Compensation Tables and Other Compensation Disclosure

(2)	RSUs vest in accordance with the following schedule:

Year of Grant

2016

Generally 1/3 vest per year over a three-year period; the remaining unvested RSUs vested on 2/19/2019. For Mr. Santomassimo, 9,280 RSUs vested on 1/13/2018; 3,184 RSUs vested on 10/25/2018; 4,474 RSUs vested on 1/13/2019 and 3,184 RSUs vest on 10/25/2019.

2017

Generally 1/3 vest per year over a three-year period, with the remaining unvested RSUs having vested 1/2 on 2/16/2019 and vesting 1/2 on 2/16/2020. For Mr. Scharf, 1/3 vest in equal annual installments commencing on 2/15/2019, with 1/3 having vested on 2/15/2019, 1/3 vesting on 2/15/2020 and 1/3 vesting on 2/15/2021. For Ms. Engle, 71,633 RSUs vested on 02/15/2018; 49,694 RSUs vested on 02/15/2019; and 18,352 RSUs vest on 02/15/2020.

2018	Generally 1/3 vest per year over a three-year period, with the remaining unvested RSUs having vested 1/3 on 2/26/2019 and vesting 1/3 on 2/26/2020 and 1/3 on 2/26/2021.

PSUs are earned and vest in accordance with the following schedule:

Year of Grant

2016

Earned, between 0% – 150% of target, based on our 2018 OEPS and growth in Risk Weighted Assets from 12/31/2015 to 12/31/2018 with a negative risk modifier should risk-weighted assets grow at an unacceptable rate; earned PSUs cliff vested at the end of the performance period (on 2/19/2019).

2017

Earned, between 0% – 150% of target, based on our 2019 OEPS and growth in Risk Weighted Assets from 12/31/2016 to 12/31/2019 with a negative risk modifier should risk-weighted assets grow at an unacceptable rate; earned PSUs cliff vest at the end of the performance period (on 2/16/2020).

2018

Earned, between 0% – 150% of target, based on average revenue growth (as adjusted) and average operating margin (as adjusted), each over a three-year period; earned PSUs cliff vest at the end of the performance period (on 2/26/2021).

(3)	Includes accrued dividends on the PSUs granted in 2017 and 2018, assuming target performance.

(4)	Includes accrued dividends on the PSUs granted in 2016, which were earned based on performance as of December 31, 2018 but remained subject to ongoing time-vesting conditions.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)

Charles W. Scharf	—	$—	—	$—
Michael P. Santomassimo	—	$—	17,259	$958,798
Bridget E. Engle	—	$—	71,633	$4,022,909
Thomas P. “Todd” Gibbons	—	$—	118,127	$6,769,610
Mitchell E. Harris	—	$—	120,912	$6,953,012

56	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Executive Compensation Tables and Other Compensation Disclosure

Pension Benefits

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Thomas P. “Todd” Gibbons	BNY Mellon Tax-Qualified Retirement Plan	28.08	$1,224,955	$—

	Legacy BNY Excess Plan	28.08	$1,979,523	$—

	Legacy BNY SERP	27.58	$3,422,270	$—

Mitchell E. Harris	BNY Mellon Tax-Qualified Retirement Plan	10.75	$369,476	$—

	Legacy Mellon IRC Section 401(a)(17) Plan	10.75	$541,514	$—

(1)

Benefit accruals under the Legacy BNY SERP were frozen as of December 31, 2014, and benefit accruals under the Legacy BNY Excess Plan, Legacy Mellon IRC Section 401(a)(17) Plan and BNY Mellon Tax-Qualified Retirement Plan were frozen as of June 30, 2015.

(2)

The present values shown above are based on benefits earned as of December 31, 2018 under the terms of the various plans as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring our pension obligations under FASB ASC 715 as of December 31, 2018, including a discount rate of 4.45%, with the exception that benefit payments are assumed to commence at the earliest age at which unreduced benefits are payable.

BNY Mellon Retirement Plans

All of these plans are closed to new participants and were frozen as of December 31, 2014 for the Legacy BNY SERP and as of June 30, 2015 for the BNY Mellon Tax-Qualified Retirement Plan, the Legacy BNY Excess Plan and the Legacy Mellon IRC Section 401(a)(17) Plan. Benefits for Legacy BNY participants under the BNY Mellon Tax-Qualified Retirement Plan, the Legacy BNY Excess Plan and the Legacy BNY SERP were determined under a career average pay formula for service on and after January 1, 2006 and under a final average pay formula for service prior to 2006. Benefits for Legacy Mellon participants under the BNY Mellon Tax-Qualified Retirement Plan and the Legacy Mellon IRC Section 401(a)(17) Plan were determined under a final average pay formula.

The BNY Mellon Tax-Qualified Retirement Plan was amended effective January 1, 2009, to change the benefit formula for participants under age 50 as of December 31, 2008 and for new participants to a cash balance formula for service earned on and after January 1, 2009. Plan participants who were age 50 or older as of December 31, 2008 continued to earn benefits through June 30, 2015 under the provisions of the legacy plan in which they participated as of that date. Because Mr. Gibbons and Mr. Harris were over age 50 as of December 31, 2008, they continued to earn benefits under the provisions of the legacy plans in which they participate.

Because Mr. Gibbons and Mr. Harris have attained at least age 55, they are each eligible for immediate retirement under the BNY Mellon Tax-Qualified Retirement Plan. Mr. Gibbons is eligible to retire with unreduced benefits under the BNY Mellon Tax-Qualified

Retirement Plan and the Legacy BNY Excess Plan. Since Mr. Gibbons is over age 60, he is also entitled to an unreduced benefit from the Legacy BNY SERP upon retirement. Mr. Harris is eligible to retire with a reduced benefit, currently 94.58% of his unreduced benefit, under both the BNY Mellon Tax-Qualified Retirement Plan and the Legacy Mellon IRC Section 401(a)(17) Plan. Messrs. Scharf and Santomassimo and Ms. Engle do not participate in any plan that provides for specified payments and benefits (other than defined contribution plans) and accordingly, are not included in the Pension Benefits table above.

BNY Mellon Tax-Qualified Retirement Plan — Legacy BNY Provisions. The Legacy BNY Tax-Qualified Retirement Plan (the “Legacy BNY Plan”) formula is a career average pay formula subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay prior to the plan freeze effective June 30, 2015. Employees who participated in the Legacy BNY Plan prior to January 1, 2006 may choose between a monthly benefit and a lump sum at retirement, while other participants will receive monthly benefits at retirement.

BNY Mellon Tax-Qualified Retirement Plan — Legacy Mellon Provisions. The Legacy Mellon Tax-Qualified Retirement Plan formula is a final average pay formula subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay prior to the plan freeze effective June 30, 2015. Benefits are paid as an annuity.

Legacy BNY Excess Plan. This plan is an unfunded nonqualified plan designed to provide the same benefit to Legacy BNY employees as under the BNY Mellon Tax-Qualified Retirement Plan to the extent their

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ITEM 2. ADVISORY VOTE ON COMPENSATION > Executive Compensation Tables and Other Compensation Disclosure

benefits are limited under such plan as a result of IRC limits on accrued benefits and eligible base pay. Benefits are paid in a lump sum.

Legacy BNY SERP. This plan is an unfunded nonqualified plan that provides benefits according to a benefit formula similar to that of the BNY Mellon Tax-Qualified Retirement Plan benefit formula but includes an annual bonus (capped at 100% of base salary after 2005) for senior executives who were selected to participate in the plan by The Bank of New York’s board of directors prior to July 8, 2003. Benefits are paid in a lump sum. Participants are entitled to benefits in this plan only if they terminate service on or after age 60.

Legacy Mellon IRC Section 401(a)(17) Plan. This plan is an unfunded nonqualified plan designed to provide the same benefit to Legacy Mellon employees as under the BNY Mellon Tax-Qualified Retirement Plan to the extent their benefits are limited under such plan as a result of IRC limits on accrued benefits and eligible base pay. Benefits are paid as an annuity.

Nonqualified Deferred Compensation

The following table provides information with respect to each defined contribution or other plan that provides for nonqualified deferred compensation in which the named executive officers participate. For 2018, each of our named executive officers participated in the BNY Mellon 401(k) Benefits Restoration Plan, and Mr. Harris participated in the BNY Mellon Deferred Compensation Plan and the Mellon Elective Deferred Compensation Plan for Senior Officers. Each of these plans is described below.

Name	Executive Contributions in Fiscal Year 2018	Registrant Contributions in Fiscal Year 2018(1)	Aggregate Earnings in Fiscal Year 2018	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Fiscal Year 2018

Charles W. Scharf	$—	$19,500	$91	$—	$25,649

Michael P. Santomassimo	$—	$4,500	$(246)	$—	$6,854

Bridget E. Engle	$—	$6,500	$(64)	$—	$7,829

Thomas P. “Todd” Gibbons	$—	$7,500	$(1,103)	$—	$31,776

Mitchell E. Harris(2)	$—	$7,500	$73,647	$284,252	$2,657,710

(1)	These amounts represent contributions under the BNY Mellon 401(k) Benefits Restoration Plan and are included in the All Other Compensation column of the Summary Compensation Table on page 53.

(2)

Amounts for Mr. Harris reflect aggregate balances and earnings in the BNY Mellon 401(k) Benefits Restoration Plan, the BNY Mellon Deferred Compensation Plan, and the Mellon Elective Deferred Compensation Plan for Senior Officers. Mr. Harris received a distribution of $284,252 pursuant to his election to receive his balance in the BNY Mellon Deferred Compensation Plan in five annual installments.

58	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Executive Compensation Tables and Other Compensation Disclosure

BNY Mellon Nonqualified Deferred Compensation Plans

BNY Mellon 401(k) Benefits Restoration Plan. The BNY Mellon 401(k) Benefits Restoration Plan is a nonqualified plan designed for the purpose of providing deferred compensation on an unfunded basis for eligible employees. The deferred compensation provided under the BNY Mellon 401(k) Benefits Restoration Plan is intended to supplement the benefit provided under the BNY Mellon 401(k) Savings Plan, our 401(k) Plan, for employees not accruing benefits in our defined benefit pension plans where the employee’s retirement contributions under the 401(k) Plan are limited due to the maximums imposed on “qualified” plans by Section 401(a)(17) of the Internal Revenue Code (the “IRC”). Pursuant to the BNY Mellon 401(k) Benefits Restoration Plan, we set up a notional account that is credited with an amount, if any, of non-discretionary company contributions that would have been credited to each eligible employee’s 401(k) Plan account absent those tax limitations, including for prior years in which the BNY Mellon 401(k) Benefits Restoration Plan was not yet in effect. The amounts credited to the notional accounts generally vest after three years of service, as defined and calculated under the 401(k) Plan. As of December 31, 2018, all of our named executive officers participate in the BNY Mellon 401(k) Benefits Restoration Plan.

BNY Mellon Deferred Compensation Plan. The BNY Mellon Deferred Compensation Plan permits eligible employees, including our named executive officers, to defer receipt of cash bonus/incentive amounts above the Social Security wage base (which was $128,400 in 2018) until a later date while employed, upon retirement or after retirement not to exceed age 70. Changes are permitted to the payment election once annually; however, they must comply with the regulations contained in The American Jobs Creation Act of 2004. Deferred compensation may be paid in a lump sum or annual payments over 2 to 15 years. If an executive terminates employment prior to age 55, his benefit is paid in a lump sum shortly after termination. Investment alternatives, based on a selection of variable rate options, must be selected when the executive makes a deferral election and may be changed each quarter for future deferrals. Previously deferred amounts may generally be reallocated among the investment options at the beginning of each quarter. The plan is a nonqualified unfunded plan. As of December 31, 2018, Mr. Harris is the only named executive officer that participates in the plan.

Mellon Elective Deferred Compensation Plan for Senior Officers. The Mellon Elective Deferred Compensation Plan for Senior Officers is a nonqualified, unfunded plan that permitted executives, including Mr. Harris, to defer receipt of earned salary and cash bonus/incentive amounts above the Social Security wage base until a later date while employed, upon retirement or after retirement not to exceed age 70. Deferred compensation may be paid in a lump sum or annual payments over 2 to 15 years. If an executive terminates employment prior to age 55, his benefit is paid in a lump sum shortly after termination. The executive may allocate his deferrals to receive earnings based on multiple variable rates or a declared rate (for 2018, 3.59%). Previously deferred amounts allocated to the declared rate must remain in the declared rate. Although the plan is unfunded, funds have been set aside in an irrevocable grantor trust for the purpose of paying benefits under the plan to participants.

BNY Mellon	2019 Proxy Statement	59

ITEM 2. ADVISORY VOTE ON COMPENSATION > Executive Compensation Tables and Other Compensation Disclosure

Potential Payments upon Termination or Change in Control

The following discussion summarizes any arrangements, agreements and policies of the company relating to potential payments upon termination or change in control.

Retirement Benefits

As shown in the Pension Benefits and the Nonqualified Deferred Compensation Tables above, we provide qualified and non-qualified pension retirement benefits and qualified and non-qualified defined contribution retirement benefits (with the specific plans varying depending on when participation began).

In addition, we provide accelerated or continued vesting of equity awards for participants who are eligible for retirement, with the eligibility dependent on the individual’s age and length of service and the terms of the applicable plan and award agreements. At December 31, 2018 and using the same assumptions as used for the Table of Other Potential Payments below, our named executive officers were eligible to receive accelerated or continued vesting of stock awards in the following amounts: for Mr. Gibbons, $12,975,022; and for Mr. Harris, $12,360,329. Messrs. Scharf and Santomassimo and Ms. Engle are not included above because they are not retirement-eligible. Accelerated or continued vesting is not provided on termination by the company for cause.

Other Potential Payments upon Termination or Change in Control

Change in Control and Severance Arrangements. Since 2010, our Board has implemented a “Policy Regarding Stockholder Approval of Future Senior Officer Severance Arrangements.” The policy provides that the company will not enter into a future severance arrangement with a senior executive that provides for severance benefits (as defined in the policy) in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless such arrangement receives approval of the stockholders of the company.

Under the Executive Severance Plan, if an eligible participant is terminated by the company without “cause” (as defined in the plan), the participant is eligible to receive a severance payment equal to one times the participant’s base salary for the year of termination (or, if greater, for the year before the year of termination) and benefit continuation and outplacement services for one year. The participant is also eligible for a pro-rata annual bonus for the year of termination in the company’s sole discretion. If a participant’s employment is terminated by the company without cause or if the participant terminates his or her employment for “good reason” (as defined in the plan) within two years following a “change in control” (as defined in the plan), then instead of receiving the benefits described above, the participant is eligible to receive a severance payment equal to two times the sum of the participant’s base salary and target annual bonus for the year of termination (or, if greater, for the year before the year of termination), a pro-rata target annual bonus for the year of termination, benefit continuation for two years and outplacement services for one year. The payments and benefits under the plan are subject to the participant signing a release and waiver of claims in favor of the company and agreeing not to compete against the company, or solicit our customers and employees, for so long as they are receiving benefits under the plan. If any payment under the plan would cause a participant to become subject to the excise tax imposed under Section 4999 of the IRC, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax.

Payments and benefits that are payable under the plan will be reduced to the extent that the amount of such payments or benefits would exceed the amount permitted to be paid under the company’s “Policy Regarding Stockholder Approval of Future Senior Officer Severance Arrangements” and such amounts are not approved by the company’s stockholders in accordance with the policy.

Unvested Equity Awards. Equity awards granted to our named executive officers through December 31, 2018 were granted under The Bank of New York Mellon Corporation Long-Term Incentive Plan. Each award is evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested equity awards. Accordingly, the effect of a termination event or change in control on outstanding equity awards varies by executive officer and type of award. Pursuant to his offer letter, Mr. Scharf is entitled to be treated as having attained age 55 with respect to the PSUs granted in 2017 if he experiences a “qualifying termination” (as defined in the Executive Severance Plan).

60	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Executive Compensation Tables and Other Compensation Disclosure

Table of Other Potential Payments. The following table is based on the following:

•	The termination event listed in the table is assumed to be effective as of December 31, 2018.

•	The value of our common stock of $47.07 per share is based on the closing price of our common stock on the NYSE on December 31, 2018, the last trading day in 2018.

•	The amounts shown in the table include the estimated potential payments and benefits that are payable as a result of the triggering event and do not include any pension, deferred compensation, or equity award vesting that would be earned on retirement as described above. We have only included amounts by which a named executive officer’s retirement benefit is enhanced by the triggering event, or additional equity awards that vest on the triggering event that would not vest on retirement alone. See “Retirement Benefits” on page 60 above for information on the acceleration or continued vesting of equity awards upon retirement.
•	The designation of an event as a termination in connection with a change of control is dependent upon the termination being either an involuntary termination by the company without cause or a termination by the named executive officer for good reason.

•	“Cash Compensation” includes payments of salary, bonus, severance or death benefit amounts payable in the applicable scenario.

The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation, would include payments or benefits already earned or vested and may differ from the amounts set forth in the tables below. In some cases a release may be required before amounts would be payable. Although we may not have any contractual obligation to make a cash payment or provide other benefits to any named executive officer in the event of his or her death or upon the occurrence of any other event, a cash payment may be made or other benefit may be provided in our discretion. The incremental benefits that would be payable upon certain types of termination of employment as they pertain to the named executive officers are described below.

BNY Mellon	2019 Proxy Statement	61

ITEM 2. ADVISORY VOTE ON COMPENSATION > Executive Compensation Tables and Other Compensation Disclosure

Named Executive Officer	By Company Without Cause	Termination in Connection with Change of Control	Death
Charles W. Scharf
Cash Severance(1)	$1,250,000	$17,750,000	$—
Pro-rated Bonus(1)	$8,387,500	$7,625,000	$—
Health and Welfare Benefits	$20,343	$40,686	$—
Additional Retirement Benefits(2)	$—	$—	$—
Additional Stock Award Vesting(3)	$10,586,109	$16,580,173	$16,580,173
Tax Gross-Up	$—	$—	$—
TOTAL	$20,243,952	$41,995,859	$16,580,173
Michael P. Santomassimo
Cash Severance(1)	$500,000	$4,300,000	$—
Pro-rated Bonus(1)	$2,475,000	$1,650,000	$—
Health and Welfare Benefits	$21,294	$42,588	$—
Additional Retirement Benefits(2)	$—	$—	$—
Additional Stock Award Vesting(3)	$1,217,466	$1,420,231	$1,420,231
Tax Gross-Up	$—	$—	$—
TOTAL	$4,213,760	$7,412,819	$1,420,231
Bridget E. Engle
Cash Severance(1)	$600,000	$8,250,000	$—
Pro-rated Bonus(1)	$3,877,500	$3,525,000	$—
Health and Welfare Benefits	$20,343	$40,686	$—
Additional Retirement Benefits(2)	$—	$—	$—
Additional Stock Award Vesting(3)	$5,167,132	$5,167,132	$5,167,132
Tax Gross-Up	$—	$—	$—
TOTAL	$9,664,975	$16,982,818	$5,167,132
Thomas P. “Todd” Gibbons
Cash Severance(1)	$650,000	$8,835,000	$—
Pro-rated Bonus(1)	$3,955,875	$3,767,500	$—
Health and Welfare Benefits	$610	$1,220	$—
Additional Retirement Benefits(2)	$—	$—	$—
Additional Stock Award Vesting(3)	$—	$—	$—
Tax Gross-Up	$—	$—	$—
TOTAL	$4,606,485	$12,603,720	$—
Mitchell E. Harris
Cash Severance(1)	$650,000	$9,385,000	$—
Pro-rated Bonus(1)	$3,638,250	$4,042,500	$—
Health and Welfare Benefits	$13,220	$26,440	$—
Additional Retirement Benefits(2)	$—	$—	$—
Additional Stock Award Vesting(3)	$—	$—	$—
Tax Gross-Up	$—	$—	$—
TOTAL	$4,301,470	$13,453,940	$—

62	BNY Mellon	2019 Proxy Statement

ITEM 2. ADVISORY VOTE ON COMPENSATION > Executive Compensation Tables and Other Compensation Disclosure

(1)

Amounts shown assume that no named executive officer received payment from any displacement program, supplemental unemployment plan or other separation benefit other than the Executive Severance Plan. Amounts have been calculated in accordance with the terms of the applicable agreements. For terminations by the company without cause, amounts will be paid in installments over a one-year period following termination. For terminations in connection with a change of control, amounts will be paid in a lump sum.

(2)

Amounts shown include amounts that would be payable automatically in a lump sum distribution upon death. For benefits that would not be payable automatically in a lump sum, the amount included is the present value based on the assumptions used for purposes of measuring pension obligations under FASB ASC 715 (formerly SFAS No. 87) as of December 31, 2018, including a discount rate of 4.45%. Amounts shown include only the amount by which a named executive officer’s retirement benefit is enhanced as a result of termination, pursuant to, where applicable, required notices given after the existence of a right to payment. Information relating to the present value, whether the amounts are paid in a lump sum or on an annual basis and the duration of each named executive officer’s accumulated retirement benefit can be found in “Pension Benefits” on page 57 above.

(3)

The value of Additional Stock Award Vesting represents the value at December 31, 2018 of all shares of restricted stock units (along with cash dividends accrued on the restricted stock units) and earned PSUs (along with dividend equivalents on the PSUs) that on that date were subject to service-based restrictions, which restrictions lapse on or after certain terminations of employment, including following a change of control, to the extent such restrictions would not lapse on retirement alone. Information relating to the vesting of stock awards on retirement can be found in “Retirement Benefits” on page 60 above.

Pay Ratio

Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Scharf, and the ratio of those two values:

•	The 2018 annual total compensation of the median employee of BNY Mellon (other than our CEO) was $61,380;

•	The 2018 annual total compensation of our CEO, Mr. Scharf, was $9,383,885; and

•	For 2018, the ratio of the annual total compensation of Mr. Scharf to the median annual total compensation of all our employees was 153 to 1.

Background

As disclosed in our 2018 proxy statement, we previously identified our median employee (who is located in the U.S.) using our world-wide employee population (without exclusions) as of October 31, 2018 and measuring compensation based on total pay actually received over the period November 1, 2017 – October 31, 2018. There has been no change in our employee population, our employee compensation arrangements or our median employee’s circumstances that we believe would significantly impact our pay ratio disclosure. Therefore, as permitted by SEC rules, we calculated the 2018 pay ratio set forth above using the same median employee that we used to calculate our 2017 pay ratio.

As required by SEC rules, we calculated 2018 annual total compensation for both our median employee and Mr. Scharf using the same methodology that we use to determine our named executive officers’ annual total compensation for the Summary Compensation Table.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

BNY Mellon	2019 Proxy Statement	63

ITEM 3. RATIFICATION OF KPMG LLP	> Resolution

Proposal

We are asking stockholders to ratify the Audit Committee’s appointment of KPMG LLP (“KPMG”) as our independent registered public accountants for the year ending December 31, 2019.

Background

The Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent registered public accounting firm for the 2019 fiscal year is in the best interests of the company and its stockholders.

Our Audit Committee has direct responsibility:

• For the selection, appointment, compensation, retention and oversight of the work of our independent registered public accountants engaged to prepare an audit report or to perform other audit, review or attestation services for us.

• To negotiate and approve all audit engagement fees and terms and all non-audit engagements of the independent registered public accountants.

• To annually evaluate KPMG, including its qualifications and independence, and to replace KPMG as our independent registered public accountant, as appropriate.

• To discuss with management the timing and process for implementing the five-year mandatory rotation of the lead engagement partner.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2019.

KPMG or its predecessors have served as our independent registered public accounting firm since the merger in 2007 and previously served as the independent registered public accountant of Mellon since 1972. As in prior years, in 2018, the Audit Committee engaged in a review of KPMG in connection with considering whether to recommend that stockholders ratify the selection of KPMG as BNY Mellon’s independent auditor for 2019. In that review, the Audit Committee considered the continued independence of KPMG; the breadth and complexity of BNY Mellon’s business and its global footprint, and the resulting demands placed on its auditing firm; KPMG’s demonstrated understanding of the financial services industry in general and BNY Mellon’s business in particular; and the professionalism of KPMG’s team, including their exhibited professional skepticism, objectivity and integrity.

To assist the Audit Committee with its review, management prepares an annual assessment of KPMG that includes (1) an analysis of KPMG’s known legal risks and significant proceedings that may impair KPMG’s ability to perform BNY Mellon’s annual audit, (2) the results of a survey of management and Audit Committee members regarding KPMG’s overall performance and (3) KPMG’s fees and services compared to services provided by KPMG and other auditing firms to peer companies. In addition, KPMG provides to, and reviews with, the Audit Committee an analysis of KPMG’s independence, including the policies that KPMG follows with respect to rotating key audit personnel so that there is a new partner-in-charge at least every five years.

We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

Voting

Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of our common stock voting in person or by proxy. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted “for” the ratification of the selection of KPMG as our independent registered public accountants for the year ending December 31, 2019.

If the selection of KPMG is not ratified by our stockholders, the Audit Committee will reconsider the matter. If selection of KPMG is ratified, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change is in the best interests of the company and our stockholders.

64	BNY Mellon	2019 Proxy Statement

ITEM 3. RATIFICATION OF KPMG LLP	> Report of the Audit Committee

On behalf of our Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal controls with respect to the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies and the qualifications, performance and independence of our independent registered public accounting firm. The committee’s function is one of oversight, since management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements.

Accordingly, the committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2018 and management’s assessment of internal control over financial reporting as of December 31, 2018. The committee has also discussed with KPMG the conduct of the audit of our financial statements, as well as the quality of the company’s accounting principles and the reasonableness of critical accounting estimates and judgments. KPMG issued its unqualified report on our financial statements and the operating effectiveness of our internal control over financial reporting.

The committee has also discussed with KPMG the matters required to be discussed in accordance with Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard, Communications with Audit Committees. The committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning auditor independence, and has conducted a discussion with KPMG regarding its independence. The committee has determined that KPMG’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the committee recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2018 be included in our 2018 Annual Report on Form 10-K.

By: The Audit Committee

Joseph J. Echevarria, Chair

Linda Z. Cook

Jennifer B. Morgan

Mark A. Nordenberg

Samuel C. Scott III

BNY Mellon	2019 Proxy Statement	65

ITEM 3. RATIFICATION OF KPMG LLP	> Services Provided by KPMG LLP

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

We have been advised by KPMG LLP that it is an independent public accounting firm registered with the PCAOB and that it complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. The appointment of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year was ratified at our 2018 Annual Meeting. The following table reflects the fees earned by KPMG LLP for services provided to us for 2018 and 2017:

Description of Fees	Amount of Fees Paid to KPMG LLP for 2018	Amount of Fees Paid to KPMG LLP for 2017

Audit Fees(1)	$20,834,000	$19,929,000
Audit-Related Fees(2)	$23,356,000	$20,796,000
Tax Fees(3)	$2,097,000	$3,272,000
All Other Fees(4)	$231,000	$363,000
Total	$46,518,000	$44,360,000

(1)

Includes fees for professional services rendered for the audit of our annual financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002) and for reviews of the financial statements included in our quarterly reports on Form 10-Q and for other services that only our independent registered public accountant can reasonably provide.

(2)

Includes fees for services that were reasonably related to performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as service organization reports (under Statement on Standards for Attestation Engagements (or “SSAE”) 16), employee benefit plan audits and internal control reviews.

(3)	Includes fees for tax return preparation and tax planning.

(4)	Includes fees for regulatory and other advisory services.

Other Services Provided by KPMG LLP

KPMG LLP also provided services to entities associated with us that were charged directly to those entities and accordingly were not included in the amounts disclosed in the table above. These amounts included $13.9 million for 2018 and $13.2 million for 2017 for the audits and tax compliance services for mutual funds, collective funds and other funds advised by us. Also excluded from the amounts disclosed in the table above are fees billed by KPMG LLP to joint ventures or equity method investments in which we have an interest of 50% or less.

Pre-Approval Policy

Our Audit Committee has established pre-approval policies and procedures applicable to all services provided by our independent registered public accountants. In accordance with SEC rules, our pre-approval policy has two different approaches to pre-approving audit and permitted non-audit services performed by our independent registered public accountants. Proposed services may be pre-approved pursuant to policies and procedures established by the Audit Committee that are detailed as to a particular class of service without consideration by the Audit Committee of the specific case-by-case services to be performed (“class pre-approval”). If a class of service has not received class pre-approval, the service will require specific pre-approval by the Audit Committee before it is provided by our independent registered public accountants (“specific pre-approval”). A list of services that has received class pre-approval from our Audit Committee (or its delegate) is attached to our Audit and Permitted Non-Audit Services Pre-Approval Policy. A copy of our Audit and Permitted Non-Audit Services Pre-Approval Policy is available on our website (see “Helpful Resources” on page 91). For 2018, 100% of the fees associated with the independent registered public accounting firm services were pre-approved by the Audit Committee.

66	BNY Mellon	2019 Proxy Statement

ITEM 4. AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO ENHANCE STOCKHOLDER WRITTEN CONTEST RIGHTS	> Resolution

Proposal

We are asking stockholders to adopt an amendment to Article Tenth of our Restated Certificate of Incorporation to allow action by written consent of stockholders representing at least the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote thereon were present and voted (the “Certificate Amendment”). The Certificate Amendment is attached hereto as Annex B.

Background

The Board is committed to good corporate governance and believes in maintaining policies and practices that serve the interests of all stockholders. Currently, our Restated Certificate of Incorporation permits stockholder action by unanimous written consent. Following receipt of a stockholder proposal for the 2018 Annual Meeting regarding enhancing stockholder written consent rights, our Board committed to understanding stockholder perspectives in this area and included the topic as part of its 2018 corporate governance agenda. After considering the stockholder feedback solicited as part of the company’s engagement initiatives on the subject, and taking into account the results of last year’s stockholder proposal and other stakeholder viewpoints, the Board has declared advisable, and is submitting to stockholders for their approval, the Certificate Amendment	The Board of Directors recommends that you vote “FOR” the amendment to our Restated Certificate of Incorporation to enhance stockholder written consent rights.

Highlights of the Certificate Amendment

The Certificate Amendment would allow stockholders to act by written consent if stockholders holding at least 20% of our outstanding common stock deliver a valid request for the Board to set a record date to determine the stockholders entitled to act by written consent. The Board determined to set the threshold to request a record date for action by written consent at 20% of our outstanding shares to match the equivalent 20% threshold that is required for stockholders to call a special meeting. While the Board believes that this special meeting right offers an equitable and transparent mechanism for stockholders to raise matters for consideration by all our stockholders, it recognizes that there may be expenses and delays associated with convening special stockholder meetings. Accordingly, the right for stockholders to act by written consent would provide a complementary mechanism for stockholders to raise matters, expanding our corporate governance toolkit.

To ensure that the written consent process provides our stockholders with a similarly equitable and transparent manner to raise matters for consideration by the company’s stockholders, the Certificate Amendment includes the following safeguards:

•

To ensure that stockholders who have limited support for their proposed action do not cause the company to incur unnecessary expense or disruption by a written consent solicitation, the Certificate Amendment requires that stockholders seeking to act by written consent must own, individually or in the aggregate, at least 20% of our outstanding shares of common stock to request that the Board set a record date to determine the stockholders entitled to act by written consent. As noted above, this 20% threshold is the same ownership threshold required for stockholders to call a special meeting, which the Board believes is appropriate so that a limited group of stockholders cannot use written consent to push forward an action that lacks sufficient stockholder support to merit calling a special meeting. The Board believes the 20% threshold strikes a suitable balance between enhancing the ability of stockholders to initiate stockholder action and limiting the risk of subjecting stockholders to numerous written consent solicitations (or special meeting requests) that may only be relevant to particular constituencies.

BNY Mellon	2019 Proxy Statement	67

ITEM 4. AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO ENHANCE STOCKHOLDER WRITTEN CONTEST RIGHTS	> Resolution

•

To protect against stockholder disenfranchisement, stockholders seeking to act by written consent must use their best efforts to solicit written consents from all stockholders entitled to vote on the matter, giving each stockholder the right to consider and act on a proposal. This protection eliminates the possibility that a small group of stockholders could act without a democratic process for determining the merits of any proposed action. At the same time, the “best efforts” standard protects stockholders seeking to act by written consent by ensuring that they are not prevented from seeking to take action in the event that consents cannot be solicited from certain stockholders.

•

To ensure transparency, stockholders requesting action by written consent must provide the company with the same information that would be required to propose such action at a stockholder meeting. In addition, if the proposed action receives sufficient written consents to pass, all stockholders who did not give their written consent must be provided prompt notice of the taking of the action.

•

To provide the Board with a reasonable timeframe to properly evaluate and respond to a valid stockholder request that the Board set a record date to determine the stockholders entitled to act by written consent, the Certificate Amendment requires that the Board must adopt a resolution fixing a record date by the later of (1) twenty days after delivery of such request and (2) five days after delivery by the stockholder(s) of any information requested by the company to determine the validity of such request or to determine whether the proposed action to which the request relates may be effected by written consent. The record date must be no more than ten days after the date on which the Board resolution fixing the record date is adopted. If the Board fails to set a record date by the required date, the record date will be the first date on which a signed written consent relating to the proposed action is delivered to the company.

•

To ensure that stockholders have sufficient time to consider the proposal, as well as to provide the Board the opportunity to present its views regarding the proposed action, no executed consents may be delivered until sixty days after the delivery of a valid request to set a record date.

•

To ensure that the written consent is in compliance with applicable laws and is not duplicative, the Certificate Amendment provides that the written consent process would not be available in a limited number of circumstances, including (1) for matters that are not a proper subject for stockholder action, (2) if the request to set a record date is delivered to the company during the period beginning ninety days prior to the first anniversary of the date of notice for the most recent annual meeting and ending on the earlier of the date of the next annual meeting and thirty days after the first anniversary of the most recent annual meeting, (3) if an identical or substantially similar item was presented at a stockholder meeting held within twelve months before the company received the request for a record date (or for an identical or substantially similar item consisting of the election or removal of directors, if such item was presented at a stockholder meeting held within ninety days before the company received the request for a record date, (4) if an identical or substantially similar item is included in our notice for a stockholder meeting that was called, but not yet held, by the time the company received the request for a record date, (5) if the record date request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, and (6) if sufficient written consents are not delivered to the company prior to the first anniversary of the date of notice for the most recent annual meeting.

This summary is qualified in its entirety by reference to the complete text of the Certificate Amendment, which is attached as Annex B to this proxy statement.

Proposal

Adoption of this proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. Unless contrary instructions are given, shares represented by proxies solicited by the Board will for voted “for” the adoption of the proposed amendment to Article Tenth of our Restated Certificate of Incorporation.

68	BNY Mellon	2019 Proxy Statement

ITEM 5. APPROVAL OF 2019 LONG-TERM INCENTIVE PLAN	> Resolution

Proposal

We are asking stockholders to approve The Bank of New York Mellon Corporation 2019 Long-Term Incentive Plan.

Background

• The current LTIP was originally adopted by our Board, and approved by stockholders, in 2008, and an amended and restated version was most recently adopted by our Board, and approved by stockholders, in 2014.

• Upon recommendation of the HRC Committee, our Board adopted the 2019 LTIP on February 12, 2019, subject to stockholder approval. If approved by stockholders, the 2019 LTIP will replace our current LTIP with respect to awards granted after the Annual Meeting and the remaining shares available under our current LTIP will be cancelled (approximately 18 million as of the date of this proxy statement). If this proposal is not approved, the current LTIP will remain in effect.

The Board of Directors recommends that you vote “FOR” approval of the 2019 Long-Term Incentive Plan.

We recommend that stockholders approve the 2019 LTIP to permit the continued use of equity-based compensation. Equity-based awards are an important part of our compensation structure and serve the best interests of our stockholders by:

•	aligning the interests of our employees and non-employee directors with those of our stockholders,

•	motivating and rewarding achievement of long-term growth, and

•	enabling us to attract and retain talented employees who are critical to the successful execution of our business strategies.

If the 2019 LTIP is not approved, we may need to replace equity-based components of our compensation structure with cash, which would increase cash compensation expense and reduce alignment with stockholder interests.

Voting

Adoption of this proposal requires the affirmative vote of a majority of the votes cast (including abstentions) on the proposal at the Annual Meeting by the holders of our common stock voting in person or by proxy.

BNY Mellon	2019 Proxy Statement	69

ITEM 5. APPROVAL OF 2019 LONG-TERM INCENTIVE PLAN	> Key Term of the 2019 Long-Term Incentive Plan

The following summary of the material terms of the 2019 LTIP is qualified in its entirety by reference to the complete text of the 2019 LTIP, which is attached hereto as Annex C. Capitalized terms used in this proposal that are not otherwise defined have the meanings given to them in the 2019 LTIP.

Highlights of the 2019 LTIP

The terms of the 2019 LTIP are generally consistent with the terms of the current LTIP, except that the 2019 LTIP:

Authorizes Shares

Authorizes for issuance 35,000,000 shares. This represents an increase of approximately 17.0 million shares over the number of shares authorized but not issued under the current LTIP as of immediately prior to the Annual Meeting (which the company will forfeit the ability to grant upon stockholder approval of the 2019 LTIP).

Removes References to Section 162(m) of the IRC	Removes terms related to Section 162(m) of the IRC that have become obsolete as a result of the federal tax reform legislation enacted in December 2017.
Establishes Minimum Vesting Periods for Options

Generally requires a minimum three-year ratable vesting schedule for time-vesting options and a one-year vesting schedule for performance-vesting options, consistent with the minimum vesting periods applicable to restricted stock and RSUs.

Enhances Transferability Restrictions	Prohibits the transfer of awards to third-party financial institutions.
Restricts Payment of Dividends	Prohibits the payment of dividends and dividend equivalents on any unvested awards.

The 2019 LTIP maintains, or enhances, features and practices of the current LTIP that promote good governance and protect stockholders’ interests, including:

•

Minimum vesting requirements. The 2019 LTIP generally requires a minimum three-year ratable vesting schedule for time-vesting awards and a minimum one-year vesting schedule for performance-vesting awards.

•	No liberal share recycling. Shares delivered to pay the exercise price or to satisfy tax withholding obligations may not be reused for future awards.

•

Forfeiture and clawback. The HRC Committee may determine in its discretion that an award will be forfeited and/or repaid to us upon specified terms, including if the grantee engages in conduct that is materially adverse to our interests, such as conduct contributing to any financial restatements.

•

No dividends or dividend equivalents on any unvested awards. The 2019 LTIP prohibits the payment of dividends on unvested restricted stock, payment of dividend equivalents on unvested restricted stock units and payment of dividend equivalents on performance share units prior to satisfaction of all applicable performance-based goals.

•

Best practices for options and stock appreciation rights. The 2019 LTIP prohibits grants of discounted options or stock appreciation rights, the use of reload options and the repricing of options or stock appreciation rights (“SARs”) without stockholder approval.

•	No transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution.

•	No single-trigger change in control vesting.

•	No “evergreen” provision. Shares authorized for issuance under the 2019 LTIP cannot be automatically replenished.

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ITEM 5. APPROVAL OF 2019 LONG- TERM INCENTIVE PLAN	> Key Term of the 2019 Long-Term Incentive Plan

In addition, our three-year average burn rate approximates the average for our industry — per Institutional Shareholder Services (which we refer to as “ISS”) – and approximates the median for our peer group. Had the additional 17.0 million shares been available for grant as of February 12, 2019, the date our Board approved the 2019 LTIP, our fully diluted overhang would have increased to 5.5% which is between the 25th percentile and median of our peer group. See “Key Data” below for information on how we define and calculate these measures.

Key Data

The Board anticipates that the 35 million shares being requested under this proposal will be sufficient to provide projected equity incentives to our employees until our 2024 Annual Meeting, assuming our historical rate of issuing equity awards, but may vary based on changes in participation and BNY Mellon stock price. In determining to adopt the 2019 LTIP, the HRC Committee considered our “burn rate” and “overhang,” and we believe that our historical share usage has been prudent and in the best interests of our stockholders.

Burn rate provides a measure of our annual share utilization. As shown in the following table, the company’s three-year average burn rate was 1.9% (assuming full-value awards were converted to option equivalents using a conversion factor of 3.0 per ISS methodology), which approximates the median burn rate for our peer group and ISS’s burn rate average of 1.8%, and is significantly below the ISS benchmark of 3.0% applied to our industry.

Year	Options Granted	Full-Value Awards Granted[1]	Total Granted[1]	Weighted Average Shares Outstanding (Basic)	Burn Rate[2]

2018	—	15,375,003	15,375,003	1,002,922,000	1.5%
2017	—	20,176,875	20,176,875	1,034,281,000	2.0%
2016	—	24,993,618	24,993,618	1,066,286,000	2.3%
Our Three-Year Average					1.9%
ISS’s Industry Burn Rate Average					1.8%

(1)	Full-value awards were converted to option equivalents using a conversion factor of 3.0, per ISS methodology.

(2)	Calculated by dividing the weighted average shares outstanding (basic) by the total granted. Excluding the conversion factor, our three-year average burn rate was 0.64%.

Overhang provides a measure of potential dilution. As of February 12, 2019, the date our Board approved the 2019 LTIP, we had 954,841,718 shares of common stock outstanding. As of the date of this proxy, approximately 20.7 million shares were subject to outstanding equity awards under all of our equity compensation plans; and 18.0 million shares were available for future awards under the current LTIP. Accordingly, our fully diluted overhang as of the date of this proxy was 3.9%, which is below our peer group 25th percentile. Had the 35 million shares being requested under this proposal been available for grant as of the date of this proxy, and the 18.0 million shares available for future awards under the current LTIP been forfeited, our fully diluted overhang would have increased to 5.5%, which is between the 25th percentile and median of our peer group.

BNY Mellon	2019 Proxy Statement	71

ITEM 5. APPROVAL OF 2019 LONG- TERM INCENTIVE PLAN	> Key Term of the 2019 Long-Term Incentive Plan

Key Terms of the 2019 LTIP

Purpose

The purpose of the 2019 LTIP is to: (1) promote the growth and profitability of BNY Mellon and our affiliates; (2) incentivize officers, other employees and non-employee directors of BNY Mellon and our affiliates to achieve long-term corporate objectives; (3) attract and retain officers, other employees and non-employee directors; and (4) provide such individuals with an opportunity to acquire shares of our common stock and cash awards.

Eligibility

Participants under the 2019 LTIP may include current employees, former employees (within twelve months of termination of employment and with respect to their final year of service), and non-employee directors. As of December 31, 2018, it is expected that approximately 51,200 employees and all of our non-employee directors (eleven as of December 31, 2018) will be eligible to participate in the 2019 LTIP.

Shares Subject to the 2019 LTIP

The aggregate number of shares of common stock that may be issued and as to which grants of awards may be made under the 2019 LTIP is 35,000,000. Upon stockholder approval of the 2019 LTIP, the company will automatically forfeit all shares available under the current LTIP as of such time (which was approximately 18 million shares as of the date of this proxy). Shares granted pursuant to an award under the 2019 LTIP, or outstanding under the current LTIP, that is cancelled, terminates, expires or is forfeited without having been exercised, or is settled in cash, will once again be available for purposes of the 2019 LTIP. Awards granted in substitution for awards of an acquired company will not be counted against shares available under the 2019 LTIP.

Other Limitations of Awards

No awards may be granted under the 2019 LTIP subsequent to April 9, 2029. Except to the extent provided in an award agreement, awards are not transferable, and in no case may awards be transferred to a third-party financial institution.

No more than 4,000,000 shares may be granted as stock options and SARs to any one individual during a calendar year. No more than 1,000,000 shares (or for awards payable in cash, the fair market value equivalent) may be earned by any single participant under awards (other than options and SARs) based on the achievement of performance criteria for any one calendar year. No more than $10,000,000 may be paid for cash awards to any one individual based on the achievement of performance criteria for any one calendar year. The maximum value of awards that can be granted during any calendar year to any non-employee director, solely with respect to his or her service as a member of the Board, is $1,000,000.

Administration

The 2019 LTIP will generally be administered by a committee appointed by the Board, which will be the HRC Committee, however, in the case of awards to non-employee directors, the 2019 LTIP will be administered by the full Board. As used in this proposal, the term “committee” is used to refer to the full Board in the case of awards to non-employee directors and the HRC Committee in the case of awards to employees. The committee has full authority to interpret the 2019 LTIP, determine eligible participants, grant awards thereunder and prescribe terms and conditions of the awards granted (including setting forth provisions with regard to termination of employment or service as a non-employee director). The committee can also delegate the authority, within limits it establishes, to grant awards to employees who are not subject to Section 16 of the Exchange Act.

Types of Awards

The types of awards that may be granted under the 2019 LTIP are:

•	Stock Options. Stock options may be granted as incentive stock options (within the meaning of Section 422 of the IRC) or nonstatutory stock options A stock option entitles the grantee to purchase shares of our common stock at a fixed exercise price, which will not be less than 100% of the fair market value of our common stock on the date the option is granted. For stock options granted to employees, the applicable vesting period may not be less than (1) three years, with no more frequent than ratable vesting over such period, in the case of time-based vesting, or (2) one year in the case of performance-based vesting. A limited number of shares (equal to 5% of the shares available for awards immediately following stockholder approval of the 2019 LTIP) are not subject to such minimum vesting periods. No stock option can be exercised more than 10 years after the date of grant and no reload option rights or dividend equivalents may be granted in connection with stock options.

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ITEM 5. APPROVAL OF 2019 LONG- TERM INCENTIVE PLAN	> Key Term of the 2019 Long-Term Incentive Plan

•	Stock Appreciation Rights. SARs may be granted in conjunction with a stock option, referred to as a tandem SAR, or on a stand-alone basis. No SARs can be exercised more than 10 years after the date of grant. Stand-alone SARs entitle the grantee to receive a number of shares of our common stock, or cash, equal in value to the excess of the fair market value of our common stock over the base price of the SAR, which will not be less than 100% of the fair market value of our common stock on the date the SAR is granted.

A tandem SAR may only be exercised at a time when the related option is exercisable. Tandem SARs entitle the grantee to receive a number of shares of our common stock, or cash, equal in value to the excess of the fair market value of our common stock on the exercise date over the exercise price of the related stock option. The exercise of a stock option causes a share for share reduction in any related tandem SARs, and similarly the exercise of a tandem SAR causes a share for share reduction in any related stock options.

•	Restricted Stock. Shares of restricted stock are shares of our common stock that are subject to transfer and/or other restrictions, such as performance-based restrictions and forfeiture conditions. For restricted stock granted to an employee, the applicable restriction period may not be less than (1) three years, with no more frequent than ratable vesting over such period, in the case of a time-based restriction, or (2) one year in the case of a performance-based restriction. A limited number of shares (equal to 10% of the shares available for awards immediately following stockholder approval of the 2019 LTIP) are not subject to the minimum vesting period described in the prior sentence. A recipient of restricted stock has all the rights of a stockholder with respect to such shares, including voting and dividend rights (provided that dividends on unvested restricted stock will be paid only if and when the restriction period lapses).

•	Restricted Stock Units. RSUs are unfunded, unsecured rights to receive a share of our common stock, or its equivalent in cash, that are subject to transfer and/or other restrictions, including forfeiture conditions. RSUs are subject to the same three-year and one-year minimum vesting requirements applicable to restricted stock. RSUs may include the right to receive dividend equivalents provided that no dividend equivalents may be paid until the underlying RSU becomes vested.

•	Performance Share Units. A performance share unit is a right to receive shares of common stock, or their equivalent in cash, based on the achievement during a specified performance period of not less than one year, of one or more performance goals established at the time of the award. The committee may retain the discretion to reduce or increase (subject to the applicable maximum earnout level) the amount of a performance share unit which will be earned based on the achievement of performance goals. Performance share units may include the right to receive dividend equivalents, provided that no dividend equivalents may be paid when any applicable performance goals have not been satisfied.

•	Deferred Stock Units. A deferred stock unit entitles the grantee to receive a number of shares of our common stock on a deferred payment date specified by the grantee. Deferred stock units are subject to the same three-year and one-year minimum vesting requirements applicable to RSUs. Unless otherwise determined by the committee, deferred stock units entitle the grantee to receive dividend equivalents, which are payable no earlier than the date payment is elected for the deferred stock unit.

•	Other Stock-Based Awards. The committee may grant other equity-based or equity-related awards, including, without limitation, purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of common stock. Such awards are subject to the same three-year and one-year minimum vesting requirements applicable to RSUs or restricted stock. Other stock-based awards, with the exception of purchase rights, may include the right to receive dividends or dividend equivalents provided that no dividends or dividend equivalents may be paid until the date the underlying award becomes vested.

•	Cash Awards. Cash awards (other than retainers, leadership, committee and meeting-based fees for non-employee directors) are subject to the achievement of performance goals and are based on performance criteria as determined by the committee.

BNY Mellon	2019 Proxy Statement	73

ITEM 5. APPROVAL OF 2019 LONG- TERM INCENTIVE PLAN	> Key Term of the 2019 Long-Term Incentive Plan

Change in Control

Upon a “change in control” (as defined in the 2019 LTIP), except as otherwise provided in an award agreement, all performance criteria and other conditions of awards subject to performance conditions are deemed to be achieved or fulfilled on a pro-rata basis based on actual performance (or if not determinable, in a manner specified by the committee). In addition, except as otherwise provided in an award agreement, upon termination of a grantee’s employment without “cause” (as defined in the applicable award agreement) within two years following a change in control, all restrictions applicable to outstanding stock options, stock appreciation rights, restricted stock, RSUs, deferred stock units, and other stock-based awards will lapse and such awards will fully vest and, as applicable, may be exercised within one year after the termination date.

Amendment and Termination

The Board may from time to time amend, revoke or terminate the 2019 LTIP, provided that an amendment requires stockholder approval if it makes changes to the class of employees eligible to receive incentive stock options or increases the number of shares subject to the 2019 LTIP, or if such approval is required by the rules of any stock exchange on which our common stock is traded. No amendments to the 2019 LTIP may adversely affect the rights of an award holder without their prior written consent unless it is in an effort to comply with Section 409A of the IRC.

Forfeiture of Awards

Any incentive-based compensation otherwise payable or paid to current or former executive officers may be forfeited and repaid to us as required by regulations, including the “clawback” provisions of Section 954 of the Dodd-Frank Act, or any company policy, and the committee may determine, and provide in an award agreement, that an award will be forfeited or must be repaid upon specified terms including, without limitation, if the grantee directly or indirectly engages in competitive conduct or other conduct that is materially adverse to our interests, including fraud or conduct contributing to any financial restatements or irregularities.

Other Plans

Awards under the 2019 LTIP may be used in connection with, or to satisfy obligations to eligible participants under, other compensation or incentive plans, programs or arrangement of BNY Mellon or our affiliates. The minimum vesting provisions described will not apply in the case of an award that is made to a participant as annual incentive compensation, and may be satisfied by reference to the vesting or performance period of any such other compensation or incentive plan, program or arrangement the obligations of which are satisfied through the use of awards under the 2019 LTIP.

U.S. Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to grants of awards under the 2019 LTIP. This description is not intended to, and does not, provide or supplement tax advice to award grantees. Grantees are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of awards under the 2019 LTIP, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options

A grantee will not recognize taxable income upon exercising an incentive stock option (an “ISO”) except that the alternative minimum tax may apply. Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the grantee generally will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the date of exercise of the ISO over the exercise price or (2) the amount realized upon the disposition of the ISO shares over the exercise price. Otherwise, a grantee’s disposition of shares acquired upon the exercise of an ISO for which the statutory holding periods (defined as on or after the later of (a) the second anniversary of the date of grant of the ISO and (b) the first anniversary of the date of exercise of the ISO) are met generally will result in long-term capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares (the tax basis in the acquired shares of shares for which the ISO holding periods are met generally being the exercise price of the ISO).

Nonstatutory Stock Options and Stock Appreciation Rights

The grant of a nonstatutory stock option (i.e., an option other than an ISO) or SAR will create no tax consequences at the grant date for the grantee or the company. Upon exercising such an option or SAR, the

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ITEM 5. APPROVAL OF 2019 LONG- TERM INCENTIVE PLAN	> Key Term of the 2019 Long-Term Incentive Plan

grantee will recognize ordinary income equal to the excess of the fair market value of the vested shares (and/or cash or other property) acquired on the date of exercise over the exercise price, and will be subject to FICA tax in respect of such amounts. A grantee’s disposition of shares acquired upon the exercise of a nonstatutory stock option or SAR generally will result in long- or short-term capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares (the tax basis in the acquired shares generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option).

Restricted Stock

A grantee of restricted stock generally will not be subject to income taxation at grant. Instead, upon lapse of the restrictions, the grantee will recognize ordinary income equal to the fair market value of the shares on the date of lapse. The grantee’s tax basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse, and the grantee’s holding period in such shares begins on the day after the restrictions lapse.

Restricted Stock Units

A grantee of an RSU (whether time-vested or subject to achievement of performance goals) will not be subject to income taxation at grant. Instead, the grantee will be subject to income tax at ordinary rates on the fair market value of the shares (or the amount of cash) received on the date of delivery. The recipient will be subject to FICA (Social Security and Medicare) tax at the time any portion of such award is deemed vested for tax purposes. The fair market value of the shares (if any) received on the delivery date will be the grantee’s tax basis for purposes of determining any subsequent gain or loss from the sale of the shares, and the recipient’s holding period with respect to such shares will begin at the delivery date. Gain or loss resulting from any sale of shares delivered to a grantee will be treated as long- or short-term capital gain or loss depending on the holding period. If any dividend equivalent amounts are paid to the grantee, they will be includible in the grantee’s income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding.

Disposition of Shares

Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding awards, a grantee will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the grantee’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. Capital gain is generally taxed at a maximum rate of 20% if the property is held more than one year.

Cash Awards

A grantee who receives a cash award will not recognize any taxable income for federal income tax purposes at grant. Any cash received pursuant to the award will be treated as compensation income received by the grantee generally in the year in which the grantee receives such cash, and such amount will generally be deductible by the company or one of its subsidiaries.

Deduction

The company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the delivery of shares pursuant to an RSU or a performance share unit, the exercise of an option or SAR or the lapse of restrictions on shares of restricted stock. The company will not be entitled to any tax deduction with respect to an ISO if the recipient holds the shares for the ISO holding periods prior to disposition of shares, and is generally not entitled to a tax deduction for any award with respect to any amount that represents compensation in excess of $1 million paid to “covered employees” under Section 162(m) of the IRC.

Section 409A

Some awards under the 2019 LTIP may be considered to be deferred compensation subject to special U.S. federal income tax rules (Section 409A of the IRC). Failure to satisfy the applicable requirements under these provisions for awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the recipient, including certain penalties. The 2019 LTIP and awards under the 2019 LTIP are intended to be designed and administered so that any awards under the 2019 LTIP that are considered to be deferred compensation will not give rise to any negative tax consequences to the recipient under these provisions.

BNY Mellon	2019 Proxy Statement	75

ITEM 5. APPROVAL OF THE 2019 LONG-TERM INCENTIVE PLAN	> New Plan Benefits

New Plan Benefits

The amount of each participant’s awards, if any, for 2019 will be determined in the discretion of the committee and therefore cannot be calculated. As a result, the benefits that will be awarded or paid under the 2019 LTIP are not currently determinable. The awards granted for the 2018 year, which would not have changed if the 2019 LTIP had been in place instead of the current LTIP, are set forth in the following table.

Name and Position	Dollar Value ($)(1)	Number of Shares/Units(2)

Charles W. Scharf, Chairman & CEO	$12,581,250	255,456

Michael P. Santomassimo, CFO	$3,150,000	63,958

Bridget E. Engle, Senior Executive Vice President & Chief Information Officer	$2,585,000	52,486

Thomas P. “Todd” Gibbons, Vice Chair & CEO, BNY Mellon Clearing, Markets and Client Management	$5,034,750	102,228

Mitchell E. Harris, CEO of Investment Management	$4,630,500	94,019

All current executive officers, as a group (13 persons)	$38,859,440	790,310

All non-employee directors, as a group (11 persons)	$1,429,559	25,795

All non-executive officer employees, as a group	$241,802,533	4,914,207

(1)

For all employees, the dollar value reflects the number of RSUs and PSUs granted in 2019 for 2018 performance multiplied by $49.25, which was the average closing price of our common stock on the NYSE for the 15 trading days from January 2, 2019 through January 23, 2019 used by the HRC Committee in calculating the number of shares granted. For non-employee directors, the dollar value reflects the value of deferred stock units granted shortly following the 2018 Annual Meeting, as described in “Election of Directors — Director Compensation” above on page 31.

(2)

For all employees, the number of shares underlying the PSUs reflects target payout. At maximum payout, the number of shares would increase by 50%. For additional information about how PSUs are earned, see “Compensation Discussion and Analysis — Compensation of Named Executive Officers — PSUs” on page 45 above. For non-employee directors, the number of shares reflects the dollar value of deferred stock units granted shortly following the 2018 Annual Meeting divided by $55.42, which was the closing price of our common stock on the NYSE on April 20, 2018, the date of grant.

76	BNY Mellon	2019 Proxy Statement

ITEM 6. STOCKHOLDER PROPOSAL REGARDING PAY EQUITY REPORT	> Stockholder Proposal

Proposal and Background

Arjuna Capital, on behalf of Andrea Louise Dixon and Lisa Stephanie Mrykalo, c/o Arjuna Capital, 1 Elm Street, Manchester, MA 01944, together the beneficial owner of more than $2,000 of our common stock, has given notice that it intends to introduce the following resolution at the Annual Meeting. In accordance with the applicable proxy regulations, the text of the proponent’s proposal and supporting statement, for which we accept no responsibility, are set forth immediately below:

Gender Pay Equity

Whereas: The World Economic Forum estimates the gender pay gap costs the economy 1.2 trillion dollars annually. The median income for women working full time in the United States is 80 percent of that of their male counterparts. This disparity can equal nearly half a million dollars over a career. The gap for African American and Latina women is 60 percent and 55 percent. At the current rate, women will not reach pay parity until 2059.

United States companies have begun reporting statistically adjusted equal pay for equal work numbers, assessing the pay of men and women performing similar jobs, but mostly ignore median pay gaps. The United Kingdom now mandates disclosure of median gender pay gaps. And while Bank of New York Mellon reported an 18 percent median pay gap for its London branch, it has not published median information for its global operations.

Bank of New York Mellon reports women earn 99 percent of the compensation received by men on a statistically adjusted equal pay basis. Yet, that statistically adjusted number alone fails to consider how discrimination affects differences in opportunity. In contrast, median pay gap disclosures address the structural bias that affects the jobs women hold, particularly when men hold most higher paying jobs.

Women account for 42 percent of our company’s global workforce, but only 27 percent of senior leadership. Mercer finds female executives are 20 to 30 percent more likely to leave financial services careers than other careers and actively managing pay equity “is associated with higher current female representation at the professional through executive levels and a faster trajectory to improved representation.”

Research from Morgan Stanley, McKinsey, and Robeco Sam suggests gender diverse leadership leads to superior stock price performance and return on equity. McKinsey states, “the business case for the advancement and promotion of women is compelling.” Best practices include “tracking and eliminating gender pay gaps.”

Public policy risk is of concern, not only in the United Kingdom, but in the United States as well. The Paycheck Fairness Act pends before Congress. California, Massachusetts, New York, and Maryland have strengthened equal pay legislation. The Congressional Joint Economic Committee reports 40 percent of the wage gap may be attributed to discrimination.

Resolved: Shareholders request Bank of New York Mellon report on the risks to the company associated with emerging public policies addressing the gender pay gap, including associated reputational, competitive, and operational risks, and risks related to recruiting and retaining female talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy and legal compliance information.

The gender pay gap is defined as the difference between male and female median earnings expressed as a percentage of male earnings (Organization for Economic Cooperation and Development).

Supporting Statement: A report adequate for investors to assess company strategy and performance would include the percentage global median pay gap between male and female employees across race and ethnicity, including base, bonus and equity compensation

BNY Mellon	2019 Proxy Statement	77

ITEM 6. STOCKHOLDER PROPOSAL REGARDING PAY EQUITY REPORT	> Board of Directors’ Response

Voting

Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of our common stock voting in person or by proxy. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted “against” the stockholder proposal regarding a pay equity report.

Board of Directors’ Response

After careful consideration of this proposal, we have concluded that it is not in the best interests of our stockholders. We therefore recommend that you vote AGAINST this proposal for the following reasons:

Our Gender Equality Statement articulates our commitment to gender equality throughout the BNY Mellon organization and more broadly. We aspire to be a top employer of the best talent. For us, being a top employer means creating the conditions for our people to succeed—to challenge and enable them to do their best work, to value their unique perspectives and contributions and to empower them to thrive on a global stage. Gender equality is a key factor in achieving this goal and is a priority in our global diversity and inclusion strategy. Accordingly, we are proud to have been selected for the second consecutive year for the Bloomberg Gender-Equality Index, which distinguishes companies committed to transparency in gender reporting and advancing women’s equality.

The Board of Directors recommends a vote “AGAINST” the stockholder proposal.

At BNY Mellon, we already implement a variety of best practices to address pay equity and are taking steps to ensure that we attract more talented female professionals to our industry and that they stay in our industry and maximize their career opportunities. A pay gap is likely to persist until there is a more balanced representation of men and women at every level of our organization, but particularly at more senior levels. We recognize the impact that advancement decisions can have on pay equity in the workplace because fair advancement practices lead to more women in management and leadership positions. Accordingly, we ensure equitable work distribution so that women and men have the same opportunities to work on important matters with major clients, and we provide equal access to, and promote gender diversity for, the various types of activities that lead to advancement, including mentoring, networking and marketing events. We believe that our commitment to gender equality is demonstrated by action and results, and we will continue to devote our resources to actively working to close the current pay gap both by creating a more balanced workforce and by ensuring that our employees receive equal pay for equal work.

Diverse senior leadership requires diverse talent pipelines, and our commitment to gender equality is evidenced at every level of BNY Mellon, from our Board through our senior leadership to our new hires. Assuming the election of all director nominees at this year’s Annual Meeting, female directors will represent 25% of our Board. Women represent 41% of our total global workforce and 45% of our U.S. workforce, including 28% of our executive leadership, 28% of our senior leadership (i.e., Director level and above) and 35% of our mid-level leadership (i.e., Vice President levels). We are committed to continuing to increase representation of women throughout the organization, with women accounting for 39% of all new hires. We set goals to improve diversity, including gender diversity, in our employee population and hold Executive Committee members and hiring managers accountable for achieving this improvement. For example, individual performance goals for key management include advancing our diversity and inclusion agenda.

In addition to advancing gender equality within BNY Mellon, we also actively support diversity and inclusion initiatives throughout the financial services sector and across industry lines. For example, BNY Mellon was a driving force behind the formation of the Wall Street Women’s Alliance, a network dedicated to creating a culture that enables women to advance to C-suite roles in the financial services industry. On a global level, we have partnered with the United Nations Foundation in support of the United Nations’ Sustainable Development Goal 5, which calls for gender equality for women and girls everywhere, and in partnership with the United Nations Foundation, launched a major global research paper in January 2017 which examined the business case for advancing gender parity across several industries. Our joint report with the United Nations Foundation, “Return on Equality: Investment Opportunities to Help Close the Global Gender Gap” can be found at https://www.bnymellon.com/us/en /our-thinking/return-on-equality.jsp.

78	BNY Mellon	2019 Proxy Statement

ITEM 6. STOCKHOLDER PROPOSAL REGARDING PAY EQUITY REPORT	> Board of Directors’ Response

BNY Mellon is committed to fair and equitable compensation practices, and we regularly review our compensation programs to ensure that employees receive equal pay for equal work. Salary ranges are developed based on external market data and provided to managers to guide compensation decisions. Managers determine where individual compensation should be positioned within these ranges based on numerous factors, including performance and internal pay equity. Notably, BNY Mellon topped Arjuna Capital’s 2018 Gender Pay Scorecard as we were one of only six companies awarded an “A-”, the highest rating given.

In order to further the principles in our Gender Equality Statement, hold ourselves publicly accountable and celebrate our commitment to diversity and gender equality, we publicly share information regarding workforce demographics, hiring statistics, diversity efforts and our inclusive culture in our 2017 People Report (https://www.bnymellon.com/us/en/who-we-are/people-report/index.jsp) and CSR Report (https://www.bnymellon.com/us/en/who-we-are/csr/).

We remain committed to promoting diversity in the workplace as evidenced by the ongoing efforts described above and the demonstrable progress we have made and continue to make. This proposal calls for the creation of a report that would be costly and time consuming — diverting resources from the significant work we are already doing to increase the representation of women at every level and ensure that equal work is recognized and rewarded with equal pay. As such, we believe this proposal fails to enhance our existing dedication to promoting diversity and gender equality at BNY Mellon, and that implementation is therefore not in the best interests of our stockholders. Accordingly, we recommend that you vote AGAINST this proposal.

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ADDITIONAL INFORMATION

EQUITY COMPENSATION PLANS	Page 81

INFORMATION ON STOCK OWNERSHIP	Page 82
Beneficial Ownership of Shares by Holders of More Than 5% of Outstanding Stock	Page 82
Beneficial Ownership of Shares by Directors and Executive Officers	Page 83
Section 16(a) Beneficial Ownership Reporting Compliance	Page 84

ANNUAL MEETING Q&A	Page 85

OTHER INFORMATION	Page 88
Stockholder Proposals for 2020 Annual Meeting	Page 88
Corporate Governance Guidelines and Codes of Conduct	Page 88
Business Relationships and Related Party Transactions Policy	Page 88
How Our Board Solicits Proxies; Expenses of Solicitation	Page 90
Householding	Page 90
Other Business	Page 90

HELPFUL RESOURCES	Page 91

80	BNY Mellon	2019 Proxy Statement

ADDITIONAL INFORMATION	> Equity Compensation Plans

The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in second column)

Equity compensation plans

Approved by stockholders	20,943,894(1)	$25.67	29,223,805(2)

Not approved by stockholders	100,302(3)	—	—

Total	21,044,196(4)	$25.67(5)	29,223,805

(1)

Includes 20,915,361 shares of common stock that may be issued pursuant to outstanding options, RSUs, PSUs and escrowed dividends awarded under The Bank of New York Mellon Corporation Long-Term Incentive Plan; 10,633 shares of common stock that may be issued pursuant to outstanding director deferred share units under the Mellon Director Equity Plan (2006); and 17,899 shares of common stock that may be issued pursuant to outstanding stock options under The Bank of New York Mellon Corporation Employee Stock Purchase Plan. The number of shares of common stock that may be issued pursuant to outstanding unearned PSUs reflects the target payout. At maximum payout, the number of shares would increase by 805,628. For additional information about how PSUs are earned, see “Compensation Discussion and Analysis — Compensation of Named Executive Officers — PSUs” on page 45.

(2)

Includes 5,699,456 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Employee Stock Purchase Plan and 23,524,349 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Long-Term Incentive Plan, 8,761,715 of which may be granted as restricted stock or RSUs (or other full-value awards), and any full-value awards from the remaining 14,762,634 shares will continue to be counted as 2.75 shares against such remaining shares.

(3)

Includes 100,302 shares of common stock that may be issued pursuant to deferrals under the Bank of New York Directors Plan, which is described in further detail in “Director Compensation” on page 31 above.

(4)	The weighted average term for the expiration of outstanding stock options under our equity compensation plans is 2.0 years.

(5)

This weighted-average exercise price relates only to the options described in footnote 1. Shares underlying RSUs, PSUs and deferred share units are deliverable without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price.

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ADDITIONAL INFORMATION	> Information on Stock Ownership

Beneficial Ownership of Shares by Holders of

More Than 5% of Outstanding Stock

As of February 12, 2019, we had 954,841,718 shares of common stock outstanding. Based on filings made as of February 12, 2019 under Section 13(d) and 13(g) of the Exchange Act reporting ownership of shares and percent of class as of December 31, 2018, as of February 12, 2019, the only persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class

Warren E. Buffett and Berkshire Hathaway Inc.(1) 3555 Farnam Street Omaha, NE 68131	92,000,000	9.6%

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	65,894,642	6.6%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	54,968,976	5.6%

Dodge & Cox(4) 555 California Street, 40th Floor San Francisco, CA 94104	50,269,750	5.1%

(1)

Based on a review of the Schedule 13G filed on February 14, 2019 by Warren E. Buffett, Berkshire Hathaway Inc. and certain other reporting persons. The Schedule 13G discloses that Mr. Buffett had shared voting power as to 92,000,000 shares and shared dispositive power as to 92,000,000 shares, and Berkshire Hathaway Inc. had shared voting power as to 92,000,000 shares and shared dispositive power as to 92,000,000 shares (including shares beneficially owned by certain subsidiaries of Berkshire Hathaway Inc. as a result of being a parent holding company or control person).

(2)

Based on a review of the Schedule 13G/A filed on February 11, 2019 by The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group had sole voting power as to 1,083,683 shares, shared voting power as to 227,659 shares, sole dispositive power as to 64,608,048 shares and shared dispositive power as to 1,286,594 shares.

(3)

Based on a review of the Schedule 13G filed on February 4, 2019 by BlackRock, Inc. The Schedule 13G discloses that BlackRock, Inc. had sole voting power as to 46,430,174 shares and sole dispositive power as to 54,968,976 shares.

(4)

Based on a review of the Schedule 13G filed on February 14, 2019 by Dodge & Cox. The Schedule 13G discloses that Dodge & Cox had sole voting power as to 47,727,359 shares and sole dispositive power as to 50,269,750 shares.

We and our affiliates engage in ordinary course brokerage, asset management or other transactions or arrangements with, and may provide ordinary course financial services to, holders of 5% or more of our outstanding common stock, including asset servicing, clearing, issuer services, treasury services, global markets, broker-dealer, liquidity investment and credit services. These transactions are negotiated on an arm’s-length basis and contain terms and conditions that are substantially similar to those offered to other customers under similar circumstances.

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ADDITIONAL INFORMATION > Information on Stock Ownership

Beneficial Ownership of Shares by Directors

and Executive Officers

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on February 12, 2019 by each director, each individual included in the “Summary Compensation Table” on page 53 above and our current directors and executive officers as a group, based on information furnished by each person. Except as otherwise indicated, sole voting and sole investment power with respect to the shares shown in the table below are held either by the individual alone or by the individual together with his or her immediate family. Each of our directors and executive officers is subject to our robust anti-hedging policy, which is described above under “Compensation Discussion and Analysis — Anti-Hedging Policy” on page 50.

Beneficial Owners	Shares of Common Stock Beneficially Owned(1)(2)

Steven D. Black	4,159

Linda Z. Cook	5,283

Joseph J. Echevarria	29,696

Bridget E. Engle	114,820

Edward P. Garden	14,032,187(3)

Thomas P. “Todd” Gibbons	693,414(4)

Jeffrey A. Goldstein	31,880

Mitchell E. Harris	215,800

John M. Hinshaw	25,434

Edmund F. “Ted” Kelly	52,721

Jennifer B. Morgan	8,054

Mark A. Nordenberg	49,806

Elizabeth E. Robinson	5,462

Michael P. Santomassimo	56,751

Charles W. Scharf	309,317(5)

Samuel C. Scott III	63,197

All current directors and executive officers, as a group (25 persons)	16,294,884

(1)

On February 12, 2019, none of the individuals named in the above table beneficially owned more than 1% of our outstanding shares of common stock, other than Mr. Garden, who may be deemed to hold approximately 1.47% of our outstanding shares as a result of his affiliation with Trian (see footnote 3 below). Including shares held by Trian, all current directors and executive officers as a group beneficially owned approximately 1.71% of our outstanding stock on February 12, 2019.

(2)

Includes the following amounts of common stock which the indicated individuals and group have the right to acquire under our equity plans and deferred compensation plans within 60 days of February 12, 2019: Mr. Black, 4,159; Ms. Cook, 5,283; Mr. Echevarria, 29,696; Ms. Engle, 56,538; Mr. Garden, 11,915; Mr. Gibbons, 370,437; Mr. Goldstein, 31,880; Mr. Harris, 73,925; Mr. Hinshaw, 1,191; Mr. Kelly, 48,287; Ms. Morgan, 8,054; Mr. Nordenberg, 48,287; Ms. Robinson, 5,462; Mr. Santomassimo, 6,915; Mr. Scharf, 12,247; Mr. Scott, 59,235; and current directors and executive officers as a group, 914,143.

Also includes the following additional number of RSUs, deferred share units and phantom stock: Ms. Engle, 58,282; Mr. Gibbons, 69,844; Mr. Harris, 69,743; Mr. Hinshaw, 24,243; Ms. Morgan, 1,444; Mr. Santomassimo, 35,059; Mr. Scharf, 109,645; and current directors and executive officers as a group, 601,524. These individuals do not have voting or investment power with respect to the underlying shares, nor the right to acquire the underlying shares within 60 days of February 12, 2019.

(3)

Includes 14,020,272 shares owned by the Trian Entities (as defined below). Trian, an institutional investment manager, serves as the management company for Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Strategic Investment Fund II, L.P., Trian Partners Strategic Investment Fund-A, L.P., Trian Partners Strategic Investment Fund-D, L.P., Trian Partners Strategic Investment Fund-N, L.P., Trian Partners Fund (Sub)-G, L.P., Trian Partners Strategic Fund-G II, L.P., Trian Partners Strategic Fund-G III, L.P. and Trian Partners Strategic Fund-K, L.P. and Trian Partners Strategic Fund-C, Ltd. (collectively, the “Trian Entities”) and as such determines the investment and voting decisions of the Trian Entities with respect to the shares of the company held by them. None of such shares are held directly by Mr. Garden. All of such shares are currently held in the ordinary course of business with other investment securities owned by the Trian Entities in co mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to certain Trian Entities, subject to applicable federal margin regulations, stock exchange rules and credit policies. Mr. Garden is a member of Trian Fund Management GP, LLC, which is the general partner of Trian, and therefore is in a position to determine the investment and voting decisions made by Trian on behalf of the Trian Entities. Accordingly, Mr. Garden may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares owned by the Trian Entities. Mr. Garden disclaims beneficial ownership of such shares for all other purposes.

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ADDITIONAL INFORMATION > Information on Stock Ownership

(4)	Includes 29,217 shares held by Mr. Gibbons’ children.

(5)	Includes 525 shares held in a family trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and any beneficial owner of more than 10% of any class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. Our directors and executive officers must also provide us with copies of these reports. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2018 each of our directors and executive officers timely complied with applicable reporting requirements for transactions in our equity securities.

84	BNY Mellon	2019 Proxy Statement

ADDITIONAL INFORMATION	> Annual Meeting Q&A

The Board of Directors is soliciting your proxy for our 2019 Annual Meeting of stockholders and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting.

Q:	Who Can Attend The Annual Meeting? How Do I Attend?

A:

Only stockholders of record of our common stock at the close of business on February 12, 2019 (the “record date”) have a right to attend the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis and will require an admission ticket. In order to be admitted to the Annual Meeting, you will need to present a government-issued photo identification (such as a driver’s license or passport). If you are representing an entity that is a stockholder, you must also present documentation showing your authority to attend and act on behalf of the entity (such as a power of attorney, written proxy to vote or letter of authorization on the entity’s letterhead). We reserve the right to restrict admission to the meeting or limit the number of representatives for any entity that may be admitted to the meeting for security reasons at our sole discretion. Attendees that disrupt or impede the meeting or breach the rules of conduct may be removed from the meeting as well. No cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting. The use of cell phones, smart phones, tablets and other personal communication devices for any reason during the Annual Meeting is strictly prohibited.

Q:	How Do I Receive An Admission Ticket?

A:

If you received your proxy materials by mail, your admission ticket will be your proxy card (stockholders of record only) or voting instruction form (beneficial owners only). If you received your proxy materials by email, you will be given an opportunity to print an admission ticket after you vote online.

We encourage stockholders to pre-register in advance of the Annual Meeting by visiting www.proxyvote.com. You will need your 16-digit control number to access www.proxyvote.com, which you can find on your proxy card or voting instruction form.

Q:	Who Can Vote At The Annual Meeting?

A:

Only stockholders as of the record date may vote at the Annual Meeting. On the record date, we had 954,841,718 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. The shares of common stock held in our treasury will not be voted. Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

Q:	What Is A Proxy?

A:

Your proxy gives us authority to vote your shares and tells us how to vote your shares at the Annual Meeting or any adjournment. Three of our employees, who are called “proxies” or “proxy holders” and are named on the proxy card, will vote your shares at the Annual Meeting according to the instructions you give on the proxy card or by telephone or over the Internet.

Q:	How Do I Vote? What Are The Different Ways I Can Vote My Shares?

A:

If you are a “stockholder of record” (that is, you hold your shares of our common stock in your own name), you may vote your shares by using any of the following methods. Depending on how you hold your shares, you may receive more than one proxy card.

In Person at the Annual Meeting

If you are a registered stockholder or hold a proxy from a registered stockholder (and meet other requirements as described in “Who Can Attend the Annual Meeting? How Do I Attend?” on this page 85), you may attend the Annual Meeting and vote in person by obtaining and submitting a ballot that will be provided at the meeting.

By Submitting a Proxy by Mail To submit a proxy by mail, complete, sign, date and return the proxy card in the postage-paid envelope provided to you.

By Submitting a Proxy by Telephone

To submit a proxy by telephone, call the toll-free telephone number listed on the proxy card. The telephone voting procedures, as set forth on the proxy card, are designed to authenticate your identity, to allow you to provide your voting instructions and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

By Submitting a Proxy by Internet

To submit a proxy by internet, use the internet site listed on the proxy card. The internet voting procedures, as set forth on the proxy card, are designed to authenticate your identity, to allow you to provide your voting instructions and to confirm that your instructions have been properly recorded. If you vote by internet, you should not return your proxy card.

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ADDITIONAL INFORMATION > Annual Meeting Q&A

Q:	What If I Am A “Beneficial Owner?”

A:

If you are a “beneficial owner,” also known as a “street name” holder (that is, you hold your shares of our common stock through a broker, bank or other nominee), you will receive voting instructions (including, if your broker, bank or other nominee elects to do so, instructions on how to vote your shares by telephone or over the Internet) from the record holder, and you must follow those instructions to have your shares voted at the Annual Meeting.

Q:	If I Vote By Proxy, How Will My Shares Be Voted? What If I Submit A Proxy Without Indicating How To Vote My Shares?

A:

If you vote by proxy through mail, telephone or over the Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the following recommendations of the Board of Directors:

Proposal 1	FOR the election of each nominee for director.

Proposal 2	FOR the advisory resolution to approve the 2018 compensation of our named executive officers.

Proposal 3	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Proposal 4	FOR the approval of an amendment to our Restated Certificate of Incorporation to enhance stockholder written consent rights

Proposal 5	FOR the approval of the 2019 Long-Term Incentive Plan

Proposal 6	AGAINST the stockholder proposal regarding a pay equity report, if properly presented

In addition, if other matters are properly presented for voting at the Annual Meeting, the proxy holders are also authorized to vote on such matters as they shall determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented for voting at the Annual Meeting.

Q:	What If I Want To Revoke My Proxy?

A:	You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering a written notice of revocation to our Corporate Secretary at 240 Greenwich Street, New York, NY 10286;

•	submitting another signed proxy card with a later date;

•	submitting another proxy by telephone or over the Internet at a later date; or

•	attending the Annual Meeting and voting in person.

Q:	What Is A Quorum?

A:

A quorum is the minimum number of shares required to conduct business at the Annual Meeting. Under our by-laws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented in person or by proxy at the meeting. Abstentions and broker non-votes (as defined below) are counted as present for determining the presence of a quorum. Inspectors of election appointed for the Annual Meeting will tabulate all votes cast in person or by proxy at the Annual Meeting. In the event a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

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Q:	What Vote Is Required For Approval Of A Proposal At The Annual Meeting?

A:

Our by-laws provide for a majority vote standard in an uncontested election of directors, such as this year’s election. Accordingly, each of the 12 nominees for director will be elected if more votes are cast “for” a director’s election than are cast “against” such director’s election, as discussed further under “Majority Voting Standard” on page 17 above. The proposed amendment to our Restated Certificate of Incorporation requires the favorable vote of a majority of all outstanding shares of common stock. All other matters to be voted on at the Annual Meeting require the favorable vote of a majority of the votes cast on the applicable matter at the meeting, in person or by proxy, for approval.

Abstentions and broker non-votes are not treated as votes cast, will not have the effect of a vote for or against a proposal or for or against a director’s election, and will not be counted in determining the number of votes required for approval or election.

Q:	What If I Hold My Shares Through A Broker?

A:

If your shares are held through a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the auditor (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions (this is referred to as a “broker non-vote”).

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ADDITIONAL INFORMATION	> Other Information

Stockholder Proposals for 2020 Annual Meeting

Stockholder proposals intended to be included in our proxy statement and voted on at our 2020 Annual Meeting of stockholders (other than proxy access nominations) must be received at our offices at 240 Greenwich Street, New York, NY 10286, Attention: Corporate Secretary, on or before November 10, 2019. Stockholders who wish to submit a proxy access nomination for inclusion in our proxy statement in connection with our 2020 Annual Meeting of Stockholders may do so by submitting a nomination in compliance with the procedures and along with the other information required by our by-laws to 240 Greenwich Street, New York, NY 10286, Attention: Corporate Secretary, no earlier than October 11, 2019 and no later than November 10, 2019. Applicable SEC rules and regulations and the provisions of our by-laws govern the submission, and our consideration, of stockholder proposals or proxy access candidates for inclusion in the 2020 Annual Meeting proxy statement and form of proxy.

Pursuant to our by-laws, in order for any business not included in the notice of meeting for the 2020 Annual Meeting to be brought before the meeting by a stockholder entitled to vote at the meeting (including nominations of candidates for director), the stockholder must give timely written notice of that business to our Corporate Secretary. To be timely, the notice must not be received any earlier than November 10, 2019 (at least 120 days prior to March 9, 2020), nor any later than December 10, 2019 (90 days prior to March 9, 2020). The notice also must contain the information required by our by-laws. The foregoing by-law provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the timeframes described above. A copy of our by-laws is available upon request to: The Bank of New York Mellon Corporation, 240 Greenwich Street, New York, NY 10286, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

Corporate Governance Guidelines and Codes of Conduct

Our Board of Directors has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities and independence of our directors. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses for independent directors, communications between stockholders and directors, the role of our Lead Director, and Board committee structures and assignments.

Our Board of Directors also has adopted a Code of Conduct, which applies to all of our employees, to provide a framework to maintain the highest standards of professional conduct for the company, and a Code of Conduct for directors of the company to provide guidance to our directors to help them recognize and deal with ethical issues, provide mechanisms to report possible unethical conduct and foster a culture of honesty and accountability.

Our Corporate Governance Guidelines, Code of Conduct and Directors’ Code of Conduct are available on our website (see “Helpful Resources” on page 91). We intend to disclose any amendments to, or waivers from, our Code of Conduct or our Directors’ Code of Conduct for executive officers and directors, respectively, by posting such information on our website.

Business Relationships and Related Party Transactions Policy

The Board has adopted a policy on related party transactions (our “related party transactions policy”) which was reviewed by the CGNSR Committee. Our related party transactions policy provides that the CGNSR Committee, or another Board committee consisting solely of independent directors, must approve any transaction(s) in which we or any of our subsidiaries was, is or will be a participant and where the amount involved exceeds $120,000, and in which any “related person” had, has or will have a direct or indirect material interest, such transactions constituting related party transactions under SEC rules. A “related person” includes directors, nominees for director, executive officers, members of such persons’ immediate families and greater than 5% beneficial owners (including BlackRock, Inc., Dodge & Cox, The Vanguard Group and Warren E. Buffet and Berkshire Hathaway, Inc., each of which is a beneficial owner of more than 5% of our outstanding common stock based on a review of such holder’s Schedule 13G

88	BNY Mellon	2019 Proxy Statement

ADDITIONAL INFORMATION > Other Information

filings). Consistent with SEC rules, our related party transactions policy provides that certain transactions, including employment relationships and ordinary course non-preferential transactions, entered into with a related person, are not considered to be related party transactions and are not required to be disclosed or approved by the CGNSR Committee. In 2018, there were no related party transactions that required CGNSR Committee approval or disclosure in this proxy statement.

In the ordinary course of business, we periodically have, and expect to continue to have, banking and other transactions, including asset management services, banking services, broker services and credit services, with related persons. Any loans to related persons, and any transactions involving financial products and services provided by the company to such persons and entities, are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons and entities not related to the company, and do not involve more than the normal risk of collectability or present other unfavorable features.

While no related party transactions in 2018 required CGNSR Committee approval or proxy statement disclosure, our related party transactions policy provides that the CGNSR Committee may nevertheless recommend to our Board from time to time adoption of resolutions pre-approving certain types or categories of transactions that the CGNSR Committee determines in good faith are in, or are not inconsistent with, our best interests and the best interests of our stockholders. Based on the CGNSR Committee’s recommendation, the Board has adopted a resolution pre-approving transactions that involve the sale or other provision of products and services (not subject to Regulation O or other specific regulatory requirements) by our company or its subsidiaries to directors and members of their immediate family, director-related companies, executive officers and members of their immediate family and beneficial owners of more than 5% of our common stock in the ordinary course and on terms generally offered in transactions with non-related persons. Transactions subject to Regulation O or other specific regulatory requirements are approved as required in such regulations.

Under the related party transactions policy, in making its determination to approve a related party transaction, the CGNSR Committee may take into consideration all relevant facts and circumstances available to it, including but not limited to:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the transaction, including the amount involved;

•	the benefits to us of the transaction;

•	the availability from other sources of comparable products or services; and

•	an assessment of whether the transaction is on terms that are comparable to the terms available to or from an unrelated third party or to employees generally.

The CGNSR Committee also may consider the impact on a director’s independence in the event the related person is a director or an immediate family member of a director.

Under the related party transactions policy, no member of the CGNSR Committee may participate in the review, consideration, approval or ratification of any related party transaction with respect to which such member or any of his or her immediate family members is the related person. The CGNSR Committee may approve only those related party transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the CGNSR Committee determines in good faith.

Under the related party transactions policy, if a related party transaction is identified after it is already ongoing or completed, it must be submitted to the CGNSR Committee promptly for ratification, applying the standards described above. In this circumstance, the CGNSR Committee will evaluate all options available, including ratification, amendment, termination or rescission of the transaction.

Our related party transactions policy does not limit or affect the application of our other policies applicable to our directors, executive officers and other related persons, including our Codes of Conduct.

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ADDITIONAL INFORMATION > Other Information

How Our Board Solicits Proxies; Expenses of Solicitation

We will pay all costs of soliciting proxies. We have retained Georgeson, Inc. to assist with the solicitation of proxies for a fee of approximately $17,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we have agreed to pay Broadridge, our proxy distribution agent, a fee of approximately $46,000 plus reimbursement of reasonable out-of-pocket expenses in connection with project management and technical services in connection with the distribution of this proxy statement and our Annual Report. We may also use our officers and employees, at no additional compensation, to solicit proxies either personally or by telephone, Internet, letter or facsimile.

Householding

To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on SEC rules that permit us to deliver only one proxy statement to multiple stockholders who share an address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the Annual Report or proxy statement, or if you wish to receive separate copies of future Annual Reports or proxy statements, please contact our Annual Meeting provider, Broadridge, by phone at 1-800-579-1639, by internet at www.proxyvote.com or by email at sendmaterial@proxyvote.com. We will deliver the requested documents promptly upon your request.

Other Business

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

[March 8, 2019]

By Order of the Board of Directors,

J. Kevin McCarthy

General Counsel & Corporate Secretary

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ADDITIONAL INFORMATION	> Helpful Resources

Annual Meeting

2019 Proxy Statement	https://www.bnymellon.com/proxy

2018 Annual Meeting Voting Results	https://www.bnymellon.com/us/en/investor-relations/annual-meeting-voting- results-2018.jsp

Corporate Governance

By-laws	https://www.bnymellon.com/_global-assets/pdf/corporate-governance/the-bank-of-new-york-mellon-corporation-amended-and-restated-by-laws.pdf

Committee Charters	https://www.bnymellon.com/us/en/investor-relations/index.jsp

Corporate Governance Guidelines	https://www.bnymellon.com/us/en/who-we-are/corporate-governance/corporate-governance-guidelines.jsp

Contacting the Board	https://www.bnymellon.com/us/en/investor-relations/index.jsp#meetourboardofdirectors

Code of Conduct	https://www.bnymellon.com/ethics/codeofconduct.pdf

Directors’ Code of Conduct	https://www.bnymellon.com/governance/directorscodeofconduct.pdf

Audit and Permitted Non-Audit Services Pre-Approval Policy	https://www.bnymellon.com/governance/auditpolicy.pdf

The Bank of New York Mellon Corporation

Corporate Website	https://www.bnymellon.com

2018 Annual Report	https://www.bnymellon.com/proxy

SEC Filings	https://www.bnymellon.com/us/en/investor-relations/sec-filing.jsp

Corporate Social Responsibility Report	https://www.bnymellon.com/csr

Frequently Asked Questions	https://www.bnymellon.com/us/en/investor-relations/frequently-asked-questions.jsp

Company Profile	https://www.bnymellon.com/us/en/who-we-are/index.jsp

Our Leadership	https://www.bnymellon.com/us/en/who-we-are/leadership/index.jsp

Earnings Press Releases	https://www.bnymellon.com/us/en/investor-relations/index.jsp

Credit Ratings	https://www.bnymellon.com/us/en/investor-relations/index.jsp#creditratings

BNY Mellon	2019 Proxy Statement	91

ANNEX A: NON-GAAP RECONCILIATION

Reconciliation of net income and diluted EPS

The following table reconciles our net income and diluted earnings per common share. These measures exclude the effects of certain items, as specified in the table. We believe that these measures are useful to investors because they permit a focus on period-to-period comparisons, which relate to the ability of BNY Mellon to enhance revenues and limit expenses in circumstances where such matters are within BNY Mellon’s control.

	Net Income		Diluted EPS
	2017 Actual	2018 Actual	2017 Actual	2018 Actual
Net income available to common — reported	$3,915	$4,097	$3.72	$4.04
Add: Net impact of notable items	(160)(a)	168(b)	(0.15)(a)	0.17(b)
Net income available to common — operating	$3,755	$4,265	$3.57	$4.21

(a)

Includes the estimated net benefit of U.S. tax legislation, severance, an asset impairment and investment securities losses related to the sale of certain securities, each recorded in fourth quarter of 2017, and litigation expense recorded in 2017.

(b)

Includes adjustments to provisional estimates for U.S. tax legislation and other changes, severance, expenses associated with consolidating real estate and litigation expense, each recorded in the fourth quarter of 2018. Also includes expenses associated with consolidating real estate recorded in the second quarter of 2018 and adjustments to provisional estimates for U.S. tax legislation and other changes and litigation expense, both recorded in the third quarter of 2018.

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ANNEX B: AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

TENTH: Any action required or permitted to be taken by the holders of Common Stock of the Corporation at a meeting of stockholders may be taken by such stockholders without a meeting, without notice and without a vote only in accordance with the provisions of this Article TENTH and applicable law.

A.

Request for Record Date. The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article TENTH. Any holder of Common Stock of the Corporation seeking to have such stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation, delivered to the Corporation and signed by holders of record at the time such notice is delivered holding shares representing an aggregate “net long position” (as defined below) of at least twenty percent (20%) of the outstanding shares of Common Stock of the Corporation, request that a record date be fixed for such purpose. The written notice must contain the information set forth in paragraph (b) of this Article TENTH. Following delivery of the notice, the Board of Directors shall, by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent under paragraph (c) of the Article TENTH, determine the validity of the request and whether the request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a notice complying with the second and third sentences of this paragraph (a) has been duly delivered to the Secretary of the Corporation but no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the matter described in paragraph (f) of this Article TENTH; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. For purposes of this Article TENTH, a stockholder’s “net long position” shall be determined in accordance with the definition set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended; provided that (i) for purposes of such definition, “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the date on which the written notice described in this Article TENTH is received by the Corporation and the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing price of a share of common stock of the Corporation on the New York Stock Exchange (or any successor thereto) on such date, and (B) to the extent not covered by such definition, the “net long position” shall be reduced by the number of shares of Common Stock of the Corporation that such requesting stockholder does not, or will not, have the right to vote (or to direct the voting of) on the effective date, if any, of the relevant written consent as determined in accordance with this Article TENTH or as to which such requesting stockholder has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of (including the opportunity for profit and risk of loss on) such shares.

B.

Notice Requirements. The written notice required by paragraph (a) of this Article TENTH must describe the action proposed to be taken by written consent of stockholders and must contain (i) such information and representations, to the extent applicable, then required by the Corporation’s By-Laws if such stockholders were intending to take such action at a meeting of stockholders, (ii) the text of the proposed action to be taken (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the By-Laws of the Corporation) and (iii) the calculation, and supporting evidence, of such holders’ net long position, including the number of shares held of record and disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such net long position. The Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by the Corporation to determine whether the request relates to an action that may be effected by written consent under paragraph (c) of this Article TENTH.

C.

Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law,

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(ii) the request for a record date for such action is delivered to the Corporation during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election or removal of directors, was presented at a meeting of stockholders held not more than 12 months before the request for a record date for such action is delivered to the Corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than 90 days before the request for a record date was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholders meeting that has been called by the time the request for a record date is delivered to the Corporation but not yet held, (vi) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law, or (vii) sufficient written consents are not delivered to the Corporation prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting.

D.

Manner of Consent Solicitation. In addition to the other requirements set forth in this Article TENTH and by applicable law, holders of Common Stock of the Corporation may take action by written consent only if the stockholder or group of stockholders seeking to take action by written consent of stockholders uses best efforts to solicit consents from all holders of capital stock of the Corporation entitled to vote on the matter and in accordance with applicable law.

E.

Date of Consent. No written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph (f) as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by paragraph (f) of this Article TENTH within 60 days of the first date on which a Consent is so delivered to the Corporation.

F.

Delivery of Consents. No Consents may be delivered to the Corporation or its registered office in the State of Delaware until 60 days after the delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consent, and such Inspectors shall discharge the functions of the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, under this Article TENTH. If, after such investigation, the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

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G.

Effectiveness of Consent. Notwithstanding anything in this Certificate to the contrary, no action may be taken by written consent of the holders of Common Stock of the Corporation except in accordance with this Article TENTH. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article TENTH, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article TENTH, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate, or the Inspectors, as applicable, certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (f) of this Article TENTH, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation; provided, that prompt notice of the taking of the corporate action shall be given to those holders of capital stock of the Corporation who have not consented in writing to such action.

H.

Challenge to Validity of Consent. Nothing contained in this Article TENTH shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.

I.

Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article TENTH shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

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ANNEX C: THE BANK OF NEW YORK MELLON CORPORATION 2019 LONG-TERM INCENTIVE PLAN

THE BANK OF NEW YORK MELLON CORPORATION

2019 LONG-TERM INCENTIVE PLAN

I.	Purposes

The purposes of this 2019 Long-Term Incentive Plan (the “Plan”) are to promote the growth and profitability of The Bank of New York Mellon Corporation (the “Corporation”) and its Affiliates, to provide officers, other employees and non-employee directors of the Corporation and its Affiliates with the incentive to achieve long-term corporate objectives, to attract and retain officers, other employees and non-employee directors, and to provide such individuals with an opportunity to acquire shares of common stock of the Corporation (the “Common Stock”) and cash awards. For purposes of the Plan, the term “Affiliate” shall mean any corporation, limited partnership or other organization in which the Corporation owns, directly or indirectly, 50% or more of the voting power.

II.	General

2.1	Administration.

(a) Committee Composition. The Plan shall be administered by a Committee (the “Committee”) appointed by the Board of Directors of the Corporation (the “Board”). To the extent the Board determines appropriate, each member of the Committee shall at the time of any action under the Plan be (1) a “non-employee director” as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule, (2) an “independent” director under the rules of the New York Stock Exchange, and (3) an “independent” director under any other applicable regulatory requirements. Notwithstanding the foregoing, unless otherwise determined by the Board, the Board shall administer the Plan, and otherwise exercise the same authority as the Committee, with respect to grants to members of the Board who are not employees of the Corporation or any Affiliate (the “Non-Employee Directors”).

(b) Authority. The Committee shall have the authority in its sole discretion from time to time: (i) to designate the individuals eligible to participate in the Plan; (ii) to grant Awards, as hereinafter defined, under the Plan and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including any limitations, restrictions and conditions upon any such Award and provisions with regard to termination of employment or service as a Non-Employee Director, such as termination due to normal or early retirement, death, disability, sale of a business unit or Subsidiary or a change in control or in the event of an involuntary termination; and (iii) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan. A majority of the Committee shall constitute a quorum, and the action of a majority of members of the Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Committee.

(c) Binding Action. All actions of the Committee shall be final, conclusive and binding upon all persons. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(d) Delegation. To the extent permitted by applicable law, the Committee may delegate, within limits it may establish from time to time, the authority to grant awards to employees who are not subject to Section 16 of the Exchange Act.

2.2    Eligibility. The Committee may grant Awards under the Plan to any employee of the Corporation or any of its affiliates (or to a former employee if such Award is granted within 12 months of termination of employment and with respect to the final year of service). Non-Employee Directors shall also be eligible to be granted Awards other than incentive stock options. Eligible employees and Non-Employee Directors are collectively referred to herein as “Participants”.

Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to grant Awards as described herein and to determine the Participants to whom any such grant shall be made and the number of shares or value to be covered thereby. In determining the eligibility of any Participant, as well as in determining the number of shares or value covered by each Award, the Committee shall consider the position and the responsibilities of the Participant being considered, retention objectives relating to the Participant being considered, the nature and

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value to the Corporation or an Affiliate of his or her services, his or her present and/or potential contribution to the success of the Corporation or an Affiliate and such other factors as the Committee may deem relevant.

2.3	Awards.

(a) Available Awards. Awards under the Plan may consist of: stock options (“Options”) (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance share units, deferred stock units, other stock-based awards and cash awards (collectively, “Awards”).

(b) Award Agreements. Each Award shall be confirmed by an agreement (an “Award Agreement”), in such form as the Committee shall prescribe from time to time in accordance with the Plan.

(c) Other Plans. In the discretion of the Committee, shares of Common Stock or other types of Awards authorized under the Plan may be used in connection with, or to satisfy obligations of the Corporation or an Affiliate to eligible Participants under, other compensation or incentive plans, programs or arrangements of the Corporation or an Affiliate. The minimum vesting provisions contained within Sections 3.2, 4.2 and 5.2 of the Plan shall not apply in the case of an Award that is made to a participant as annual incentive compensation, and may be satisfied by reference to the vesting or performance period of any such other compensation or incentive plan, program or arrangement the obligations of which are satisfied through the use of Awards under the Plan.

2.4	Share Reserve and Recycling.

(a) Shares Available under the Plan. The aggregate number of shares of Common Stock which may be issued and as to which grants of Awards may be made under the Plan following stockholder approval of the Plan is the sum of (i) 35,000,000 shares plus (ii) the number of shares covering Awards or awards under The Bank of New York Mellon Corporation Long-Term Incentive Plan Amended and Restated through February 24, 2014 (the “Prior Plan”) that again become available for issuance under Section 2.4(b), subject to adjustment and substitution as set forth in Section 9. For purposes of this Section 2.4(a), the number of shares of Common Stock to which an Award relates shall be counted against the number of shares of Common Stock available under the Plan at the time of grant of the Award, provided that tandem Awards shall not be double-counted and Awards payable solely in cash or granted in substitution for awards of an acquired company shall not be counted. The shares which may be issued under the Plan may be either authorized but unissued shares or treasury shares or partly each, as shall be determined from time to time by the Board or its delegate.

(b) Share Recycling. If any Award or any outstanding award granted under the Prior Plan (a “Prior Plan Award”) is cancelled by mutual consent or terminates or expires for any reason without having been exercised in full, except by reason of the exercise of a tandem Award or Prior Plan Award, or if shares of Common Stock pursuant to an Award or Prior Plan Award are forfeited pursuant to applicable restrictions, or if payment in respect of an Award or Prior Plan Award is made to the Participant or Prior Plan Award holder in the form of cash, cash equivalents or other property other than shares of Common Stock, the number of shares subject thereto (the “Recycled Shares”) shall again be available for purposes of the Plan; provided, that with respect to any Prior Plan Award pursuant to which the Prior Plan Award holder is required to pay the fair market value for the shares of Common Stock represented thereby, the number of shares that shall again be available for purposes of the Plan shall be the number of Recycled Shares divided by 2.75. Notwithstanding the foregoing, the following shares of Common Stock shall not become available for purposes of the Plan: (1) shares of Common Stock previously owned or acquired by the Participant that are delivered to the Corporation, or withheld from an Award or Prior Plan Award, to pay the exercise price, (2) shares of Common Stock that are delivered or withheld for purposes of satisfying a tax withholding obligation, or (3) shares of Common Stock reserved for issuance upon the grant of a SAR Award or a Prior Plan Award consisting of a stock appreciation right that exceed the number of shares actually issued upon exercise.

2.5    Individual Limitations on Awards. The maximum aggregate number of shares of Common Stock which shall be available for the grant of Options and SARs to any one individual under the Plan during any calendar year shall be limited to 4,000,000 shares. The maximum number of shares subject to Awards (other than Options and SARs and cash awards) that may be paid to any one individual based on the achievement of Performance Criteria for any calendar year is 1,000,000 shares or, if such Award is payable in cash, the Fair Market Value equivalent thereof on the first day of the performance period to which such Award relates. The maximum amount payable for cash awards to any one individual based on the achievement of Performance Criteria under the Plan for any one calendar year shall

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be $10,000,000. In the case of multi-year Performance Periods, as hereinafter defined, the amount which is paid for any one calendar year of the Performance Period is the amount paid for the Performance Period divided by the number of calendar years in the period.

2.6    Director Awards. Aggregate Awards granted to any one Non-Employee Director in respect of any calendar year, solely with respect to his or her service as a member of the Board, may not exceed $1,000,000 based on the aggregate value of cash Awards and Fair Market Value of stock-based Awards, in each case determined as of the grant date.

2.7    Conditions. The obligation of the Corporation to issue shares of Common Stock under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Common Stock may then be listed and (iii) all other applicable laws, regulations, rules and orders which may then be in effect.

2.8    Forfeiture. Notwithstanding any other provision of the Plan, any incentive-based compensation otherwise payable or paid to current or former Participants shall be forfeited and/or repaid to the Corporation as may be required pursuant to applicable regulatory requirements or any company policy and the Committee may determine in its discretion that an Award shall be forfeited and/or shall be repaid to the Corporation upon the terms specified in any agreement between the Participant and the Corporation or any of its Affiliates (including an Award Agreement) including, without limitation, if the Participant directly or indirectly engages in (i) competition with the Corporation or any of its Affiliates or (ii) conduct that is materially adverse to the interests of the Corporation, including fraud or conduct contributing to any financial restatements or irregularities.

2.9    Deferral of Awards. Subject to approval and any requirements imposed by the Committee and to the extent permitted under Section 409A of the Code, each Participant may be eligible to defer receipt, under the terms and conditions as may be approved by the Corporation, of part or all of any payments otherwise due under any Award.

III.	Stock Options and Stock Appreciation Rights

3.1    Grant. The Committee shall have authority, in its discretion, (a) to grant “incentive stock options” pursuant to Section 422 of the Code, (b) to grant “nonstatutory stock options” (i.e., Options which do not qualify under Sections 422 or 423 of the Code), (c) to grant tandem SARs in conjunction with Options and (d) to grant SARs on a stand-alone basis. Tandem SARs may only be granted at the time the related Option is granted. No reload option rights or dividend equivalents may be granted in connection with any Option or SAR.

3.2	Stock Option Provisions.

(a) Option Price. The purchase price at which each Option may be exercised (the “Option Price”) shall be such price as the Committee, in its discretion, shall determine but shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock covered by the Option on the date of grant.

(b) Form of Payment. The Option Price for each Option shall be paid in full upon exercise and shall be payable (i) in cash (including check, bank draft or money order), which may include cash forwarded through a broker or other agent-sponsored exercise or financing program, or (ii) except as otherwise provided in the Award Agreement, in whole or in part by delivering to, or withholding from the Award, shares of Common Stock having a Fair Market Value on the date of exercise of the Option equal to the Option Price for the shares being purchased; except that any portion of the Option Price representing a fraction of a share shall in any event be paid in cash, and delivered shares may be subject to terms and conditions imposed by the Committee. If permitted by the Committee, delivery of shares in payment of the Option Price of an Option may be accomplished by the Participant’s certification of ownership of the shares to be delivered, in which case the number of shares issuable on exercise of the Option shall be reduced by the number of shares certified but not actually delivered.

(c) Limitation on Incentive Stock Options. The aggregate Fair Market Value, determined on the date of grant, of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year under all plans of the corporation employing such employee, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000. To the extent the amount is exceeded, such stock options shall be nonstatutory stock options.

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(d) Exercisability and Term. Options shall become exercisable at such time or times and/or upon the occurrence of such event or events as may be determined by the Committee. The vesting period applicable to Options granted to employees shall, in the case of time-based vesting, be not less than three years, with no more frequent than ratable vesting over such period or, in the case of performance-based vesting, be not less than one year; provided, however, that up to five percent (5%) of those shares available for Awards following stockholder approval of the Plan as provided in Section 2.4 may be granted as Options with no minimum vesting period. No Option shall be exercisable after the expiration of ten years. To the extent exercisable at any time, Options may be exercised in whole or in part. Each Option shall be subject to earlier termination as provided in the Award Agreement.

3.3	Stock Appreciation Right Provisions.

(a) Price of Stand-Alone SARs. The base price for stand-alone SARs (the “Base Price”) shall be such price as the Committee, in its sole discretion, shall determine but shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock covered by the stand-alone SAR on the date of grant.

(b) Payment of SARs. SARs shall entitle the Participant upon exercise to receive the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Option Price of any tandem Option or the Base Price of a stand-alone SAR, multiplied by the number of shares in respect of which the SAR shall have been exercised. In the sole discretion of the Committee, the Corporation may pay all or any part of its obligation arising out of a SAR exercise in cash, shares of Common Stock or any combination thereof. Payment shall be made by the Corporation following exercise.

(c) Term and Exercise of Stand-Alone SARs. The term of any stand-alone SAR granted under the Plan shall be for such period as the Committee shall determine, but for not more than ten years from the date of grant thereof. Each stand-alone SAR may be subject to earlier termination as provided in the Award Agreement. Each stand-alone SAR granted under the Plan shall be exercisable on such date or dates during the term thereof and for such number of shares of Common Stock as may be provided in the Award Agreement.

(d) Term and Exercise of Tandem SARs. If SARs are granted in tandem with an Option (i) the SARs shall be exercisable at such time or times and to such extent, but only to such extent, that the related Option shall be exercisable, (ii) the exercise of the related Option shall cause a share for share reduction in the number of SARs which were granted in tandem with the Option; and (iii) the payment of SARs shall cause a share for share reduction in the number of shares covered by such Option.

3.4    Non-Transferability. No incentive stock option and, except to the extent otherwise determined by the Committee and reflected in the Award Agreement or an amendment thereto, no nonstatutory stock option, SAR or other award may be sold, assigned, transferred (including to any third-party financial institution), pledged, hypothecated or otherwise disposed of by the Participant otherwise than by will, or if the Participant dies intestate, by the laws of descent and distribution of the state of domicile of the Participant at the time of death; provided further, that awards may not in any event be transferred in exchange for consideration. All incentive stock options and, except to the extent otherwise determined by the Committee and reflected in the Award Agreement or an amendment thereto, all nonstatutory stock options, SARs and other purchase rights shall be exercisable during the lifetime of the Participant only by the Participant.

3.5    Fair Market Value. For all purposes under the Plan, the fair market value (the “Fair Market Value”) of the Common Stock shall mean (unless the Committee specifies another valuation method) the closing price of a share of Common Stock in the New York Stock Exchange Composite Transactions on the relevant date, or, if no sale shall have been made on such exchange on that date, the closing price in the New York Stock Exchange Composite Transactions on the last preceding day on which there was a sale.

3.6    Miscellaneous. Subject to the foregoing provisions of this Section and the other provisions of the Plan, any Option or SAR granted under the Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the Committee and set forth in the Award Agreement, or an amendment thereto.

IV.	Restricted Stock

4.1    Award. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant one or more shares of restricted stock to Participants.

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4.2    Restrictions. Shares of restricted stock issued to a Participant may not be sold, assigned, transferred (including to any third-party financial institution), pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine, beginning on the date on which the Award is granted (as applicable to any Award, the “Restricted Period”). The Committee may also impose such other restrictions, limitations and conditions on the shares or the release of the restrictions thereon as it deems appropriate, including the achievement of Performance Goals and/or based upon Performance Criteria, as hereinafter defined, established by the Committee, limitations on the right to vote restricted stock or the right to receive dividends thereon on a current, reinvested and/or restricted basis; provided that no dividends will be paid at a time when the Restricted Period applies to shares of restricted stock and will revert back to the Corporation if the applicable restrictions, limitations and conditions are not satisfied. In determining the Restricted Period of an Award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on specified dates following the date of such Award or all at once. The Restricted Period applicable to restricted stock granted to employees shall, in the case of a time-based restriction, be not less than three years, with no more frequent than ratable vesting over such period or, in the case of a performance-based restriction, be not less than one year; provided, however, that up to ten percent (10%) of those shares available for Awards following stockholder approval of the Plan as provided in Section 2.4 may be granted as restricted stock with no minimum vesting period.

4.3    Stock Certificate or Book-Entry. As soon as practicable following the making of an Award, the restricted stock shall be registered in the Participant’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Corporation on behalf of the Participant until the restrictions are satisfied. If the shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. Except for the restrictions and limitations set forth in Section 4.2, and subject to such other restrictions or limitations, if any, as determined by the Committee, the Participant shall have all other rights of a holder of shares of Common Stock, including the right to vote such shares. As soon as is practicable following the date on which transfer restrictions on any shares lapse, the Corporation shall (i) deliver to the Participant the certificates for such shares or cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, and (ii) deliver to the Participant any dividends accrued thereon (in cash, shares of Common Stock or part in cash and part in shares of Common Stock, as determined by the Committee in its discretion), in each case provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by the Corporation.

4.4    Discretion. Subject to Section 4.2, the Committee may in its discretion allow restrictions on restricted stock to lapse prior to the date specified in an Award Agreement.

V.	Restricted Stock Units

5.1    Award of Restricted Stock Units. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant restricted stock units to Participants.

5.2    Restrictions. The Restricted Period applicable to restricted stock units granted to employees shall, in the case of a time-based restriction, be not less than three years, with no more frequent than ratable vesting over such period or, in the case of a performance-based restriction, be not less than one year; provided, however, that up to ten percent (10%) of those shares available for Awards following stockholder approval of the Plan as provided in Section 2.4 may be granted as restricted stock units with no minimum vesting period. The Committee may also impose such other restrictions, limitations and conditions on the restricted stock units or the release of the restrictions thereon as it deems appropriate, including the achievement of Performance Goals and/or based upon Performance Criteria established by the Committee and the right to receive dividend equivalents thereon, on a current, reinvested and/or restricted basis; provided that no dividend equivalents will be paid at a time when the Restricted Period applies to restricted stock units and will revert back to the Corporation if the applicable restrictions, limitations and conditions are not satisfied. In determining the Restricted Period of an Award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the restricted stock units on specified dates following the date of such Award or all at once.

5.3    Payment. During the two and one-half months following the end of the calendar year in which vesting occurs, the Corporation shall pay to the Participant or his estate the number of shares of Common Stock equal to the number of restricted share units vested and any dividend equivalents accrued thereon. Notwithstanding the foregoing

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sentence, the Committee shall have the authority, in its discretion, to determine that the obligation of the Corporation shall be paid in cash, equal to the number of restricted share units vested (inclusive of any dividend equivalents accrued thereon) multiplied by the Fair Market Value of the share of the Common Stock on such date, or part in cash and part in shares of Common Stock.

VI.	Performance Share Units

6.1    Grant. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant performance share units to Participants. Performance share units shall represent the right of a Participant to receive shares of Common Stock (or their cash equivalent) at a future date upon the achievement of Performance Goals established by the Committee, during a specified performance period (a “Performance Period”) of not less than one year. Performance share units may not be sold, assigned, transferred (including to any third-party financial institution), pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine, beginning on the date on which the Award is granted. Performance share units may include the right to receive dividend equivalents thereon, on a current, reinvested and/or restricted basis. No dividend equivalents will be paid at a time when any performance-based goals that apply to the performance share units have not been satisfied and will revert back to the Corporation if such goals are not satisfied.

6.2	Terms of Performance Share Units.

(a) Performance Goals. “Performance Goals” shall mean goals based upon the achievement of one or more pre-established, objective measures of performance during a specified Performance Period, selected by the Committee in its discretion. Performance Goals may be based upon one or more of the following objective performance measures (the “Performance Criteria”) and expressed in either, or a combination of, absolute or relative values or as a percentage of an incentive pool: earnings or earnings per share; book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues; expenses; costs; stock price; investment performance of funds or accounts or assets under management; market share; charge-offs; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios, risk-measurement ratios or return on risk-weighted assets) or results; or cash flow. Performance Goals based on such Performance Criteria may be based either on the performance of the Corporation, an Affiliate, any branch, department, business unit or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of making an Award. The Committee may in its discretion also determine to use other objective performance measures for Performance Goals and/or other terms and conditions. When the Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws, shall be excluded from the calculation

(b) Committee Determination. Following completion of the applicable Performance Period, and prior to any payment of a performance share unit to the Participant, the Committee shall determine in accordance with the terms of the Award whether the applicable Performance Goal(s) were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance. The Committee may retain the discretion to reduce or increase the amount or number of performance share units which will be earned based on the achievement of Performance Goals (subject to the applicable minimum and maximum levels specified in the Award Agreement).

6.3    Payment. Payment of performance share units shall be made during the two and one-half months following the end of the calendar year in which vesting occurs. In the sole discretion of the Committee, the Corporation may pay all or any part of its obligation under the performance share unit (including with respect to any accrued dividend equivalents) in cash, shares of Common Stock or any combination thereof.

VII.	Deferred Stock Units

7.1    Award. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, award deferred stock units to eligible Participants. A deferred stock unit shall entitle the Participant to receive from the Corporation a number of shares of Common Stock on a deferred payment date specified by the

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Participant. Notwithstanding the foregoing sentence, the Committee shall have the authority, in its discretion, to determine that the obligation of the Corporation shall be paid in cash, shares of Common Stock or any combination thereof.

7.2    Terms of Deferred Stock Units. Deferred stock units shall be granted upon such terms as the Committee shall determine, subject to any minimum vesting requirement applicable to restricted stock units. Except as otherwise provided by the Committee, a deferred stock unit shall entitle the Participant to receive dividend equivalents payable no earlier than the date payment is elected for the deferred stock unit. Dividend equivalents shall be calculated on the number of shares covered by the deferred stock unit as soon as practicable after the date dividends are payable on the Common Stock.

VIII.	Other Stock-Based Awards and Cash Awards

8.1    Grant of Other Stock-Based Awards. The Committee shall have the authority in its discretion to grant to eligible Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of Common Stock. Other stock-based awards, excepting purchase rights, may include the right to receive dividends or dividend equivalents, as the case may be, on a current, reinvested and/or restricted basis; provided that no dividends or dividend equivalents will be paid at a time when the Restricted Period applies to any Award granted under this Section 8.1 and will revert back to the Corporation if the applicable restrictions, limitations and conditions are not satisfied.

8.2    Terms of Other Stock-Based Awards. The Committee shall determine the terms and conditions, if any, of any other stock-based awards made under the Plan, including the achievement of Performance Goals and/or based upon Performance Criteria, subject to any minimum vesting requirements applicable to restricted stock units or restricted stock, as applicable. Other stock-based awards may be granted alone, in addition to or in tandem with other Awards granted under the Plan and/or awards made outside of the Plan. Shares of Common Stock or securities delivered pursuant to a purchase right granted under this Section 8 shall be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, shares of Common Stock, or other property or any combination thereof, as the Committee shall determine, but the value of such consideration shall not be less than the Fair Market Value of such shares of Common Stock or other securities on the date of grant of such purchase right. The exercise of the purchase right shall not be deemed to occur, and no shares of Common Stock or other securities will be issued by the Corporation upon exercise of a purchase right, until the Corporation has received payment in full of the exercise price.

8.3    Grant of Cash Awards. The Committee shall have the authority in its discretion to grant to eligible Participants such cash awards (including, without limitation, Non-Employee Director retainers, leadership, committee and meeting-based fees) as deemed by the Committee to be consistent with the purposes of the Plan. Cash awards granted under the Plan may be in such amounts and subject to such terms and conditions as the Committee may determine.

8.4    Terms of Cash Awards. Cash awards (other than Non-Employee Director retainers, leadership, committee and meeting-based fees) granted under the Plan shall be subject to the achievement of Performance Goals and based upon such Performance Criteria set forth in Section 6.2(a) as determined by the Committee, and further subject to the individual limitation provided in Section 2.5. Following completion of the applicable Performance Period, and prior to any payment of a cash award to the Participant, the Committee shall determine in accordance with the terms of the Award whether the applicable Performance Goal(s) were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance. Except as otherwise expressly provided to the contrary in the applicable Award Agreement or as otherwise required by applicable law, to be entitled to receive payment for a cash award, a Participant must remain in the employment of the Corporation or an Affiliate through the date of payment. Payment of cash awards shall be made during the two and one-half months following the end of the calendar year in which vesting occurs.

IX.	Adjustment and Substitution of Shares

In the event of any change in the outstanding Common Stock of the Corporation by reason of a stock split, stock dividend, exchange, combination or reclassification of shares, recapitalization, merger, spin-off, split-off, split-up,

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dividend in partial liquidation, dividend in property other than cash, extraordinary distribution, similar event or other event which the Committee determines affects the Common Stock such that an adjustment pursuant to Section 9 hereof is appropriate, the Committee shall adjust proportionately: (a) the number of shares of Common Stock (i) available for issuance under the Plan, (ii) available for issuance under incentive stock options, (iii) for which Awards may be granted to an individual Participant, (iv) subject to any sub-limits contained herein and (v) covered by outstanding Awards denominated in stock or units of stock, together with the cash or other property into which the stock may be exchanged; (b) the exercise and grant prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards and (d) the Performance Goals.

In the event of any change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments in the number and kind of shares and the exercise, grant and conversion prices of the affected Awards as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event.

All adjustments shall be made (i) consistent with Section 424 of the Code in the case of incentive stock options, so as not to result in any disqualification, modification, extension or renewal of such incentive stock option and (i) in a manner compliant with Section 409A of the Code.

X.	Additional Rights in Certain Events

10.1	Change in Control. “Change in Control” means the occurrence of any one of the following events:

(a) During any period of not more than two (2) years, the Incumbent Directors no longer represent a majority of the Board. “Incumbent Directors” are (A) the members of the Board as of the effective date of the Plan and (B) any individual who becomes a director subsequent to the effective date of the Plan whose appointment or nomination was approved by at least a majority of the Incumbent Directors then on the Board (either by specific vote or by approval, without prior written notice to the Board objecting to the nomination, of a proxy statement in which the member was named as nominee). However, the Incumbent Directors will not include anyone who becomes a member of the Board after the effective date of the Plan as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board, including as a result of any appointment, nomination or other agreement intended to avoid or settle a contest or solicitation;

(b) There is a beneficial owner of securities entitled to 30% or more of the total voting power of the Corporation’s then-outstanding securities in respect of the election of the Board (the “Voting Securities”), other than (A) the Corporation, any Subsidiary of it or any employee benefit plan or related trust sponsored or maintained by the Corporation or any Subsidiary of it; (B) any underwriter temporarily holding securities pursuant to an offering of them; (C) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of an Excluded Transaction (as defined in Section 10.1(c)); or (D) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of a transaction in which Voting Securities are acquired from the Corporation, if the transaction is approved by a majority of the Incumbent Directors in a resolution that expressly states that the transaction is not a Change in Control under this Section 10.1(b); or

(c) Consummation of a merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Corporation (a “Reorganization”) or a sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Corporation’s consolidated assets (a “Sale”) other than an Excluded Transaction. A Reorganization or Sale is an “Excluded Transaction” if immediately following it: (A) 50% or more of the total voting power of the Surviving Corporation’s then-outstanding securities in respect of the election of directors (or similar officials in the case of a non-corporation) is represented by Voting Securities outstanding immediately before the Reorganization or Sale or by securities into which such Voting Securities were converted in the Reorganization or Sale; (B) there is no beneficial owner of securities entitled to 30% or more of the total voting power of the then-outstanding securities of the Surviving Corporation in respect of the election of directors (or similar officials in the case of a non-corporation); and (C) a majority of the board of directors of the Surviving Corporation (or similar officials in the case of a non-corporation) were Incumbent Directors at the time the Board approved the execution of the initial agreement providing for the Reorganization or Sale. The “Surviving Corporation” means in a Reorganization, the entity resulting from the Reorganization or in a Sale, the entity that has acquired all or substantially all of the assets of the Corporation, except that, if there is a beneficial

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owner of securities entitled to 95% of the total voting power (in respect of the election of directors or similar officials in the case of a non-corporation) of the then-outstanding securities of the entity that would otherwise be the Surviving Corporation, then that beneficial owner will be the Surviving Corporation.

(d) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

For purposes of the Plan, “Subsidiary” means any corporation or other entity in which the Corporation has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Corporation has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

10.2    Lapse of Restrictions on Awards. Except as otherwise expressly provided to the contrary in an Award Agreement, in the event the employment or service of a Participant is terminated by the Corporation and its Affiliates without Cause within two years after the occurrence of a Change in Control, his or her Options, SARs, restricted stock, restricted stock units, deferred stock units and other stock-based awards shall fully vest and, to the extent subject to an exercise right, may be exercised within one year after the date such termination occurred; provided, however, that if the awards are subject to Section 409A of the Code and the Change in Control is not a change in ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation under Section 409A of the Code (a “409A Change in Control”), the Options, SARs, restricted stock units, deferred stock units and other stock-based awards shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan. For purposes of this paragraph, “Cause” shall have the same meaning as set forth in the Participant’s Award Agreement.

10.3    Deemed Achievement of Performance Goals. Except as otherwise expressly provided to the contrary in an Award Agreement, if any Change in Control occurs prior to the end of any Performance Period, all Performance Criteria and other conditions pertaining to performance share units, cash awards and other Awards under which payments are subject to Performance Goals shall be deemed to be achieved or fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the Performance Period through the Change in Control over (ii) the number of whole months included in the original Performance Period, measured at the actual performance level achieved or, if not determinable, in the manner specified by the Committee. If the awards are subject to Section 409A of the Code and the Change in Control is not a 409A Change in Control, such Awards shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan.

10.4    Limitation. Notwithstanding the foregoing Sections 10.2 and 10.3, the Committee may condition the extension of exercise periods, lapse of restrictions and/or deemed achievement of Performance Goals upon the occurrence of a 409A Change in Control.

XI.	Effect of the Plan on the Rights of Participants and the Corporation

Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan shall be deemed to give any employee or Non-Employee Director any right to be granted any Award under the Plan. Nothing in the Plan, in any Award under the Plan or in any Award Agreement shall confer any right to any employee to continue in the employ of the Corporation or any Affiliate or any Non-Employee Director to continue as a Non-Employee Director or interfere in any way with the rights of the Corporation or any Affiliate to terminate the employment of any employee at any time or with the rights of the stockholders of the Corporation or the Board to elect and remove Non-Employee Directors. All grants of Awards and delivery of shares, cash or other property under an Award granted under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Corporation or under any agreement with the Participant unless specifically provided otherwise in the Award or underlying Plan, arrangement or agreement. Subject to the requirements of Section 409A of the Code, the Corporation shall have the right to offset against its obligation to pay or deliver shares pursuant to an Award to any Participant, any outstanding amounts such Participant then owes to the Corporation and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Except as otherwise provided in an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Corporation or a Participant any rights or remedies hereunder.

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XII.	Amendment

The right to amend the Plan at any time and from time to time and the right to revoke or terminate the Plan are hereby specifically reserved to the Board; provided that no amendment of the Plan shall be made without stockholder approval (1) if the effect of the amendment is (a) to make any changes in the class of employees eligible to receive incentive stock options under the Plan, (b) to increase the number of shares subject to the Plan or with respect to which incentive stock options may be granted under the Plan or (2) if stockholder approval of the amendment is at the time required by the rules of any stock exchange on which the Common Stock may then be listed. No alteration, amendment, revocation or termination of the Plan shall, without the written consent of the holder of an outstanding Award under the Plan, adversely affect the rights of such holder with respect thereto; except that the Board may amend the Plan from time to time without the consent of any Participant to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to the Participant. Except as provided in Section 9 of the Plan, repricing of Options, SARs and other purchase rights is prohibited, such that the purchase price of any such award may not be reduced, whether through amendment, cancellation or replacement in exchange for another Option, SAR, other Award or cash payment, unless such action or reduction is approved by the stockholders of the Corporation.

XIII.	Effective Date and Duration of Plan

The Plan was adopted by the Board on February 12, 2019. The effective date of the Plan shall be the date that the adoption of the Plan by the Board is approved by a majority of the votes cast at a duly held meeting of stockholders held on or prior to February 12, 2020 at which a quorum representing a majority of the outstanding voting stock of the Corporation is, either in person or by proxy, present and voting. No awards may be granted or awarded under the Prior Plan subsequent to the effective date of the Plan, and no Options or SARs may be granted and no restricted stock, restricted stock units, performance share units, deferred stock units or other stock-based awards may be awarded under the Plan subsequent to the tenth anniversary of the effective date of the Plan.

XIV.	Withholding

To the extent required by applicable Federal, state, local or foreign law, the Participant or his successor shall make arrangements satisfactory to the Corporation, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with an award. The Corporation shall not be required to issue any shares of Common Stock or make any cash or other payment under the Plan until such obligations are satisfied.

The Corporation is authorized to withhold from any Award granted or any payment due under the Plan, including from a distribution of shares of Common Stock, amounts of withholding taxes due with respect to an Award, its exercise or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Corporation and Participants to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive shares of Common Stock or other property, to make cash payments in respect thereof in satisfaction of such tax obligations, and the ability to withhold amounts not in excess of the statutory maximum rate.

XV.	Miscellaneous

15.1    Governing Law. The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the State of New York (without regard to the conflicts of laws thereof), and applicable Federal law.

15.2    Foreign Plan Requirements. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purpose of the Plan, the Committee may, without amending the Plan, establish special rules and/or sub-plans applicable to awards granted to Participants who are foreign nationals, are employed outside the United States, or both, and may grant awards to such Participants in accordance with those rules. In the event that the payment amount is calculated in a foreign currency, the payment amount will be converted to U.S. dollars using the prevailing exchange rate published in The Wall Street Journal (or in such other reliable publication as the Committee, in its discretion, may determine to rely on) on the relevant date.

15.3    Section 409A. The intent of the parties is that payments under the Plan will comply with Section 409A of the Code to the extent subject thereto or an exemption therefrom and, accordingly, to the maximum extent permitted the

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Plan shall be interpreted and administered to be in compliance therewith. Any payments provided under the Plan that are payable within the short-term deferral period as defined in Section 409A of the Code shall not be treated as deferred compensation unless otherwise required by applicable law. Without limiting the generality of the foregoing, to the extent a Participant would otherwise be entitled to any payment under the Plan, or any plan or arrangement of the Corporation or its affiliates, that constitutes “deferred compensation” subject to Section 409A: (i) references to termination of the Participant’s employment will mean the Participant’s separation from service with the Corporation or one of its Affiliates within the meaning of Section 409A; (ii) any payment to be made with respect to such Award, that if paid or provided during the six months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation) will be paid (or will commence being paid, if applicable) to the Participant on the earlier of the six month anniversary of the Participant’s date of termination or the Participant’s death; (iii) to the extent an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, (iv) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the regulations promulgated under the Code), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award; and (v) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Corporation or one of its Affiliates may deliver in lieu of shares of Common Stock in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the shares of Common Stock that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A).

15.4    No Liability With Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding any other provision of the Plan, in no event shall the Corporation or any of its Affiliates be liable to a Participant on account of an Award’s failure to (i) qualify for favorable United States or foreign tax treatment of (ii) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A of the Code.

15.5	Choice of Forum

(a) Unless otherwise specified in an Award Agreement, it shall be a condition of each Award that the Corporation and the Participant irrevocably submit to the exclusive jurisdiction of any state or federal court located in New York, New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Award. By accepting an Award, the Participant acknowledges that the forum designated by this Section 15.5(a) has a reasonable relation to the Plan, any applicable Award and the Participant’s relationship with the Corporation. Notwithstanding the foregoing, nothing herein shall preclude the Corporation from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 15.5(a) or otherwise.

(b) By accepting an Award, (i) the Participant waives, to the fullest extent permitted by applicable law, any objection which the Participant may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 15.5(a), (ii) the Participant undertakes not to commence any action arising out of or relating to or concerning any Award in any forum other than a forum described in this Section 15.5 and (iii) the Participant agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Participant and the Corporation.

(c) Unless otherwise specified in an Award Agreement, by accepting an Award, the Participant irrevocably appoints each General Counsel of the Corporation as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning the Plan or any Award, who shall promptly advise the Participant of any such service or process.

Unless otherwise specified in an Award Agreement, by accepting an Award, the Participant agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 15.5, except that the Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to his legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

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Corporate Social Responsibility

Invested in Market Integrity

Stable, well-functioning markets help communities around the world grow and thrive. As a major global financial institution, we have a critical role to play in contributing to market integrity. We continually innovate to make our business stronger, more efficient and more responsible.

Invested in Our People

A company is as good as its people. Among our global workforce, over 50,000 strong, are some of the sharpest minds and most innovative professionals in the investment industry. We start with a diverse and inclusive range of individuals and then invest in their talents to their fullest potential.

Invested in Our World

Invested in the world means to be invested in our individual communities all around the world. With our vast global scope and operations in over 100 markets, BNY Mellon is an integral part of many communities. Our commitment to human rights, the environment and overall community well-being is an essential part of who we are and how we do business.

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The Bank of New York Mellon Corporation

240 Greenwich Street

New York, NY 10286

+1 212 495 1784

www.bnymellon.com

THE BANK OF NEW YORK MELLON CORPORATION 240 GREENWICH STREET NEW YORK, NY 10286 ATTN: J. KEVIN MCCARTHY

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E57345-P15593-Z73735-Z74475 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE BANK OF NEW YORK MELLON CORPORATION
The Board of Directors recommends a vote FOR all nominees for director, FOR Proxy Item 2, FOR Proxy Item 3, FOR Proxy Item 4, FOR Proxy Item 5, and AGAINST Proxy Item 6.
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Steven D. Black	☐	☐	☐			For	Against	Abstain
	1b. Linda Z. Cook	☐	☐	☐	2.	Advisory resolution to approve the 2018 compensation of our named executive officers.	☐	☐	☐
	1c. Joseph J. Echevarria	☐	☐	☐
	1d. Edward P. Garden	☐	☐	☐
	1e. Jeffrey A. Goldstein	☐	☐	☐	3.	Ratification of KPMG LLP as our independent auditor for 2019.	☐	☐	☐
	1f. John M. Hinshaw	☐	☐	☐
	1g. Edmund F. “Ted” Kelly	☐	☐	☐	4.	Amendment to Restated Certificate of Incorporation to enhance stockholder written consent rights.	☐	☐	☐
	1h. Jennifer B. Morgan	☐	☐	☐	5.	Approval of 2019 Long-Term Incentive Plan.	☐	☐	☐
	1i. Elizabeth E. Robinson	☐	☐	☐
	1j. Charles W. Scharf	☐	☐	☐	6.	Stockholder proposal regarding pay equity report.	☐	☐	☐
	1k. Samuel C. Scott III	☐	☐	☐
	1l. Alfred W. “Al” Zollar	☐	☐	☐

	Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and the 2018 Annual Report to Shareholders are available at www.proxyvote.com.

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E57346-P15593-Z73735-Z74475

Proxy — THE BANK OF NEW YORK MELLON CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints Bennett E. Josselsohn and Blair F. Petrillo or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all The Bank of New York Mellon Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 9, 2019, at 9:00 a.m., 240 Greenwich Street, New York, New York 10286 and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director, FOR Proxy Item 2, FOR Proxy Item 3, FOR Proxy Item 4, FOR Proxy Item 5, and AGAINST Proxy Item 6, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

Participants in the 401(k), ESOP, Deferred Share Award and/or Deferred Compensation Plans: Your vote will provide voting instructions to the trustee of the plan to vote the proportionate interest as of the record date. If no instructions are given by the vote cut-off date of April 4, 2019 at 11:59 EDT, the trustee will vote, subject to review by the voting fiduciary, unvoted shares in the same proportion as voted shares. Consequently, a failure to sign and return a ballot is not equivalent to voting with respect to any of the propositions on the ballot.

Participants in the UK Stock Accumulation Plan (“SAP”): If voting instructions are properly provided, shares will be voted in accordance with those instructions. If you properly sign and return the attached ballot but fail to provide a specific voting direction for a particular proposition on the ballot, then any shares you hold in the SAP will be voted in accordance with the recommendation of the Board of Directors on such proposition. If you do not properly sign and return the ballot or provide instructions by telephone or Internet, then for shares held in the SAP, no vote will be recorded. Consequently, a failure to provide instructions is not equivalent to voting with respect to any proposition on the ballot.

This proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director, FOR Proxy Item 2, FOR Proxy Item 3, FOR Proxy Item 4, FOR Proxy Item 5, and AGAINST Proxy Item 6.

(Continued and to be marked, dated and signed, on the reverse side.)